Exhibit 10.135

LOAN AGREEMENT

Dated as of June 21, 2011

between

ATC GLIMCHER, LLC,

as Borrower,

and

GOLDMAN SACHS COMMERCIAL MORTGAGE CAPITAL, L.P.,

as Lender

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

		Page

9.13	Conflict; Construction of Documents	84
9.14	Brokers and Financial Advisors	84
9.15	Counterparts	85
9.16	Estoppel Certificates	85
9.17	General Indemnity; Payment of Expenses; Mortgage Recording Taxes.	85
9.18	No Third-Party Beneficiaries	87
9.19	Recourse.	88
9.2	Right of Set-Off	90
9.21	Exculpation of Lender	90
9.22	Servicer	90
9.23	No Fiduciary Duty.	90
9.24	Borrower Information	92
9.25	PATRIOT Act Records	92
9.26	Prior Agreements	93
9.27	Publicity	93
9.28	Delay Not a Waiver	93
9.29	Schedules and Exhibits Incorporated	93
9.30	Independence of Covenants	93
1	Management Agreement being entered into by and among Borrower, as owner, and Glimcher Properties Limited Partnership, as Manager, and Glimcher Development Corporation, as Services Provider.	1

Exhibits

A          Organizational Chart
B           Form of Tenant Notice

Schedules

A          Property
B           Exception Report
C           Unfunded Obligations
D           Rent Roll
E            Material Agreements

-iv-

LOAN AGREEMENT

This Loan Agreement (this "Agreement") is dated June 21, 2011 and is between GOLDMAN SACHS COMMERCIAL MORTGAGE CAPITAL, L.P., a Delaware limited partnership, as lender (together with its successors and assigns, including any lawful holder of any portion of the Indebtedness, as hereinafter defined, "Lender"), and ATC GLIMCHER, LLC, a Delaware limited liability company, as borrower (together with its permitted successors and assigns, "Borrower").

RECITALS

Borrower desires to obtain from Lender the Loan (as hereinafter defined) in connection with the financing of the property known as Ashland Town Center in Ashland, Kentucky.

Lender is willing to make the Loan on the terms and conditions set forth in this Agreement if Borrower joins in the execution and delivery of this Agreement, issues the Note and executes and delivers the other Loan Documents.

In consideration of the premises and the agreements, provisions and covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Lender and Borrower agree as follows:

DEFINITIONS

(a)           When used in this Agreement, the following capitalized terms have the following meanings:

"Account Collateral" means, collectively, the Collateral Accounts and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all securities and investment property credited thereto and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities.

"Agreement" means this Loan Agreement, as the same may from time to time hereafter be amended, restated, replaced, supplemented or otherwise modified.

"ALTA" means the American Land Title Association, or any successor thereto.

"Alteration" means any demolition, alteration, installation, improvement or expansion of or to the Property or any portion thereof.

"Annual Budget" means a capital and operating expenditure budget for the Property prepared by Borrower and specifying amounts sufficient to operate and maintain the Property at a standard at least equal to that maintained on the Closing Date.

"Appraisal" means an as-is appraisal of the Property that is prepared by a member of the Appraisal Institute selected by Lender, meets the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA) and complies with the Uniform Standards of Professional Appraisal Practice (USPAP).

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"Approved Annual Budget" has the meaning set forth in Section 5.17.

"Approved Management Agreement" means that certain Management Agreement, dated as of the Closing Date, between Borrower and the initial Approved Property Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance herewith with the consent of Lender, and any other management agreement that is approved by Lender and with respect to which the Rating Condition is satisfied, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance herewith with the consent of Lender.

"Approved Property Manager" means collectively, Glimcher Properties Limited Partnership, as manager, and Glimcher Development Corporation, as services provider, or any other management company approved by Lender in its sole discretion and with respect to which the Rating Condition is satisfied, in each case unless and until Lender requests the termination of that management company pursuant to Section 5.10(d).

"Assignment" has the meaning set forth in Section 9.7(b).

"Assumption" has the meaning set forth in Section 2.2.

"Bankruptcy Code" has the meaning set forth in Section 7.1(d).

"Basic Carrying Costs Escrow Account" has the meaning set forth in Section 3.4(a).

"Belks Reserve Account" has the meaning set forth in Section 3.9(a).

"Blocked Account" has the meaning set forth in Section 3.1(b).

"Blocked Account Agreement" has the meaning set forth in Section 3.1(b).

"Blocked Account Bank" means an Eligible Institution at which a Blocked Account is maintained.

"Borrower" has the meaning set forth in the first paragraph of this Agreement.

"Budgeted Operating Expenses" means, with respect to any calendar month, (i) an amount equal to the Operating Expenses for such calendar month in the then-applicable Approved Annual Budget, or (ii) such greater amount as shall equal Borrower's actual Operating Expenses for such month, except that during the continuance of a Trigger Period such greater amount, excluding amounts spent on Non-Discretionary Items, may in no event exceed 105% of the amount specified in clause (i), with no individual budget line item exceeding 110% of the amount set forth in the then-applicable Approved Annual Budget with respect to such line item for such month, in each case without the prior written consent of Lender, not to be unreasonably withheld or delayed.

"Business Day" means any day other than (i) a Saturday and a Sunday and (ii) a day on which federally insured depository institutions in the State of New York or the state in which the offices of Lender, its trustee, its Servicer or its Servicer's collection account are located are authorized or obligated by law, governmental decree or executive order to be closed.

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"Capital Expenditure" means hard and soft costs incurred by Borrower with respect to replacements and capital repairs made to the Property (including repairs to, and replacements of, structural components, roofs, building systems, parking garages and parking lots), in each case to the extent capitalized in accordance with GAAP.

"Capital Expenditure Reserve Account" has the meaning set forth in Section 3.6(a).

"Cash Management Account" has the meaning set forth in Section 3.1(a).

"Cash Management Agreement" has the meaning set forth in Section 3.1(a).

"Cash Management Bank" means a depository institution selected by Lender in which Eligible Accounts may be maintained.  The initial Cash Management Bank shall be Wells Fargo Bank, National Association.

"Casualty" means a fire, explosion, flood, collapse, earthquake or other casualty affecting all or any portion of the Property.

"Cause" means, with respect to an Independent Director or Independent Manager, (i) acts or omissions by such Independent Director or Independent Manager that constitute systematic and persistent or willful disregard of such Independent Director's or Independent Manager's duties, (ii) such Independent Director or Independent Manager has been indicted or convicted for, any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (iii) such Independent Director or Independent Manager no longer satisfies the requirements set forth in the definition of "Independent Director" or "Independent Manager", (iv) the fees charged for the services of such Independent Director or Independent Manager are materially in excess of the fees charged by the other providers of Independent Directors or Independent Managers listed in the definition of "Independent Director" or "Independent Manager", (v) if the Independent Director or Independent Manager fails to timely respond to a request or inquiry from Borrower that involves the exercise of its duties within thirty (30) days of receipt of written notice, provided any such request or inquiry shall be accompanied by comprehensive and detailed information about the proposed action and shall include the following in bold and capitalized type that "INDEPENDENT DIRECTOR'S FAILURE TO RESPOND TO THE ENCLOSED REQUEST WITHIN THIRTY (30) DAYS SHALL BE GROUNDS FOR INDEPENDENT DIRECTOR'S REMOVAL", provided that if Independent Director or Independent Manager has reasonably requested any additional information with respect to the exercise of its duties (and such information is possessed by or available to Borrower), Borrower shall not have the right to remove such party unless and until Borrower shall have delivered to the Independent Director or Independent Manager such additional information and granted at least ten (10) Business Days following the expiration of the aforementioned 30-day period, or (vi) any other reason for which the prior written consent of Lender shall have been obtained.

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"Certificates" means, collectively, any senior and/or subordinate notes, debentures or pass-through certificates, or other evidence of indebtedness, or debt or equity securities, or any combination of the foregoing, representing a direct or beneficial interest, in whole or in part, in the Loan.

"Closing Date" means the date of this Agreement.

"Closing Date NOI" means $5,020,537.00.

"Code" means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

"Collateral" means all assets owned from time to time by Borrower including the Property, the Revenues and all other tangible and intangible property (including any Defeasance Collateral) in respect of which Lender is granted a Lien under the Loan Documents, and all proceeds thereof.

"Collateral Accounts" means, collectively, the Cash Management Account, any Blocked Account, the Loss Proceeds Account, the Basic Carrying Costs Escrow Account, the TI/LC Reserve Account, the Capital Expenditure Reserve Account, the Belks Reserve Account, the Excess Cash Flow Reserve Account, the Unfunded Obligations Account and the Environmental Escrow Account.

"Condemnation" means a taking or voluntary conveyance of all or part of the Property or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority.

"Contingent Obligation" means, with respect to any Person, any obligation of such Person directly or indirectly guaranteeing any Debt of any other Person in any manner and any contingent obligation to purchase, to provide funds for payment, to supply funds to invest in any other Person or otherwise to assure a creditor against loss.

"Control" of any entity means the ownership, directly or indirectly, of at least 51% of the equity interests in, and the right to at least 51% of the distributions from, such entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ability to exercise voting power, by contract or otherwise ("Controlled" and "Controlling" each have the meanings correlative thereto).

"Cooperation Agreement" means that certain Mortgage Loan Cooperation Agreement, dated as of the Closing Date, among Borrower, Lender and Sponsor, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

"Damages" to a party means any and all liabilities, obligations, losses, demands, damages, penalties, assessments, actions, causes of action, judgments, proceedings, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys' fees and other costs of defense and/or enforcement whether or not suit is brought), fines, charges, fees, settlement costs and disbursements imposed on, incurred by or asserted against such party, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise.

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"DBRS" means DBRS, Inc. or its applicable affiliate.

"Debt" means, with respect to any Person, without duplication:

(i)            all indebtedness of such Person to any other party (regardless of whether such indebtedness is evidenced by a written instrument such as a note, bond or debenture), including indebtedness for borrowed money or for the deferred purchase price of property or services;

(ii)           all letters of credit issued for the account of such Person and all unreimbursed amounts drawn thereunder;

(iii)          all indebtedness secured by a Lien on any property owned by such Person (whether or not such indebtedness has been assumed) except obligations for impositions that are not yet due and payable;

(iv)          all Contingent Obligations of such Person;

(v)           all payment obligations of such Person under any interest rate protection agreement (including any interest rate swaps, floors, collars or similar agreements) and similar agreements;

(vi)          all contractual indemnity obligations of such Person; and

(vii)         any material actual or contingent liability to any Person or Governmental Authority with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

"Default" means the occurrence of any event that, but for the giving of notice or the passage of time, or both, would be an Event of Default.

"Default Interest" means, during the continuance of an Event of Default, the amount by which interest accrued on the Notes at their respective Default Rates exceeds the amount of interest that would have accrued on the Notes at their respective Interest Rates.

"Default Rate" means, with respect to any Note, five percent (5%) per annum in excess of the interest rate otherwise applicable to such Note hereunder; provided that, if the foregoing would result in an interest rate in excess of the maximum rate permitted by applicable law, the Default Rate shall be limited to the maximum rate permitted by applicable law.

"Defeasance Borrower" has the meaning set forth in Section 2.1(b).

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"Defeasance Collateral" means obligations that are either the direct obligations of, or are fully guaranteed by the full faith and credit of, the United States of America and are not subject to prepayment, call or early redemption, or, in the sole and absolute discretion of Lender, such other obligations that are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

"Defeasance Pledge Agreement" has the meaning set forth in Section 2.1(a)(iii).

"Defease" means to deliver Defeasance Collateral as substitute Collateral for the Loan in accordance with Section 2.1 and to cause the Note to be assumed by a Defeasance Borrower in accordance herewith; and the terms "Defeased" and "Defeasance" have meanings correlative to the foregoing.

"Environmental Holdback Amount " means $40,000.00.

"Eligible Account" means (i) a segregated account maintained with a federal or state-chartered depository institution or trust company that complies with the definition of Eligible Institution, or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state-chartered depository institution that has an investment-grade rating and is subject to regulations regarding fiduciary funds on deposit under, or similar to, Title 12 of the Code of Federal Regulations Section 9.10(b) that, in either case, has corporate trust powers, acting in its fiduciary capacity.

"Eligible Institution" means an institution (i) whose commercial paper, short-term debt obligations or other short-term deposits are rated at least A–1 by S&P, Prime-1 by Moody's and/or F-1 by Fitch and whose long-term senior unsecured debt obligations are rated at least A- by S&P, A by Fitch and A2 by Moody's and whose deposits are insured by the FDIC or (ii) with respect to which the Rating Condition is satisfied.

"Embargoed Person" has the meaning set forth in Section 4.39.

"Engineering Report" means a structural and seismic engineering report or reports (including a "probable maximum loss" calculation, if applicable) with respect to the Property prepared by an independent engineer approved by Lender and delivered to Lender in connection with the Loan, and any amendments or supplements thereto delivered to Lender.

"Environmental Claim" means any written notice, claim, proceeding, notice of proceeding, investigation, demand, abatement order or other order or directive by any Person or Governmental Authority alleging or asserting liability with respect to Borrower or the Property arising out of, based on, in connection with, or resulting from (i) the actual or alleged presence, Use or Release of any Hazardous Substance, (ii) any actual or alleged violation of any Environmental Law, or (iii) any actual or alleged injury or threat of injury to property, health or safety, natural resources or to the environment caused by Hazardous Substances.

"Environmental Escrow Account" has the meaning set forth in Section 3.7(a).

"Environmental Indemnity" means that certain environmental indemnity agreement executed by Borrower and the Sponsor as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

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"Environmental Laws" means any and all present and future federal, state and local laws, statutes, ordinances, orders, rules, regulations and the like, as well as common law, any judicial or administrative orders, decrees or judgments thereunder, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to (i) the pollution, protection or cleanup of the environment, (ii) the impact of Hazardous Substances on property, health or safety, (iii) the Use or Release of Hazardous Substances, (iv) occupational safety and health, industrial hygiene or the protection of human, plant or animal health or welfare or (v) the liability for or costs of other actual or threatened danger to health or the environment.  The term "Environmental Law" includes, but is not limited to, the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues:  the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.  The term "Environmental Law" also includes, but is not limited to, any present and future federal state and local laws, statutes ordinances, rules, regulations and the like, as well as common law, conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of a property; or requiring notification or disclosure of Releases of Hazardous Substances or other environmental conditions of a property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property.

"Environmental Reports" means "Phase I Environmental Site Assessments" as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-05 (and, if necessary, "Phase II Environmental Site Assessments"), prepared by an independent environmental auditor approved by Lender and delivered to Lender in connection with the Loan and any amendments or supplements thereto delivered to Lender, and shall also include any other environmental reports delivered to Lender pursuant to this Agreement and the Environmental Indemnity, including the Phase II referenced in Section 5.2(b) herein.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

"ERISA Affiliate," at any time, means each trade or business (whether or not incorporated) that would, at the time, be treated together with Borrower as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.

"Event of Default" has the meaning set forth in Section 7.1.

"Excess Cash Flow Reserve Account" has the meaning set forth in Section 3.10(a).

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"Exception Report" means the report prepared by Borrower and attached to this Agreement as Schedule B, setting forth any exceptions to the representations set forth in Article IV.

"Fiscal Quarter" means the three-month period ending on March 31, June 30, September 30 and December 31 of each year, or such other fiscal quarter of Borrower as Borrower may select from time to time with the prior consent of Lender, such consent not to be unreasonably withheld.

"Fiscal Year" means the 12-month period ending on December 31 of each year, or such other fiscal year of Borrower as Borrower may select from time to time with the prior consent of Lender, not to be unreasonably withheld.

"Fitch" means Fitch, Inc. and its successors.

"Force Majeure" means a delay due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppage, shortages of labor or materials or similar causes beyond the reasonable control of Borrower; provided that, with respect to any of such circumstances, for the purposes of this Agreement, (1) any period of Force Majeure shall apply only to performance of the obligations necessarily affected by such circumstance and shall continue only so long as Borrower is continuously and diligently using all reasonable efforts to minimize the effect and duration thereof; and (2) Force Majeure shall not include the unavailability or insufficiency of funds.

"Form W-8BEN" means Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) of the Department of Treasury of the United States of America, and any successor form.

"Form W-8ECI" means Form W-8ECI (Certificate of Foreign Person's Claim for Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America, and any successor form.

"GAAP" means generally accepted accounting principles in the United States of America, consistently applied.

"Governmental Authority" means any federal, state, county, regional, local or municipal government, any bureau, department, agency or political subdivision thereof and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any court).

"Guaranty" means that certain guaranty, dated as of the Closing Date, executed by Sponsor for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

"Hazardous Substances" means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, toxic substances, toxic pollutants, contaminants, pollutants or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the indoor or outdoor environment or the presence of which on, in or under the Property is prohibited or requires investigation or remediation under Environmental Law, including petroleum and petroleum by-products, asbestos and asbestos-containing materials, toxic mold, polychlorinated biphenyls, lead and radon, and compounds containing them (including gasoline, diesel fuel, oil and lead-based paint), pesticides and radioactive materials, flammables and explosives and compounds containing them.

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"Increased Costs" has the meaning set forth in Section 1.4(d).

"Indebtedness" means the Principal Indebtedness, together with interest and all other obligations and liabilities of Borrower under the Loan Documents, including all transaction costs, Yield Maintenance Premiums and other amounts due or to become due to Lender pursuant to this Agreement, under the Notes or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses reimbursable by Borrower to Lender hereunder or pursuant to the Notes or any of the other Loan Documents.

"Indemnified Liabilities" has the meaning set forth in Section 9.19(b).

"Indemnified Parties" has the meaning set forth in Section 9.17.

"Independent Director" or "Independent Manager" of any corporation or limited liability company means an individual who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an affiliate of Borrower and that provides professional independent directors, independent managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers or otherwise of such corporation or limited liability company and is not, and has never been, and will not while serving as Independent Director or Independent Manager be, any of the following:

(i)           a member (other than an independent, non-economic "springing" member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company or any of its equityholders or affiliates (other than as an independent director or manager of an affiliate of such corporation or limited liability company that is not in the direct chain of ownership of such corporation or limited liability company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers);

(ii)           a creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its equityholders or affiliates (other than a nationally recognized company that routinely provides professional independent managers or directors and that also provides lien search and other similar services to such corporation or limited liability company or any of its equityholders or affiliates in the ordinary course of business);

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(iii)           a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv)           a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the Independent Director or Independent Manager of a Single-Purpose Entity affiliated with the corporation or limited liability company in question shall not be disqualified from serving as an Independent Director or Independent Manager of such corporation or limited liability company, provided that the fees that such natural person earns from serving as Independent Director or Independent Manager of affiliates of such corporation or limited liability company in any given year constitute in the aggregate less than five percent of such natural person's annual income for that year.  The same natural persons may not serve as Independent Directors or Independent Managers of a corporation or limited liability company and, at the same time, serve as Independent Directors or Independent Managers of an equityholder or member of such corporation or limited liability company.

"Initial Interest Rate" means 4.90% per annum.

"Insurance Requirements" means, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then-current standards applicable to or affecting the Property or any portion thereof or any use or condition thereof, which may, at any time, be recommended by the board of fire underwriters, if any, having jurisdiction over the Property, or any other body exercising similar functions.

"Interest Accrual Period" means each period from and including the sixth day of a calendar month through and including the fifth day of the immediately succeeding calendar month; provided, that, prior to a Securitization, Lender shall have the right, in connection with a change in the Payment Date in accordance with the definition thereof, to make a corresponding change to the Interest Accrual Period.  Notwithstanding the foregoing, the first Interest Accrual Period shall commence on and include the Closing Date.

"Interest Rate" means (i) with respect to the initial Note, the Initial Interest Rate, and (ii) with respect to each Note resulting from the bifurcation of the initial Note into multiple Notes pursuant to Section 1.1(c), the per annum interest rate of such Note as determined by Lender in accordance with such Section.

"Lease" means any lease, license, letting, concession, occupancy agreement, sublease to which Borrower is a party or has a consent right, or other agreement (whether written or oral and whether now or hereafter in effect) under which Borrower is a lessor, sublessor, licensor or other grantor existing as of the Closing Date or thereafter entered into by Borrower, in each case pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification or amendment thereof, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

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"Leasing Commissions" means leasing commissions required to be paid by Borrower in connection with the leasing of space to Tenants at the Property pursuant to Leases entered into by Borrower in accordance herewith and payable in accordance with third-party/arm's-length written brokerage agreements, provided that the commissions payable pursuant thereto are commercially reasonable based upon the then current brokerage market for property of a similar type and quality to the Property in the geographic market in which the Property is located.

"Legal Requirements" means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including Environmental Laws) affecting Borrower, Sponsor, the Property or any other Collateral or any portion thereof or the construction, ownership, use, alteration or operation thereof, or any portion thereof (whether now or hereafter enacted and in force), and all permits, licenses and authorizations and regulations relating thereto.

"Lender" has the meaning set forth in the first paragraph of this Agreement and in Section 9.7.

"Letter of Credit" means an irrevocable, unconditional, freely transferable, clean sight draft letter of credit in the amount of $750,000.00, or any replacement thereof in accordance with the terms hereof, which Letter of Credit shall meet the requirements set forth below:

(i)            Issued by KeyBank or another Eligible Institution with offices in the United States.

(ii)           To the extent Lender should assign this Agreement or the other Loan Documents, Borrower shall cause the Letter of Credit to be effectively assigned to the assignee of such Loan Documents or shall cause the Letter of Credit to be reissued to such assignee all within ten (10) Business Days' request of Lender for Borrower to do so.  All expenses whatsoever relative to the assignment or reissuance of such Letter of Credit shall be paid by Borrower.  Any such assignment or reissuance must be undertaken in the form and pursuant to an arrangement acceptable to Lender, in Lender's sole discretion and otherwise consistent with the terms hereof.  To the extent Borrower should fail to timely cause the Letter of Credit to be reissued or assigned as required hereinabove, Lender (or is successor) may, but shall not be obligated to, draw upon the Letter of Credit and deposit the cash proceeds therefrom into the Belks Reserve Account.

(iii)           If the issuer of the Letter of Credit:  (1) becomes insolvent, (2) commences on its own behalf or is otherwise the subject of a bankruptcy, insolvency, receivership or similar proceedings, (3) ceases to exist, (4) is no longer an deemed an Eligible Institution; or (5) becomes subject to a reasonable determination by Lender that such issuer's insolvency is imminent, Borrower will deliver to Lender a replacement Letter of Credit satisfying all of the requirements described above within five (5) Business Days of the date the insolvency is known, the bankruptcy or similar proceeding is filed, the cessation occurs, the issuer is no longer deemed an Eligible Institution or Lender gives Borrower notice that Lender has determined that such issuer's insolvency is imminent.  If the Borrower fails to timely deliver such replacement Letter of Credit, Lender (or its successor) may, but shall not be obligated to, draw upon the Letter of Credit and deposit such funds into the Belks Reserve Account.

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(iv)           The Letter of Credit (and any replacement or substitution therefor) shall be replaced by a new substitute Letter of Credit satisfying all of the requirements described above on or before thirty (30) days prior to its expiry and, failing such timely replacement, may be drawn upon by Lender with such funds being deposited into the Belks Reserve Account and handled and/or disbursed in accordance with the terms therefor.

(v)            The Letter of Credit shall be held by Lender as additional security for the Loan.  If there is an Event of Default under the Loan Documents, Lender (or its successor) may, but shall not be obligated to, draw upon the Letter of Credit and, at Lender's election, immediately apply such amount against the Loan or deposit such funds into the Belks Reserve Account.

(vi)           The Letter of Credit is solely for the protection of Lender and entails no responsibility on Lender's part beyond application of the funds drawn thereunder in accordance with the terms hereof.  Borrower itself shall be under no reimbursement obligation to the issuer of the Letter of Credit, as all such obligations to reimburse the issuer in the event Lender draws upon the Letter of Credit shall be the sole responsibility of Borrower's principals, members, shareholders or partners, or Sponsor.

"Lender 80% Determination" means a reasonable determination by Lender that, based on a current or updated appraisal, a broker's price opinion or other written determination of value using a commercially reasonable valuation method satisfactory to Lender, the fair market value of the Property securing the Loan at the time of such determination (but excluding any value attributable to property that is not an interest in real property within the meaning of section 860G(a)(3)(A) of the Code) is at least 80% of the Loan's adjusted issue price within the meaning of the Code.

"Lien" means any mortgage, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting any Collateral or any portion thereof, or any interest therein (including any conditional sale or other title retention agreement, any sale-leaseback, any financing lease or similar transaction having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any other jurisdiction, domestic or foreign, and mechanics', materialmen's and other similar liens and encumbrances, as well as any option to purchase, right of first refusal, right of first offer or similar right).

"Loan" has the meaning set forth in Section 1.1(a).

"Loan Amount" means $42,075,000.00.

LOAN AGREEMENT - Page 12

"Loan Documents" means this Agreement, the Note, the Security Instrument (and related financing statements), the Environmental Indemnity, the Subordination of Property Management Agreement, the Cash Management Agreement, any Blocked Account Agreement, the Cooperation Agreement, the Guaranty, any Defeasance Pledge Agreement and all other agreements, instruments, certificates and documents necessary to effectuate the granting to Lender of first-priority Liens on the Collateral or otherwise in satisfaction of the requirements of this Agreement or the other documents listed above, as all of the aforesaid may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.

"Lockout Period" means the period from the Closing Date to but excluding the first Payment Date following the earlier to occur of (i) the third (3rd) anniversary of the Closing Date and (ii) the second anniversary of the date on which the entire Loan (including any subordinated interest therein) has been Securitized pursuant to a Securitization or series of Securitizations.

"Loss Proceeds" means amounts, awards or payments payable to Borrower or Lender in respect of all or any portion of the Property in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to Borrower and Lender, respectively, of any and all reasonable expenses incurred by Borrower and Lender in the recovery thereof, including all attorneys' fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).

"Loss Proceeds Account" has the meaning set forth in Section 3.3(a).

"Loss Proceeds Threshold" means (x) at any time Borrower is Controlled by Sponsor or a Person meeting the requirements under clause (ii) of the definition of "Qualified Equityholder", $1,000,000 and (y) at any other time, $500,000.

"Major Lease" means any Lease that (i) when aggregated with all other Leases at the Property with the same Tenant (or affiliated Tenants), and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, is expected to cover more than 10,000 rentable square feet, (ii) contains an option or preferential right to purchase all or any portion of the Property, (iii) is with an affiliate of Borrower as Tenant, or (iv) is entered into during the continuance of an Event of Default.

"Material Adverse Effect" means a material adverse effect upon (i) the ability of Borrower or Sponsor to perform, or of Lender to enforce, any material provision of any Loan Document, (ii) the enforceability of any material provision of any Loan Document, or (iii) the value, Net Operating Income, use or enjoyment of the Property or the operation or occupancy thereof.

"Material Agreements" means (x) each contract and agreement (other than Leases) relating to the Property, or otherwise imposing obligations on Borrower, under which Borrower would have the obligation to pay more than $50,000 per annum or that cannot be terminated by Borrower without cause upon 60 days' notice or less without payment of a termination fee, or that is with an affiliate of Borrower, and (y) any reciprocal easement agreement, declaration of covenants, condominium documents, ground lease, parking agreement or other material Permitted Encumbrance.

LOAN AGREEMENT - Page 13

"Material Alteration" means any Alteration to be performed by or on behalf of Borrower at the Property that (a) is reasonably likely to have a Material Adverse Effect, (b) is reasonably expected to cost in excess of $2,000,000, as determined by an independent architect, or (c) is reasonably expected to permit (or is reasonably likely to induce) any Tenant to terminate its Lease or abate rent.

"Maturity Date" means the Payment Date in July, 2021, or such earlier date as may result from acceleration of the Loan in accordance with this Agreement.

"Minimum Balance" has the meaning set forth in Section 3.2(a).

"Monthly Capital Expenditure Reserve Amount" means $7,959.07.

"Monthly TI/LC Amount" means $20,833.33.

"Moody's" means Moody's Investors Service, Inc. and its successors.

"Net Operating Income" means, with respect to any Test Period, the excess of (i) Operating Income for such Test Period, minus (ii) Operating Expenses for such Test Period.

"Nonconsolidation Opinion" means the opinion letter, dated the Closing Date, delivered by Borrower's counsel to Lender and addressing issues relating to substantive consolidation in bankruptcy.

"Non-Discretionary Items" has the meaning set forth in Section 5.17.

"Note(s)" means that certain promissory note, dated as of the Closing Date, made by Borrower to the order of Lender to evidence the Loan, as such note may be replaced by multiple Notes in accordance with Section 1.1(c) and as otherwise assigned (in whole or in part), amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

"OFAC List" means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any applicable governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities, including trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States.  The OFAC List currently is accessible through the internet website at www.treas.gov/ofac/t11sdn.pdf.

"Officer's Certificate" means a certificate delivered to Lender that is signed by an authorized officer of Borrower and certifies the information therein to the best of such officer's knowledge.  Each Officer’s Certificate required in connection with a disbursement from a Collateral Account (or any other reserve required by the Loan Documents) shall contain a statement that, to the best of such officer’s knowledge, all conditions precedent to such disbursement required by the Loan Documents have been satisfied.

LOAN AGREEMENT - Page 14

"Operating Expenses" means, for any period, all operating, renting, administrative, management, legal and other ordinary expenses of Borrower during such period, determined in accordance with GAAP; provided, however, that such expenses shall not include (i) depreciation, amortization or other non-cash items (other than expenses that are due and payable but not yet paid), (ii) interest, principal or any other sums due and owing with respect to the Loan, (iii) income taxes or other taxes in the nature of income taxes, (iv) Capital Expenditures, or (v) equity distributions.

"Operating Income" means, for any period, all operating income of Borrower from the Property during such period, determined in accordance with GAAP (but without straight-lining of rents), other than (i) Loss Proceeds (but Operating Income will include rental loss insurance proceeds to the extent allocable to such period), (ii) any revenue attributable to a Lease that is not a Qualifying Lease, (iii) any revenue attributable to a Lease to the extent it is paid more than 30 days prior to the due date, (iv) any interest income from any source, (v) any repayments received from any third party of principal loaned or advanced to such third party by Borrower, (vi) any proceeds resulting from the Transfer of all or any portion of such Property, (vii) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any government or governmental agency, (viii) Termination Fees, and (ix) any other extraordinary or non-recurring items.

"Participation" has the meaning set forth in Section 9.7(b).

"PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended from time to time.

"Payment Date" means, with respect to each Interest Accrual Period, the sixth day of the calendar month in which such Interest Accrual Period ends (or, if such day is not a Business Day, the first preceding Business Day); provided, that prior to a Securitization, Lender shall have the right to change the Payment Date so long as a corresponding change to the Interest Accrual Period is also made.

"Permits" means all licenses, permits, variances and certificates used in connection with the ownership, operation, use or occupancy of the Property (including certificates of occupancy, business licenses, state health department licenses, licenses to conduct business and all such other permits, licenses and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, use or occupancy of the Property).

"Permitted Debt" means:

(i)            the Indebtedness;

(ii)           tenant allowances and Capital Expenditure costs required under Leases or otherwise permitted to be incurred under the Loan Documents that are paid on or prior to the date when due;

LOAN AGREEMENT - Page 15

(iii)           debt incurred in the ordinary course of Borrower's business to finance equipment and other personal property used on the Property, the removal of which would not materially damage any of the improvements thereon or materially impair the value of such improvements, provided that such debt does not in the aggregate exceed 2.0% of the Loan Amount, is not evidenced by a promissory note executed by Borrower, is non-recourse to Borrower, and is not secured by any property other than the item of equipment or personal property so financed; and

(iv)           Trade Payables not represented by a note, customarily paid by Borrower within 60 days of incurrence and in fact not more than 60 days outstanding, which are incurred in the ordinary course of Borrower's ownership and operation of the Property, in amounts reasonable and customary for similar properties and not exceeding 2.0% of the Loan Amount in the aggregate.

"Permitted Encumbrances" means:

(i)             the Liens created by the Loan Documents;

(ii)            all Liens and other matters specifically disclosed on Schedule B of the Qualified Title Insurance Policy;

(iii)           Liens, if any, for Taxes not yet delinquent;

(iv)           mechanics', materialmen's or similar Liens, if any, and Liens for delinquent taxes or impositions, in each case only if being diligently contested in good faith and by appropriate proceedings, provided that no foreclosure of such Lien has been commenced and provided further that either (a) each such Lien is released or discharged of record or fully insured over by the title insurance company issuing the Qualified Title Insurance Policy within forty-five (45) days after Borrower shall have received notice of its creation, or (b) Borrower deposits with Lender, by the expiration of such 45-day period, an amount equal to one hundred twenty-five percent (125%) of the dollar amount of such Lien or a bond in the aforementioned amount from such surety, and upon such terms and conditions, as is reasonably satisfactory to Lender, as security for the payment or release of such Lien; and

(v)           rights of existing and future Tenants as tenants only pursuant to written Leases entered into in conformity with the provisions of this Agreement.

"Permitted Investments" means the following, subject to the qualifications hereinafter set forth:

(i)            direct obligations of, or obligations fully and unconditionally guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America and have maturities not in excess of one year;

(ii)           federal funds, unsecured certificates of deposit, time deposits, banker's acceptances, and repurchase agreements, each having maturities of not more than 90 days, of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated A-1+ by S&P, F1+ by Fitch and P-1 by Moody's (and if the term is between one and three months A1 by Moody's) and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Rating Agencies, and that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000;

LOAN AGREEMENT - Page 16

(iii)          deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC);

(iv)           commercial paper rated A–1+ by S&P, F1+ by Fitch and P-1 Moody's (and if the term is between one and three months A1 by Moody's) by each of the Rating Agencies and having a maturity of not more than 90 days;

(v)           any money market funds that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, and (c) has a rating of AAAm or AAAm-G from S&P, Aaa by Moody's and the highest rating obtainable from Fitch; and

(vi)           such other investments as to which the Rating Condition has been satisfied.

Notwithstanding the foregoing, "Permitted Investments" (i) shall exclude any security with the Standard & Poor's "r" symbol (or any other Rating Agency's corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as "strips"; (ii) shall not have maturities in excess of one year; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.  Interest on Permitted Investments may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index.  No Permitted Investments shall require a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity.  All Permitted Investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

"Person" means any natural person, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association or Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

"Plan Assets" means assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.

LOAN AGREEMENT - Page 17

"Policies" has the meaning set forth in Section 5.15(b).

"Prepayment Period" means the final four (4) Interest Accrual Periods prior to the Maturity Date.

"Prime Rate" means the "prime rate" published in the "Money Rates" section of The Wall Street Journal.  If The Wall Street Journal ceases to publish the "prime rate," then Lender shall select an equivalent publication that publishes such "prime rate," and if such "prime rate" is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall reasonably select a comparable interest rate index.

"Principal Indebtedness" means the principal balance of the Loan outstanding from time to time.

"Prior Loan" has the meaning set forth in Section 4.17(c).

"Prohibited Change of Control" means the occurrence of either or both of the following:  (i) the failure of Borrower or Sponsor to be Controlled by one or more Qualified Equityholders (individually or collectively), or (ii) the failure of the Single-Purpose Equityholder (if any) to be Controlled by the same Qualified Equityholders that Control Borrower.

"Prohibited Pledge" has the meaning set forth in Section 7.1(f).

"Property" means the real property described on Schedule A, together with all buildings and other improvements thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property.

"Qualified Equityholder" means (i) Sponsor, (ii) Glimcher Realty Trust, or (iii) a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, real estate company, real estate investment trust, investment fund or an institution substantially similar to any of the foregoing, provided in each case under this clause (iii) that such Person (x) has total assets (in name or under management) in excess of $1,000,000,000.00 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder's equity in excess of $250,000,000.00 (in both cases, exclusive of the Property), and (y) is regularly engaged in the business of owning and operating comparable properties in similar or larger metropolitan areas, or (iv) any other Person approved by Lender with respect to which the Rating Condition is satisfied.

"Qualified Successor Borrower" means a Single-Purpose Entity that is Controlled by one or more Qualified Equityholders.

LOAN AGREEMENT - Page 18

"Qualified Survey" means current ALTA land title surveys of the Property, certified to Borrower, the title company issuing the Qualified Title Insurance Policy and Lender and their respective successors and assigns, in form and substance reasonably satisfactory to Lender.

"Qualified Title Insurance Policy" means an ALTA extended coverage mortgagee's title insurance policy in form and substance reasonably satisfactory to Lender.

"Qualifying Lease" means all Leases other than (i) Leases to a Tenant that is in monetary default under its Lease related to the non-payment of required base rent or is the subject of bankruptcy or similar insolvency proceedings (to the extent that such Tenant has not assumed such Lease in bankruptcy), and (ii) Leases to a Tenant that is not in occupancy at the Property and not open for business at the Property; provided, however, if any Tenant or its wholly-owned parent has a minimum credit rating of "BBB" by S&P or the equivalent rating from Fitch and Moody's), such Tenant may no longer be in occupancy and open for business at the Property and its Lease shall still be deemed a Qualifying Lease to the extent there is not a violation of condition (i) immediately above.

"Rating Agency" shall mean, prior to the final Securitization of the Loan, each of S&P, Moody's, DBRS and Fitch, or any other nationally-recognized statistical rating agency that has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated and continue to rate any of the Certificates.

"Rating Condition" means, with respect to any proposed action, the receipt by Lender of confirmation in writing from each of the Rating Agencies that such action shall not result, in and of itself, in a downgrade, withdrawal, or qualification of any rating then assigned to any outstanding Certificates; except that if all or any portion of the Loan has not been Securitized pursuant to a Securitization rated by the Rating Agencies, then "Rating Condition" shall instead mean the receipt of prior written approval of both (x) the applicable Rating Agencies (if and to the extent that any portion of the Loan has been Securitized pursuant to a Securitization or series of Securitizations rated by such Rating Agencies), and (y) Lender in its sole discretion.  No Rating Condition shall be regarded as having been satisfied unless and until any conditions imposed on the effectiveness of any confirmation from any Rating Agency shall have been satisfied.  Lender shall have the right in its sole discretion to waive a Rating Condition requirement with respect to any Rating Agency that Lender determines has declined to review the applicable proposal.

"Regulatory Change" means any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to a class of banks or companies controlling banks, including Lender, of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

"Release" with respect to any Hazardous Substance means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances into the indoor or outdoor environment (including the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).

LOAN AGREEMENT - Page 19

"Rent Roll" has the meaning set forth in Section 4.14(a).

"Revenues" means all rents (including percentage rent), rent equivalents, moneys payable as damages pursuant to a Lease or in lieu of rent or rent equivalents (including all Termination Fees), royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower from any and all sources including any obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower and proceeds, if any, from business interruption or other loss of income insurance.

"S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

"Securitization" means a transaction in which all or any portion of the Loan is deposited into one or more trusts or entities that issue Certificates to investors, or a similar transaction; and the term "Securitize" and "Securitized" have meanings correlative to the foregoing.

"Securitization Vehicle" means the issuer of Certificates in a Securitization of the Loan.

"Security Instrument" means that certain mortgage, assignment of rents and leases, collateral assignment of property agreements, security agreement and fixture filing encumbering the Property, executed by Borrower as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

"Service" means the Internal Revenue Service or any successor agency thereto.

"Servicer" means the entity or entities appointed by Lender from time to time to serve as servicer and/or special servicer of the Loan.  If at any time no entity is so appointed, the term "Servicer" shall be deemed to refer to Lender.

"Single Member LLC" means a limited liability company that either (x) has only one member, or (y) has multiple members, none of which is a Single-Purpose Equityholder.

LOAN AGREEMENT - Page 20

"Single-Purpose Entity" means a Person that (a) was formed under the laws of the State of Delaware solely for the purpose of acquiring and holding (i) an ownership interest in the Property (or, if applicable, Defeasance Collateral), or (ii) in the case of a Single-Purpose Equityholder, an ownership interest in the Borrower (or, if applicable, Defeasance Collateral), (b) does not engage in any business unrelated to (i) the Property (or, if applicable, Defeasance Collateral), or (ii) in the case of a Single-Purpose Equityholder, its ownership interest in the Borrower (or, if applicable, Defeasance Collateral), (c) does not have any assets other than those related to (i) its interest in the Property (or, if applicable, Defeasance Collateral), or (ii) in the case of a Single-Purpose Equityholder, its ownership interest in the Borrower (or, if applicable, Defeasance Collateral), (d) does not have any Debt other than, in the case of Borrower, Permitted Debt, (e) maintains books, accounts, records, financial statements, stationery, invoices and checks that are separate and apart from those of any other Person (except that such Person's financial position, assets, results of operations and cash flows may be included in the consolidated financial statements of an affiliate of such Person in accordance with GAAP, provided that any such consolidated financial statements shall contain a note indicating that such Person and its affiliates are separate legal entities and maintain records, books of account separate and apart from any other Person), (f) is subject to and complies with all of the limitations on powers and separateness requirements set forth in the organizational documentation of such Person as of the Closing Date, (g) holds itself out as being a Person separate and apart from each other Person and not as a division or part of another Person, (h) conducts its business in its own name (except for services rendered under a management agreement with an affiliate, so long as the manager, or equivalent thereof, under such management agreement holds itself out as an agent of such Person), (i) exercises reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity, and maintains an arm's-length relationship with its affiliates, (j) pays its own liabilities out of its own funds (including the salaries of its own employees) and reasonably allocates any overhead that is shared with an affiliate, including paying for shared office space and services performed by any officer or employee of an affiliate, (k) maintains a sufficient number of employees in light of its contemplated business operations, (l) conducts its business so that the assumptions made with respect to it that are contained in the Nonconsolidation Opinion shall at all times be true and correct in all material respects, (m) maintains its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person, (n) observes all applicable entity-level formalities in all material respects, (o) does not commingle its assets with those of any other Person and holds such assets in its own name, (p) does not assume, guarantee or become obligated for the debts of any other Person, and does not hold out its credit as being available to satisfy the obligations or securities of others, (q) does not acquire obligations or securities of its shareholders, members or partners, (r) does not pledge its assets for the benefit of any other Person and does not make any loans or advances to any Person, (s) maintains adequate capital in light of its contemplated business operations, (t) has two (2) Independent Directors or Independent Managers, as appropriate, on its board of directors or board of managers or otherwise, or, in the case of a limited partnership, has a Single-Purpose Equityholder with two Independent Directors or Independent Managers, as appropriate, on such Single-Purpose Equityholder's board of directors or board of managers, and has organizational documents that prohibit replacing any Independent Director or Independent Manager without Cause and without giving at least two Business Days' prior written notice to Lender (except in the case of the death, legal incapacity, or involuntary non-collusive resignation of an Independent Director or Independent Manager, in which case no prior notice to Lender or the Rating Agencies shall be required in connection with the replacement of such Independent Director or Independent Manager with a new Independent Director or Independent Manager that is provided by any of the companies listed in the definition of "Independent Director" or "Independent Manager"), (u) has by-laws or an operating agreement, or, in the case of a limited partnership, has a Single-Purpose Equityholder with by-laws or an operating agreement, which provides that, for so long as the Loan is outstanding, such Person shall not take or consent to any of the following actions except to the extent expressly permitted in this Agreement and the other Loan Documents:

LOAN AGREEMENT - Page 21

(i)            the dissolution, liquidation, consolidation, merger or sale of all or substantially all of its assets (and, in the case of a Single-Purpose Equityholder, the assets of the Borrower);

(ii)           the engagement by such Person (and, in the case of a Single-Purpose Equityholder, the engagement by the Borrower) in any business other than the acquisition, development, management, leasing, ownership, maintenance and operation of the Property and activities incidental thereto (and, in the case of a Single-Purpose Equityholder, activities incidental to the acquisition and ownership of its interest in the Borrower);

(iii)          the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official in respect of such Person without the affirmative vote of both of its Independent Directors or Independent Managers (and, in the case of a Single-Purpose Equityholder, in respect of the Borrower without the affirmative vote of both of such Single-Purpose Equityholder's Independent Directors or Independent Managers); and

(iv)           any amendment or modification of any provision of its (and, in the case of a Single-Purpose Equityholder, the Borrower's) organizational documents relating to qualification as a "Single-Purpose Entity", and (v) if such entity is a Single Member LLC, has organizational documents that provide that upon the occurrence of any event (other than a permitted equity transfer) that causes its sole member to cease to be a member while the Loan is outstanding, at least one of its Independent Directors or Independent Managers shall automatically be admitted as the sole member of the Single Member LLC and shall preserve and continue the existence of the Single Member LLC without dissolution.

"Single-Purpose Equityholder" means a Single-Purpose Entity that (x) is a limited liability company or corporation formed under the laws of the State of Delaware, (y) owns at least a 1% direct equity interest in Borrower, and (z) serves as the general partner or managing member of Borrower.

"Specialty Leases" means (i) special lease agreements or licenses having a term of no more than 36 months pursuant to which Borrower has the unilateral right to terminate the term thereof upon notice of 60 days or less to the occupant, lessee or licensee thereunder, and (ii) special lease agreements or licenses having a term of no more than 13 months pursuant to which Borrower has the unilateral right to terminate the term thereof upon notice of 30 days or less to the occupant, lessee or licensee thereunder.

"Sponsor" means Glimcher Properties Limited Partnership, a Delaware limited partnership.

"Subordination of Property Management Agreement" means that certain consent and agreement of manager and subordination of management agreement executed by Borrower and the Approved Property Manager as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

LOAN AGREEMENT - Page 22

"Taxes" means all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents, facilities and other governmental, municipal and utility district charges or other similar taxes or assessments now or hereafter levied or assessed or imposed against the Property or Borrower with respect to the Property or rents therefrom or that may become Liens upon the Property, without deduction for any amounts reimbursable to Borrower by third parties.

"Tenant" means any Person liable by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.

"Tenant Improvements" means, collectively, (i) tenant improvements to be undertaken for any Tenant that are required to be completed by or on behalf of Borrower pursuant to the terms of such Tenant's Lease, and (ii) tenant improvements paid or reimbursed through allowances to a Tenant pursuant to such Tenant's Lease.

"Tenant Notice" has the meaning set forth in Section 3.1(b).

"Termination Fee" has the meaning set forth in Section 3.5(d).

"Test Period" means each 12-month period ending on the last day of a Fiscal Quarter.

"TI/LC Reserve Account" has the meaning set forth in Section 3.5(a).

"TI/LC Threshold Amount" means $750,000.00, excluding any deposits of Termination Fees in the TI/LC Reserve Account.

“TPH” has the meaning set forth in Section 5.2(b).

 “TPH Remediation” has the meaning set forth in Section 5.2(b).

"Trade Payables" means unsecured amounts payable by or on behalf of Borrower for or in respect of the operation of the Property in the ordinary course and that would under GAAP be regarded as ordinary expenses, including amounts payable to suppliers, vendors, contractors, mechanics, materialmen or other Persons providing property or services to the Property or Borrower and the capitalized amount of any ordinary-course financing leases.

"Transaction" means, collectively, the transactions contemplated and/or financed by the Loan Documents.

"Transfer" means (i) with respect to the Collateral, the sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, transfer or other whole or partial conveyance of all or any portion of the Property or any other portion of the Collateral or any direct or indirect interest therein to a third party, including granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of the Property or the subjecting of any portion of the Property to restrictions on transfer; except that the conveyance of a space lease at the Property in accordance herewith shall not constitute a Transfer, and (ii) with respect to the Borrower, the sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, transfer or other whole or partial conveyance of any direct or indirect interest in Borrower (or its managing member or general partner, as applicable) or the right to receive cash distributions from Borrower.

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"Treasury Constant Yield" means the arithmetic mean of the rates published as "Treasury Constant Maturities" as of 5:00 p.m., New York time, for the five (5) Business Days preceding the date on which acceleration has been declared or, as applicable, the date on which the Casualty or Condemnation occurred, as shown on the USD screen of Reuters (or such other page as may replace that page on that service, or such other page or replacement therefor on any successor service), or if such service is not available, the Bloomberg Service (or any successor service), or if neither Reuters nor the Bloomberg Service is available, under Section 504 in the weekly statistical release designated H.15(519) (or any successor publication) published by the Board of Governors of the Federal Reserve System, for "On the Run" U.S. Treasury obligations with maturities corresponding to the fourth (4th) Payment Date prior to the scheduled Maturity Date.  If no such maturity shall so exactly correspond, yields for the two most closely corresponding published maturities shall be calculated pursuant to the foregoing sentence and the Treasury Constant Yield shall be interpolated or extrapolated (as applicable) from such yields on a straight-line basis (rounding, in the case of relevant periods, to the nearest month).

"Trigger Level" means Closing Date NOI times eighty-five percent (85.0%).

"Trigger Period" means any of the following:

(a)           any period from (i) the conclusion of any Test Period during which Net Operating Income is less than the Trigger Level, to (ii) the conclusion of the second of any two Test Periods ending in consecutive Fiscal Quarters thereafter during each of which Test Periods Net Operating Income is equal to or greater than the Trigger Level;

(b)           if the financial reports required under Sections 5.12 and 5.13 are not delivered to Lender as and when required hereunder, a Trigger Period shall be deemed to have commenced and be ongoing, unless and until such reports are delivered and they indicate that, in fact, no Trigger Period is ongoing;

(c)           to the extent a portion of the Note has been recast into a mezzanine loan as provided in the Mortgage Loan Cooperation Agreement of even date herewith entered by Borrower and Sponsor for the benefit of Lender, any period during which there is a continuing Event of Default in relation to the mezzanine loan;

(d)           any period from (i) the date that the tenant doing business as Belk Women's gives notice of its intent to vacate its leased premises or otherwise goes "dark" during the period of time under its Lease that it could otherwise give notice of its intention to vacate (either event causing the Trigger Period described under this subsection (d) being sometimes hereinafter referred to as a "Belks Trigger Event") and the failure of Borrower within ten (10) Business Days to deposit either $750,000.00 cash in the Belks Reserve Account or a Letter of Credit in the face amount of $750,000.00, to (ii) the date that the entirety of leased premises which was vacated is subject to one or more bona fide Leases on substantially similar terms with a minimum primary term equivalent to the remaining primary term set forth in the current Lease with Belk Women's, unless otherwise approved by Lender, and (y) such replacement tenant(s) have actually paid normal monthly rental (and such payment not being in the form of abatement or free rent periods) for a minimum of two (2) consecutive calendar months, which payment shall be evidenced by cancelled checks or other documentation reasonably acceptable to Lender, and (z) such tenants shall have executed and delivered to Lender estoppel certificates on a form required under their respective Leases, confirming that such tenants are in occupancy and paying rent, that the landlord’s work required under the terms of the respective Lease has been substantially completed, that any tenant allowances or similar sums required to be paid by the landlord under the Lease shall have been paid to the tenant, and that the tenant is not aware of any defaults existing with respect to such Lease.

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"Unfunded Obligations" means the items described in Schedule C.

"Unfunded Obligations Account" has the meaning set forth in Section 3.8(a).

"Unfunded Obligations Amount" means $85,895.00.

"Use" means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, possession, use, discharge, placement, treatment, disposal, disposition, removal, abatement, recycling or storage of such Hazardous Substance or transportation of such Hazardous Substance.

"U.S. Person" means a United States person within the meaning of Section 7701(a)(30) of the Code.

"U.S. Tax" means any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof.

"Waste" means any material abuse or destructive use (whether by action or inaction) of the Property.

"Yield Maintenance Premium" shall mean, with respect to any payment of principal (or any portion thereof) after acceleration of the Loan following the occurrence of an Event of Default, the product of:

(A)           a fraction whose numerator is the amount so paid and whose denominator is the outstanding principal balance of the Loan before giving effect to such payment, times

(B)           the excess of (1) the sum of the respective present values, computed as of the date of such prepayment, of the remaining scheduled payments of principal and interest with respect to the Loan (assuming no prepayments or acceleration of the Loan), determined by discounting such payments to the date on which such payments are made at the Treasury Constant Yield, over (2) the outstanding principal balance of the Loan on such date immediately prior to such payment;

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provided that the Yield Maintenance Premium shall not be less than 3% of the amount prepaid.

The calculation of the Yield Maintenance Premium shall be made by Lender and shall, absent manifest error, be final, conclusive and binding upon all parties.

(b)           Rules of Construction.  All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified.  Unless otherwise specified:  (i) all meanings attributed to defined terms in this Agreement shall be equally applicable to both the singular and plural forms of the terms so defined, (ii) "including" means "including, but not limited to", (iii) "mortgage" means a mortgage, deed of trust, deed to secure debt or similar instrument, as applicable, and "mortgagee" means the secured party under a mortgage, deed of trust, deed to secure debt or similar instrument and (iv) the words "hereof," "herein," "hereby," "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision, article, section or other subdivision of this Agreement.  All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP, as the same may be modified in this Agreement.

ARTICLE I

GENERAL TERMS

1.1           The Loan.

(a)           On the Closing Date, subject to the terms and conditions of this Agreement, Lender shall make a loan to Borrower (the "Loan") in an amount equal to the Loan Amount.  The Loan shall initially be represented by a single Note that shall bear interest as described in this Agreement at a per annum rate equal to the Initial Interest Rate.

(b)           The Loan shall be secured by the Collateral pursuant to the Security Instrument and the other Loan Documents.

(c)           Lender shall have the right at any time, at Lender's sole discretion, to replace the initial Note with two or more replacement Notes, and the holder of each replacement Note shall similarly have the right at any time, at such holder's sole discretion, to replace its Note with two or more replacement Notes.  Each replacement Note shall be in the form of the Note so replaced, but for its principal amount and Interest Rate.  The principal amount of each Note shall be determined by the applicable holder in its sole discretion, provided that the initial sum of the principal amounts of the replacement Notes shall equal the then-outstanding principal balance of the Notes that are so replaced.  The Interest Rate of each replacement Note shall be determined by the applicable holder in its sole discretion, provided that the initial weighted average of such Interest Rates, weighted on the basis of the principal balances of the respective Notes, shall initially equal the Interest Rate of the Note so replaced.  Borrower shall execute and return to Lender each such Note within two (2) Business Days after Borrower's receipt of an execution copy thereof, and Borrower's failure to do so within such time period shall, at Lender's election, constitute an Event of Default if, after the expiration of the aforesaid two (2) Business Day period, Lender gives written notice to Borrower and Borrower fails to execute and return to Lender each such Note within two (2) additional Business Days.  Borrower hereby authorizes and appoints Lender as its attorney-in-fact to execute such replacement Notes on Borrower's behalf should Borrower fail to do so.  The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement.  Borrower hereby ratifies all actions that such attorney shall lawfully take or cause to be taken in accordance with this Section 1.1(c).  If requested by Lender, and at Lender’s expense (other than Borrower’s legal fees, which shall be the responsibility of Borrower), Borrower shall deliver to Lender, together with such replacement Notes, an opinion of counsel with respect to the due authorization and enforceability of such replacement Notes and confirming that the delivery of such replacement Notes does not alter the conclusions reached in the legal opinions delivered to Lender at Closing.

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1.2           Interest and Principal.

(a)           On each Payment Date, Borrower shall pay to Lender a constant monthly payment of $223,303.27, which amount shall be applied first toward the payment of interest on each Note for the applicable Interest Accrual Period at the applicable Interest Rate (except that in each case, interest shall be payable on the Indebtedness, including due but unpaid interest, at the Default Rate with respect to any portion of such Interest Accrual Period falling during the continuance of an Event of Default, in which case the monthly payment shall be increased by the amount of Default Interest accrued on the Notes during the applicable Interest Accrual Period), and the balance shall be applied toward the reduction of the outstanding principal balances of the Notes pro rata in accordance with their then outstanding principal balances.  Notwithstanding the foregoing, on the Closing Date, Borrower shall pay interest from and including the Closing Date through the end of the first Interest Accrual Period, in lieu of making such payment on the first Payment Date following the Closing Date (unless the Closing Date falls on a Payment Date, in which case, no interest will be collected on the Closing Date, and Borrower shall make the payment required pursuant to this Section 1.2(a) commencing on the first Payment Date following the Closing Date).  Interest payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the related Interest Accrual Period.

(b)           No prepayments of the Loan shall be permitted except for (i) prepayments resulting from Casualty or Condemnation as described in Section 5.16(f), and (ii) a prepayment of the Loan in whole (but not in part) during the Prepayment Period on not less than 30 days prior written notice; provided that any prepayment hereunder shall be accompanied by all interest accrued on the amount prepaid, plus, to the extent the prepayment is made on a date other than a Payment Date, the amount of interest that would have accrued thereon if the Loan had remained outstanding through the end of the Interest Accrual Period in which such prepayment occurs, plus all other amounts then due under the Loan Documents.  For purposes of subsection (b)(ii) if the Payment Date on which Borrower plans to prepay the Loan is not a Business Day, Borrower may prepay the Loan on the immediately preceding Business Day.  Borrower's notice of prepayment shall create an obligation of Borrower to prepay the Loan as set forth therein, but may be rescinded with five days' written notice to Lender (subject to payment of any reasonable out-of-pocket costs and expenses resulting from such rescission).  In addition, Defeasance shall be permitted after the expiration of the Lockout Period as described in Section 2.1.  The entire outstanding principal balance of the Loan, together with interest through the end of the applicable Interest Accrual Period and all other amounts then due under the Loan Documents, shall be due and payable by Borrower to Lender on the Maturity Date.

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(c)           If all or any portion of the Principal Indebtedness is paid to Lender following acceleration of the Loan after the occurrence of an Event of Default, Borrower shall pay to Lender an amount equal to the applicable Yield Maintenance Premium.  Amounts received in respect of the Indebtedness during the continuance of an Event of Default shall be applied toward interest, principal and other components of the Indebtedness (in such order as Lender shall determine) before any such amounts are applied toward payment of Yield Maintenance Premiums, with the result that Yield Maintenance Premiums shall accrue as the Principal Indebtedness is repaid but no amount received from Borrower shall constitute payment of a Yield Maintenance Premium until the remainder of the Indebtedness shall have been paid in full.  Borrower acknowledges that (i) a prepayment will cause damage to Lender; (ii) the Yield Maintenance Premium is intended to compensate Lender for the loss of its investment and the expense incurred and time and effort associated with making the Loan, which will not be fully repaid if the Loan is prepaid; (iii) it will be extremely difficult and impractical to ascertain the extent of Lender's damages caused by a prepayment after an acceleration or any other prepayment not permitted by the Loan Documents; and (iv) the Yield Maintenance Premium represents Lender's and Borrower's reasonable estimate of Lender's damages from the prepayment and is not a penalty.

(d)           Any payments of interest and/or principal not paid when due hereunder shall bear interest at the applicable Default Rate and, in the case of all payments due hereunder other than the repayment of the Principal Indebtedness on the Maturity Date or on any other earlier date as a result of an acceleration of the Loan, when paid, shall be accompanied by a late fee in an amount equal to the lesser of five percent of such unpaid sum and the maximum amount permitted by applicable law in order to defray a portion of the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.

1.3           Method and Place of Payment.  Except as otherwise specifically provided in this Agreement, all payments and prepayments under this Agreement and the Notes (including any deposit into the Cash Management Account pursuant to Section 3.2(c)) shall be made to Lender not later than 11:00 a.m., New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to the account specified from time to time by Lender.  Any funds received by Lender after such time shall be deemed to have been paid on the next succeeding Business Day.  Lender shall notify Borrower in writing of any changes in the account to which payments are to be made.  If the amount received from Borrower (or from the Cash Management Account pursuant to Section 3.2(b)) is less than the sum of all amounts then due and payable hereunder, such amount shall be applied, at Lender's sole discretion, either toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder) and the Notes, in such sequence as Lender shall elect in its sole discretion, or toward the payment of Property expenses.

1.4           Taxes; Regulatory Change.

(a)           Borrower agrees to indemnify Lender against any present or future stamp, documentary or other similar or related taxes or other similar or related charges now or hereafter imposed, levied, collected, withheld or assessed by any United States Governmental Authority by reason of the execution and delivery of the Loan Documents and any consents, waivers, amendments and enforcement of rights under the Loan Documents.

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(b)           If Borrower is required by law to withhold or deduct any amount from any payment hereunder in respect of any U.S. Tax, Borrower shall withhold or deduct the appropriate amount, remit such amount to the appropriate Governmental Authority and pay to each Person to whom there has been an Assignment or Participation of the Loan and who is not a U.S. Person such additional amounts as are necessary in order that the net payment of any amount due to such non-U.S. Person hereunder after deduction for or withholding in respect of any U.S. Tax imposed with respect to such payment (or in lieu thereof, payment of such U.S. Tax by such non-U.S. Person), will not be less than the amount stated in this Agreement to be then due and payable; except that the foregoing obligation to pay such additional amounts shall not apply (i) to any assignee that has not complied with the obligations contained in Section 9.7(c), (ii) to any U.S. Taxes imposed solely by reason of the failure by such Person (or, if such Person is not the beneficial owner of the relevant Loan, such beneficial owner) to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such Person (or beneficial owner, as the case may be) if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Taxes; or (iii) with respect to any Person who is a fiduciary or partnership or other than the sole beneficial owner of such payment, to any U.S. Tax imposed with respect to payments made under any Note to a fiduciary or partnership to the extent that the beneficial owner or member of the partnership would not have been entitled to the additional amounts if such beneficial owner or member of the partnership had been the holder of the Note.

(c)           Within 30 days after paying any amount from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, Borrower shall deliver to such non-U.S. Person satisfactory evidence of such deduction, withholding or payment (as the case may be).

(d)           If, as a result of any Regulatory Change, any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, Lender or any holder of all or a portion of the Loan is imposed, modified or deemed applicable and the result is to increase the cost to such Lender or such holder of making or holding the Loan, or to reduce the amount receivable by Lender or such holder hereunder in respect of any portion of the Loan by an amount deemed by Lender or such holder to be material (such increases in cost and reductions in amounts receivable, "Increased Costs"), then Borrower agrees that it will pay to Lender or such holder upon Lender's or such holder's request such additional amount or amounts as will compensate Lender and/or such holder for such Increased Costs to the extent that such Increased Costs are reasonably allocable to the Loan.  Lender will notify Borrower in writing of any event occurring after the Closing Date that will entitle Lender or any holder of the Loan to compensation pursuant to this Section 1.4(d) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  If such Lender shall fail to notify Borrower of any such event within 90 days following the end of the month during which such event occurred, then Borrower's liability for any amounts described in this Section incurred by such Lender as a result of such event shall be limited to those attributable to the period occurring subsequent to the 90th day prior to the date upon which such Lender actually notified Borrower of the occurrence of such event.  Notwithstanding the foregoing, in no event shall Borrower be required to compensate Lender or any holder of the Loan for any portion of the income or franchise taxes of Lender or such holder, whether or not attributable to payments made by Borrower.  If a Lender requests compensation under this Section 1.4(d), Borrower may, by notice to Lender, require that such Lender furnish to Borrower a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof.

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1.5           Release.  Upon payment of the Indebtedness in full when permitted or required hereunder, Lender shall execute instruments prepared by Borrower and reasonably satisfactory to Lender, which, at Borrower's election and at Borrower's sole cost and expense:  (a) release and discharge all Liens on all Collateral securing payment of the Indebtedness (subject to Borrower's obligation to pay any associated fees and expenses), including all balances in the Collateral Accounts; or (b) assign such Liens (and the Loan Documents) to a new lender designated by Borrower.  Any release or assignment provided by Lender pursuant to this Section 1.5 shall be without recourse, representation or warranty of any kind.

ARTICLE II

DEFEASANCE, ASSUMPTION AND TRANSFER

2.1           Defeasance.

(a)           On any date after the expiration of the Lockout Period, provided no Event of Default is then continuing and subject to the notice requirement described in Section 2.1(c), Borrower may obtain the release of the Collateral (other than the Defeasance Collateral) from the Liens of the Loan Documents upon the payment to Lender of all sums then due under the Loan Documents and the delivery of the following to Lender:

(i)           Defeasance Collateral sufficient to provide payments on or prior to, and in any event as close as possible to, all successive Payment Dates prior to the commencement of the Prepayment Period in an amount sufficient to make all payments of interest and principal due hereunder, including the then outstanding Principal Indebtedness, on the first Payment Date in the Prepayment Period or such other Payment Date in the Prepayment Period as Borrower shall elect;

(ii)           written confirmation from an independent certified public accounting firm reasonably satisfactory to Lender that such Defeasance Collateral is sufficient to provide the payments described in clause (i) above;

(iii)           a security agreement, in form and substance reasonably satisfactory to Lender, creating in favor of Lender a first priority perfected security interest in such Defeasance Collateral (a "Defeasance Pledge Agreement");

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(iv)           an opinion of counsel for Borrower, in form and substance reasonably satisfactory to Lender and delivered by counsel reasonably satisfactory to Lender, opining that (1) the Defeasance Pledge Agreement has been duly authorized and is enforceable against Borrower in accordance with its terms and that Lender has a perfected first priority security interest in such Defeasance Collateral; and (2) if the Loan has been Securitized, the Defeasance (including the assumption pursuant to Section 2.1(b)) does not cause a tax to be imposed on the Securitization Vehicle or, if the Securitization Vehicle is a REMIC, does not cause any portion of the Loan to cease to be a "qualified mortgage" within the meaning of section 860G(a)(3) of the Code; and (3) the Defeasance does not constitute a "significant modification" of the Loan under Section 1001 of the Code;

(v)            if the Loan has been Securitized, the Rating Condition with respect to such Defeasance shall have been satisfied;

(vi)           instruments reasonably satisfactory to Lender releasing and discharging or assigning to a third party Lender's Liens on the Collateral (other than the Defeasance Collateral);

(vii)          such other customary certificates, opinions, documents or instruments as Lender and the Rating Agencies may reasonably request; and

(viii)          reimbursement for any costs and expenses incurred in connection with this Section 2.1 (including Rating Agency and Servicer fees and expenses, reasonable fees and expenses of legal counsel and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection herewith).

Lender shall reasonably cooperate with Borrower to avoid the incurrence of mortgage recording taxes in connection with a Defeasance at Borrower's sole cost and expense.

(b)           At the time of the Defeasance, the Loan shall be assumed by a bankruptcy-remote entity established or designated by by Borrower in accordance with Lender's reasonable requirements and subject to Lender's reasonable approval, to which Borrower shall transfer all of the Defeasance Collateral (a "Defeasance Borrower").  Defeasance Borrower shall execute and deliver to Lender an assumption agreement in form and substance reasonably satisfactory to Lender, such Uniform Commercial Code financing statements as may be reasonably requested by Lender and legal opinions of counsel reasonably acceptable to Lender that are substantially equivalent to the opinions delivered to Lender on the Closing Date, including new nonconsolidation opinions reasonably satisfactory to Lender and satisfactory to the Rating Agencies; and Borrower and the Defeasance Borrower shall deliver such other documents, certificates and legal opinions as Lender shall reasonably request, in which event Borrower shall be completely released and relieved of all of its obligations under the Loan Documents except those obligations which by their terms survive the repayment of the Loan.

(c)           Borrower must give Lender and each Rating Agency at least 30 days' (and not more than 60 days') prior written notice of any Defeasance under this Section 2.1, specifying the date on which the Defeasance is to occur.  If such Defeasance is not made on such date (x) Borrower's notice of Defeasance will be deemed rescinded, and (y) Borrower shall on such date pay to Lender all reasonable losses, costs and expenses suffered by Lender as a consequence of such rescission.

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(d)           Upon satisfaction of the requirements contained in this Section 2.1, Lender will execute and deliver to Borrower such instruments, prepared by Borrower and approved by Lender, as shall be necessary to release the Property from the Liens of the Loan Documents.

2.2           Assumption.  At any time after the first (1st) anniversary of the Closing Date, the initial Borrower shall have the right to contemporaneously Transfer all of the Collateral to a Qualified Successor Borrower that will assume all of the obligations of Borrower hereunder and under the other Loan Documents (an "Assumption"), provided no Event of Default or material monetary Default is then continuing or would result therefrom and the following conditions are met to the reasonable satisfaction of Lender:

(i)            such Qualified Successor Borrower shall have executed and delivered to Lender an assumption agreement (including an assumption of the Security Instrument in recordable form, if requested by Lender), in form and substance reasonably acceptable to Lender, evidencing its agreement to abide and be bound by the terms of the Loan Documents and containing representations substantially equivalent to those contained in Article IV (recast, as necessary, such that representations that specifically relate to Closing Date are remade as of the date of such assumption), and such other representations (and evidence of the accuracy of such representations) as the Servicer shall reasonably request;

(ii)            such Uniform Commercial Code financing statements as may be reasonably requested by Lender shall be filed;

(iii)           a party satisfactory to Lender in its sole discretion assumes all obligations, liabilities, guarantees and indemnities of Sponsor and any other guarantor under the Loan Documents pursuant to documentation satisfactory to Lender (and upon such assumption by such party, Sponsor and any other such guarantor shall be released from such obligations, liabilities, guarantees and indemnities);

(iv)           such Qualified Successor Borrower shall have delivered to Lender legal opinions of counsel reasonably acceptable to Lender that are equivalent to the opinions delivered to Lender on the Closing Date, including new nonconsolidation opinions that are reasonably satisfactory to Lender and satisfactory to each of the Rating Agencies; and Borrower and the Qualified Successor Borrower shall have delivered such other documents, certificates and legal opinions, including REMIC matters, as Lender shall reasonably request;

(v)            such Qualified Successor Borrower shall have delivered to Lender all documents reasonably requested by it relating to the existence of such Qualified Successor Borrower and the due authorization of the Qualified Successor Borrower to assume the Loan and to execute and deliver the documents described in this Section 2.2, each in form and substance reasonably satisfactory to Lender, including a certified copy of the applicable resolutions from all appropriate persons, certified copies of the organizational documents of the Qualified Successor Borrower, together with all amendments thereto, and certificates of good standing or existence for the Qualified Successor Borrower issued as of a recent date by its state of organization and each other state where such entity, by the nature of its business, is required to qualify or register;

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(vi)            the Qualified Title Insurance Policy shall have been properly endorsed to reflect the Transfer of the Property to the Qualified Successor Borrower;

(vii)           after giving effect to the Assumption, the Property shall continue to be managed by an Approved Property Manager;

(viii)          the Rating Condition shall have been satisfied with respect to the legal structure of the successor borrower, the documentation of the Assumption and the related legal opinions; and

(ix)             Borrower shall have paid to Lender a nonrefundable assumption fee in an amount equal to one percent (1.0%) of the Principal Indebtedness, and Borrower shall have reimbursed Lender for its reasonable out-of-pocket costs and expenses incurred in connection with such Assumption.

2.3           Transfers of Interests in Borrower.

(a)           No Transfers of direct or indirect interests in Borrower shall be permitted, except as provided in Section 2.3(b) and for the following:

(i)           after the first anniversary of the Closing Date, Transfers of indirect interests in the Borrower for bona fide family and estate planning purposes, which Transfers shall not require Lender’s consent or require the payment of a fee, provided that (w) no Event of Default has occurred and is continuing, (x) any such Transfer does not result in a Prohibited Change of Control or an Event of Default under Sections 7.1(e) or 7.1(f), (y) if as a result of any such Transfer any party shall acquire more than 49% of the direct or indirect equity interest in Borrower or a Single-Purpose Equityholder, Borrower shall deliver to Lender with respect to such new equityholder a new non-consolidation opinion satisfactory to Lender and, if a Securitization has occurred, the Rating Agencies, and (z) Borrower gives Lender notice of such a Transfer and copies of all instruments effecting such Transfer within thirty (30) days after the date of such Transfer;

(ii)           any involuntary Transfer of indirect interests in Borrower caused by operation of law or the death of any partner, shareholder, joint venturer, member or beneficial owner of a trust, or any direct or indirect legal or beneficial owner of Borrower, which Transfers shall not require Lender’s consent or require the payment of a fee, provided Borrower satisfies conditions (i)(x) through (z) immediately above;

(iii)           after the two (2) month anniversary of the Closing Date, Transfers of up to 49% of the limited partnership interests in Sponsor (including the interests held by Glimcher Realty Trust), which Transfers shall not require Lender’s consent or require the payment of a fee, provided that (w) no Event of Default has occurred and is continuing, (x) any such Transfer does not result in a Prohibited Change of Control or an Event of Default under Sections 7.1(e) or 7.1(f), (y) if as a result of any such Transfer any party shall acquire more than 49% of the direct or indirect equity interest in Borrower or a Single-Purpose Equityholder, Borrower shall deliver to Lender with respect to such new equityholder a new non-consolidation opinion satisfactory to Lender and, if a Securitization has occurred, the Rating Agencies, and (z) Borrower gives Lender at least ten (10) days advance notice of such a Transfer and copies of all instruments effecting such Transfer;

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(iv)           provided Borrower satisfies conditions (iii)(x) through (z) immediately above, Transfers of direct or indirect ownership interests in Sponsor, which Transfers shall not require Lender's consent or require the payment of a fee, provided no party (other than Glimcher Realty Trust) may acquire five percent (5.0%) or more of the limited partnership interests in Sponsor until after the expiration of the two (2) month anniversary of the Closing Date and cumulatively any permitted Transfers under subsections 2.3(a)(iii) and (iv) shall not exceed 49% of the limited partnership interests in Sponsor;

(v)           Transfers of the stock in Glimcher Realty Trust, including, without limitation, Transfers through a national securities exchange such as the New York Stock Exchange, or in connection with the purchase of all of substantially all of the stock in Glimcher Realty Trust by a Qualified Equityholder, which Transfers shall not require Lender’s consent or require the payment of a fee; and

(vi)          a transfer of any portion of the partnership interests in Sponsor to a Qualified Equityholder that acquires all or substantially all of the assets of Glimcher Realty Trust, which  transfer shall not require Lender’s consent or require the payment of a fee.

(b)           In addition to the foregoing, at any time after the first anniversary of the Closing Date, Transfers of indirect equity interests in Borrower shall be permitted without Lender’s consent, subject to and conditioned upon the following: (i) no Event of Default shall have occurred and be ongoing; (ii) Borrower shall have provided Lender with at least ten Business Day’s prior written notice of any such Transfer; (iii) for each such Transfer, Borrower shall have paid to Lender a transfer fee in an amount equal to 1.0% of the Principal Indebtedness, and Borrower shall have reimbursed Lender for its reasonable out-of-pocket costs and expenses incurred in connection with such Transfer; (iv) no such Transfer shall result in a Prohibited Change of Control or an Event of Default under Sections 7.1(e) or 7.1(f); and (v) if as a result of any such Transfer any party shall acquire more than 49% of the direct or indirect equity interest in Borrower or a Single-Purpose Equityholder (x) a party satisfactory to Lender in its sole discretion assumes all obligations, liabilities, guarantees and indemnities of Sponsor and any other guarantor under the Loan Documents pursuant to documentation satisfactory to Lender and (y) Borrower shall have delivered to Lender with respect to such new equityholder a new non-consolidation opinion satisfactory to Lender and, if a Securitization has occurred, the Rating Agencies.

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(c)           For so long as Sponsor shall continue to Control Borrower, Sponsor shall be permitted at any time after the Closing Date, and without the payment of a fee, to pledge up to 49% of the direct equity interests in Borrower as security for Sponsor’s line of credit, provided that such line of credit is (i) fully recourse to the Sponsor and (ii) secured by substantial assets of Sponsor in addition to such pledge of direct equity interests in Borrower.

ARTICLE III

ACCOUNTS

3.1           Cash Management Account.

(a)           On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank a cash management account into which income from the Property will be deposited (the "Cash Management Account"), which account shall be owned by Borrower but remain under the sole and exclusive control (as defined in the New York Uniform Commercial Code) of Lender.  As a condition precedent to the closing of the Loan, Borrower shall cause the Cash Management Bank to execute and deliver an agreement (as amended, restated, replaced, supplemented or otherwise modified in accordance herewith, a "Cash Management Agreement") that provides, inter alia, that no party other than Lender and Servicer shall have the right to withdraw funds from the Cash Management Account and that the Cash Management Bank shall comply with all instructions and entitlement orders of Lender relating to the Cash Management Account and the other Collateral Accounts, in each case, without the consent of Borrower or any other Person.  The fees and expenses of the Cash Management Bank shall be paid by Borrower.

(b)           Within five Business Days following the Closing Date, Borrower shall deliver to each Tenant in the Property a written notice (a "Tenant Notice") in the form of Exhibit B instructing that (i) all payments under the Leases shall thereafter be transmitted by them directly to, and deposited directly into, the Cash Management Account or a Blocked Account, and (ii) such instruction may not be rescinded unless and until such Tenant receives from Borrower or Lender a copy of Lender's written consent to such rescission.  Upon request of Lender, Borrower shall send a copy of each such written notice to Lender.  Borrower shall redeliver such notices to each Tenant until such time as such Tenant complies therewith.  Borrower shall cause all cash Revenues relating to the Property and all other money received by Borrower or the Approved Property Manager with respect to the Property (other than tenant security deposits held in accordance with Legal Requirements) to be deposited in the Cash Management Account or a Blocked Account by the end of the first Business Day following Borrower's or the Approved Property Manager's receipt thereof.  "Blocked Account" means an Eligible Account maintained with a financial institution satisfactory to Lender and Borrower that enters into a blocked account agreement in form and substance satisfactory to Lender (as amended, restated, replaced, supplemented or otherwise modified in accordance herewith, the "Blocked Account Agreement") satisfactory to Lender pursuant to which such financial institution will remit, at the end of each Business Day, all amounts contained therein to an account specified by Lender (Lender hereby agreeing to specify the Cash Management Account so long as no Event of Default has occurred and is then continuing).

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(c)           Lender shall have the right at any time, upon not less than 30 days' prior written notice to Borrower, to replace the Cash Management Bank with any Eligible Institution at which Eligible Accounts may be maintained that will promptly execute and deliver to Lender a Cash Management Agreement substantially identical to the Cash Management Agreement executed at Closing.  In addition, during the continuance of an Event of Default or if the Blocked Account Bank fails to comply with the Blocked Account Agreement or ceases to be an Eligible Institution, Lender shall have the right at any time, upon not less than 30 days' prior written notice to Borrower, to replace the Blocked Account Bank with any Eligible Institution at which Eligible Accounts may be maintained that will promptly execute and deliver to Lender a Blocked Account Agreement satisfactory to Lender.

(d)           Borrower shall maintain at all times a Qualified Operating Expense Account.  Borrower shall not permit any amounts unrelated to the Property to be commingled with amounts on deposit in the Qualified Operating Expense Account and, during a continuing Event of Default, shall cause all amounts payable with respect to Operating Expenses for the Property to be paid from the Qualified Operating Expense Account or the Cash Management Account (to the extent required or permitted hereunder) and no other account.  Upon Lender’s request and otherwise during a continuing Event of Default, Borrower shall deliver to Lender the monthly bank statement related to such Qualified Operating Expense Account.  Unless and until an Event of Default shall occur, Borrower shall have direct access to, and shall be permitted to make withdrawals and equity distributions from, the Qualified Operating Expense Account, without the consent of Lender.  During the continuance of an Event of Default, all amounts contained in the Qualified Operating Expense Account shall be remitted to the Cash Management Account.

3.2           Distributions from Cash Management Account.

(a)           The Cash Management Agreement shall provide that the Cash Management Bank shall remit to the Qualified Operating Expense Account, at the end of each Business Day (or, at Borrower's election, on a less frequent basis), the amount, if any, by which amounts then contained in the Cash Management Account exceed the aggregate amount required to be paid to or reserved with Lender on the next Payment Date pursuant hereto (the "Minimum Balance"); provided, however, that Lender shall terminate such remittances during the continuance of an Event of Default or Trigger Period upon notice to the Cash Management Bank.  Lender may notify the Cash Management Bank at any time of any change in the Minimum Balance, with a copy of such notice provided to Borrower.

(b)           On each Payment Date, provided no Event of Default is continuing, Lender shall transfer amounts from the Cash Management Account, to the extent available therein, to make the following payments in the following order of priority:

(i)            to the Basic Carrying Costs Escrow Account, the amounts then required to be deposited therein pursuant to Section 3.4;

(ii)           to Lender, the amount of all scheduled or delinquent interest and principal on the Loan and all other amounts then due and payable under the Loan Documents (with any amounts in respect of principal paid last);

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(iii)           during the continuance of a Trigger Period, to the Qualified Operating Expense Account, an amount equal to the Budgeted Operating Expenses for the month in which such Payment Date occurs, provided that the amounts disbursed to Borrower pursuant to this clause (iii) shall be used by Borrower solely to pay Budgeted Operating Expenses for such month reduced by the amount, if any, by which Budgeted Operating Expenses disbursed in the previous month exceeded actual operating expenses for such month and provided further that no amounts will be disbursed to Borrower in respect of the fees of the Approved Property Manager to the extent such fees exceed three percent (3.0%) of Operating Income;

(iv)           to the Capital Expenditure Reserve Account, the amounts required to be deposited therein pursuant to Section 3.6;

(v)            to the TI/LC Reserve Account, any amount required to be deposited therein pursuant to Section 3.5;

(vi)            if required by Section 3.9 below, during the continuance of a Trigger Period caused solely by a Belks Trigger Event, an amount equal to $62,500.00 to the Belks Reserve Account until the balance contained therein is equal to $750,000.00;

(vii)           during the continuance of a Trigger Period caused by any event other than a Belks Trigger Event, all remaining amounts to the Excess Cash Flow Reserve Account; and

(viii)           if no Trigger Period is continuing, all remaining amounts, if any, to such accounts as Borrower may direct.

(c)           If on any Payment Date the amount in the Cash Management Account shall be insufficient to make all of the transfers described in Section 3.2(b)(i) through (vi), Borrower shall deposit into the Cash Management Account on such Payment Date the amount of such deficiency.  If Borrower shall fail to make such deposit, the same shall constitute an Event of Default and, in addition to all other rights and remedies provided for under the Loan Documents, Lender may disburse and apply the amounts in the Collateral Accounts in accordance with Section 3.11(c).

3.3           Loss Proceeds Account.

(a)           On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of depositing any Loss Proceeds (the "Loss Proceeds Account").

(b)           Provided no Event of Default is continuing, funds in the Loss Proceeds account shall be applied in accordance with Section 5.16.

3.4           Basic Carrying Costs Escrow Account.

(a)           On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving amounts payable by Borrower in respect of Taxes and insurance premiums (the "Basic Carrying Costs Escrow Account").

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(b)           On the Closing Date, the Basic Carrying Costs Escrow Account shall be funded in an amount equal to the sum of (i) an amount sufficient to pay all Taxes by the 30th day prior to the date they come due, assuming subsequent monthly fundings on Payment Dates of 1/12 of projected annual Taxes, plus (ii) an amount sufficient to pay all insurance premiums by the 30th day prior to the date they come due, assuming subsequent monthly fundings on Payment Dates of 1/12 of projected annual insurance premiums.

(c)           On each subsequent Payment Date, an additional deposit shall be made therein in an amount equal to the sum of:

(A)           1/12 of the Taxes that Lender reasonably estimates, based on information provided by Borrower, will be payable during the next ensuing 12 months, plus

(B)           1/12 of the insurance premiums that Lender reasonably estimates, based on information provided by Borrower, will be payable during the next ensuing 12 months;

provided, however, that if at any time Lender reasonably determines that the amount in the Basic Carrying Costs Escrow Account will not be sufficient to accumulate (upon payment of subsequent monthly amounts in accordance with the provisions of this Agreement) the full amount of all installments of Taxes and insurance premiums by the date on which such amounts come due, then Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to the Basic Carrying Costs Escrow Account by the amount that Lender reasonably estimates is sufficient to achieve such accumulation.

(d)           Borrower shall provide Lender with copies of all tax and insurance bills relating to the Property promptly after Borrower's receipt thereof.  Lender will apply amounts in the Basic Carrying Costs Escrow Account toward the purposes for which such amounts are deposited therein.  In connection with the making of any payment from the Basic Carrying Costs Escrow Account, Lender may cause such payment to be made according to any bill, statement or estimate procured from the appropriate public office or insurance carrier, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof unless given written advance notice by Borrower of such inaccuracy, invalidity or other contest.

(e)           If Lender so elects at any time, Borrower shall provide, at Borrower's expense, a tax service contract for the term of the Loan issued by a tax reporting agency reasonably acceptable to Lender.  If Lender does not so elect, Borrower shall reimburse Lender for the cost of making annual tax searches throughout the term of the Loan.

(f)           Notwithstanding the foregoing, Borrower shall not be required to reserve funds in the Basic Carrying Costs Escrow Account in respect of insurance premiums, so long as (i) no Event of Default has occurred and is continuing and (ii) Borrower delivers evidence reasonably acceptable to Lender that the insurance required hereunder is maintained under a blanket insurance policy meeting the requirements set forth in Section 5.15 and that the applicable insurance premiums for the policy year have been paid in full in advance.

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3.5           TI/LC Reserve Account.

(a)           On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving amounts in respect of Tenant Improvements and Leasing Commissions (the "TI/LC Reserve Account").

(b)           On each Payment Date, to the extent the amount contained in the TI/LC Reserve Account is less than the TI/LC Threshold Amount, there shall be deposited into the TI/LC Reserve Account an amount equal to the Monthly TI/LC Amount.

(c)           Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall cause disbursements to Borrower from the TI/LC Reserve Account to reimburse Borrower for Leasing Commissions and Tenant Improvement costs incurred by Borrower in connection with a new Lease (or Lease extension) entered into in accordance herewith, provided that:

(i)           Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;

(ii)           Borrower shall deliver to Lender an Officer's Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement and that all conditions precedent to such disbursement required by the Loan Documents as specified in this Section 3.5 have been satisfied; and

(iii)          Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate, (2) a reasonably satisfactory site inspection, and (3) receipt of lien releases and waivers from any contractors, subcontractors and others with respect to such amounts.

(d)           Whenever a Lease covering 2,500 square feet or more of gross leasable area is terminated, whether by buy-out, cancellation, default or otherwise, and Borrower receives any payment, fee or penalty in respect of such termination (a "Termination Fee"), Borrower shall promptly cause such Termination Fee to be deposited into the TI/LC Reserve Account.  Provided no Event of Default is continuing, (i) Lender shall disburse such Termination Fee or portion thereof to Borrower at the written request of Borrower in respect of Leasing Commissions and Tenant Improvement costs incurred by Borrower in connection with a replacement Lease entered into in accordance with the terms of this Agreement in respect of the space covered by such terminated Lease and (ii) the remainder of such Termination Fee or portion thereof, if any, shall be remitted to the Cash Management Account after the space covered by such terminated Lease has been relet, the replacement Tenant is in occupancy and has commenced paying rent under the replacement Lease and all Leasing Commissions and Tenant Improvement costs relating to such space have been paid.

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3.6           Capital Expenditure Reserve Account.

(a)           On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving amounts in respect of Capital Expenditures (the "Capital Expenditure Reserve Account").

(b)           On each Payment Date, there shall be deposited into the Capital Expenditure Reserve Account an amount equal to the Monthly Capital Expenditure Reserve Amount.

(c)           Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall cause disbursements to Borrower from the Capital Expenditure Reserve Account to reimburse Borrower for Capital Expenditures that are consistent with the Approved Annual Budget; provided that:

(i)            Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;

(ii)            Borrower shall deliver to Lender an Officer's Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement and that all conditions precedent to such disbursement required by the Loan Documents as specified in this Section 3.6 have been satisfied; and

(iii)           Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate, (2) a reasonably satisfactory site inspection, and (3) receipt of lien releases and waivers from any contractors, subcontractors and others with respect to such amounts.

3.7           Environmental Escrow Account.

(a)           On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving amounts anticipated to be required to complete the TPH Remediation (the "Environmental Escrow Account").

(b)           On the Closing Date, Borrower shall deposit into the Environmental Escrow Account, from the proceeds of the Loan, an amount equal to the Environmental Holdback Amount.

(c)           Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall cause disbursements to Borrower from the Environmental Escrow Account to reimburse Borrower for reasonable costs and expenses incurred in order to complete the TPH Remediation, provided that

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(i)            Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;

(ii)           Borrower shall deliver to Lender an Officer's Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement and that all conditions precedent to such disbursement required by the Loan Documents as specified in this Section 3.7 have been satisfied; and

(iii)          Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate, (2) a reasonably satisfactory site inspection, and (3) receipt of lien releases and waivers from any contractors, subcontractors and others with respect to such amounts.

(d)           Upon the completion of the TPH Remediation, provided no Event of Default or Trigger Period is then continuing, any amounts then remaining in the Environmental Escrow Account shall promptly be remitted to Borrower and the Environmental Escrow Account will no longer be maintained.

3.8           Unfunded Obligations Account.

(a)           On or prior to the Closing Date, if the Unfunded Obligations Amount is greater than zero, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving for Unfunded Obligations required to be funded by Borrower (the "Unfunded Obligations Account").

(b)           On the Closing Date, Borrower shall deposit into the Unfunded Obligations Account, from the proceeds of the Loan, an amount equal to the Unfunded Obligations Amount.

(c)           Borrower shall perform its obligations in respect of the Unfunded Obligations when and as due under the respective Leases or other applicable agreements.  Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall cause disbursements to Borrower from the Unfunded Obligations Account to reimburse Borrower for reasonable costs and expenses incurred in the performance of Unfunded Obligations, provided that

(i)           Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;

(ii)           Borrower shall deliver to Lender an Officer's Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement and that all conditions precedent to such disbursement required by the Loan Documents as specified in this Section 3.8 have been satisfied; and

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(iii)           Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate, (2) a reasonably satisfactory site inspection, and (3) receipt of lien releases and waivers from any contractors, subcontractors and others with respect to such amounts.

(d)           Upon payment or performance, as applicable, of the Unfunded Obligations identified on any line on Schedule C, and provided no Event of Default is then continuing, the remainder of the portion of the Unfunded Obligations Account held for such line item (as shown adjacent to such line item on Schedule C) shall promptly be remitted to Borrower and the Unfunded Obligations Account will no longer be maintained.

3.9           Belks Reserve Account.

(a)           On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the deposit of amounts required to be deposited therein in accordance with Section 3.2(b)(vi) upon the occurrence of a "Trigger Period" caused solely by a Belks Trigger Event (the "Belks Reserve Account").

(b)           (i) Borrower shall only be required to make monthly deposits into the Belks Reserve Account as required by Section 3.2(b)(vi) to the extent Borrower fails to either deposit a Letter of Credit in the face amount of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00), as required by subsection (d) in the definition of the term "Trigger Period" or the cash balance in the Belks Reserve Account is less than Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00); (ii) if Borrower has deposited the Letter of Credit with Lender and the Belks Reserve Account has a cash balance equal to or greater than Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00), Lender shall promptly release the Letter of Credit to Borrower; and (iii) should Borrower otherwise be entitled to a release of all amounts that would be on deposit in the Belks Reserve Account, Lender shall promptly release the Letter of Credit to Borrower.

(c)           Provided that no Event of Default is then continuing, Lender shall release to the Cash Management Account all amounts then contained in the Belks Reserve Account on the first Payment Date after Borrower delivers to Lender evidence reasonably satisfactory to Lender establishing that no Trigger Period is then continuing.

3.10           Excess Cash Flow Reserve Account.

(a)           On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the deposit of amounts required to be deposited therein in accordance with Section 3.2(b)(vii) as a result of the commencement of a "Trigger Period" for any events other than a Belks Trigger Event (the "Excess Cash Flow Reserve Account").

(b)           Provided that no Event of Default is then continuing, Lender shall release to the Cash Management Account all amounts then contained in the Excess Cash Flow Reserve Account on the first Payment Date after Borrower delivers to Lender evidence reasonably satisfactory to Lender establishing that no Trigger Period is then continuing.  Such a release shall not preclude the subsequent commencement of a Trigger Period and the deposit of amounts into the Excess Cash Flow Reserve Account as set forth in Section 3.2(b)(vii).

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3.11           Account Collateral.

(a)           Borrower hereby grants a perfected first-priority security interest in favor of Lender in and to the Account Collateral as security for the Indebtedness, together with all rights of a secured party with respect thereto.  Each Collateral Account shall be an Eligible Account under the sole dominion and control of Lender and shall be in the name of Borrower, as pledgor, and Lender, as pledgee.  Borrower shall have no right to make withdrawals from any of the Collateral Accounts.  Funds in the Collateral Accounts shall not be commingled with any other monies at any time.  Borrower shall execute any additional documents that Lender in its reasonable discretion may require and shall provide all other evidence reasonably requested by Lender to evidence or perfect its first-priority security interest in the Account Collateral.  Funds in the Collateral Account shall be invested at Lender's discretion only in Permitted Investments, which Permitted Investments shall be credited to the related Collateral Account.  All income and gains from the investment of funds in the Collateral Accounts other than the Basic Carrying Costs Escrow Account shall be retained in the Collateral Accounts from which they were derived.  Unless otherwise required by applicable law, all income and gains from the investment of funds in the Basic Carrying Costs Escrow Account shall be for the account of Lender in consideration of its administration of such Collateral Account, and Lender shall have the right at any time to cause the Cash Management Bank to remit such amounts to Lender.  After the Loan and all other Indebtedness have been paid in full, the Collateral Accounts shall be closed and the balances therein, if any, shall be paid to Borrower.

(b)           The insufficiency of amounts contained in the Collateral Accounts shall not relieve Borrower from its obligation to fulfill all covenants contained in the Loan Documents.

(c)           During the continuance of an Event of Default, Lender may, in its sole discretion, apply funds in the Collateral Accounts, and funds resulting from the liquidation of Permitted Investments contained in the Collateral Accounts, either toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder), the Loan and the Notes, in such sequence as Lender shall elect in its sole discretion, and/or toward the payment of Property expenses.

3.12           Bankruptcy.  Borrower and Lender acknowledge and agree that upon the filing of a bankruptcy petition by or against Borrower under the Bankruptcy Code, the Account Collateral and the Revenues (whether then already in the Collateral Accounts, or then due or becoming due thereafter) shall be deemed not to be property of Borrower's bankruptcy estate within the meaning of Section 541 of the Bankruptcy Code.  If, however, a court of competent jurisdiction determines that, notwithstanding the foregoing characterization of the Account Collateral and the Revenues by Borrower and Lender, the Account Collateral and/or the Revenues do constitute property of Borrower's bankruptcy estate, then Borrower and Lender further acknowledge and agree that all such Revenues, whether due and payable before or after the filing of the petition, are and shall be cash collateral of Lender.  Borrower acknowledges that Lender does not consent to Borrower's use of such cash collateral and that, in the event Lender elects (in its sole discretion) to give such consent, such consent shall only be effective if given in writing signed by Lender.  Except as provided in the immediately preceding sentence, Borrower shall not have the right to use or apply or require the use or application of such cash collateral (i) unless Borrower shall have received a court order authorizing the use of the same, and (ii) Borrower shall have provided such adequate protection to Lender as shall be required by the bankruptcy court in accordance with the Bankruptcy Code.

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ARTICLE IV

REPRESENTATIONS

Borrower represents to Lender that, as of the Closing Date, except as set forth in the Exception Report:

4.1           Organization.

(a)           Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in good standing in each other jurisdiction where ownership of its properties or the conduct of its business requires it to be so, and Borrower has all power and authority under such laws and its organizational documents and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b)           Borrower has no subsidiaries and does not own any equity interest in any other Person.

(c)           The organizational chart contained in Exhibit A is true and correct as of the date hereof.

4.2           Authorization.  Borrower has the power and authority to enter into this Agreement and the other Loan Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by the Loan Documents and has by proper action duly authorized the execution and delivery of the Loan Documents.

4.3           No Conflicts.  Neither the execution and delivery of the Loan Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof will (i) violate or conflict with any provision of its formation and governance documents, (ii) violate any Legal Requirement, regulation (including Regulation U, Regulation X or Regulation T), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, contract or other Material Agreement to which Borrower or Sponsor is a party or by which Borrower or Sponsor may be bound, or (iv) result in or require the creation of any Lien or other charge or encumbrance upon or with respect to the Collateral in favor of any party other than Lender.

4.4           Consents.  No consent, approval, authorization or order of, or qualification with, any court or Governmental Authority is required in connection with the execution, delivery or performance by Borrower of this Agreement or the other Loan Documents, except for any of the foregoing that have already been obtained.

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4.5           Enforceable Obligations.  This Agreement and the other Loan Documents have been duly executed and delivered by Borrower and constitute Borrower's legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury.

4.6           No Default.  No Default or Event of Default will exist immediately following the making of the Loan.

4.7           Payment of Taxes.  Borrower has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes due (including interest and penalties) except for taxes that are not yet delinquent and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it necessary to preserve the Liens in favor of Lender.

4.8           Compliance with Law.  Borrower, the Property and the use thereof comply in all material respects with all applicable Insurance Requirements and Legal Requirements, including building and zoning ordinances and codes.  The Property conforms to current zoning requirements (including requirements relating to parking) and is neither an illegal nor a legal nonconforming use.  Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority the violation of which could adversely affect the Property or the condition (financial or otherwise) or business of Borrower.  There has not been committed by or on behalf of Borrower or, to the best of Borrower's knowledge, any other person in occupancy of or involved with the operation or use of the Property, any act or omission affording any federal Governmental Authority or any state or local Governmental Authority the right of forfeiture as against the Property or any portion thereof or any monies paid in performance of its obligations under any of the Loan Documents.  Neither Borrower nor Sponsor has purchased any portion of the Property with proceeds of any illegal activity.

4.9           ERISA.  Neither Borrower nor any ERISA Affiliate of Borrower has incurred or could be subjected to any liability under Title IV or Section 302 of ERISA or Section 412 of the Code or maintains or contributes to, or is or has been required to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code.  The consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under federal, state or local laws, rules or regulations.

4.10           Investment Company Act.  Borrower is not an "investment company", or a company "controlled" by an "investment company", registered or required to be registered under the Investment Company Act of 1940, as amended.

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4.11           No Bankruptcy Filing.  Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property.  Borrower does not have knowledge of any Person contemplating the filing of any such petition against it.  During the ten year period preceding the Closing Date, no petition in bankruptcy has been filed by or against Borrower, Borrower's Single-Purpose Equityholder or Sponsor, or any affiliate of Borrower, Borrower's Single-Purpose Equityholder or Sponsor, or any person who owns or controls, directly or indirectly, ten percent or more of the beneficial ownership interests of Borrower, Borrower's Single-Purpose Equityholder or Sponsor.  Borrower has not received notice of any Tenant under a Major Lease contemplating or having filed any of the foregoing actions.

4.12           Other Debt.  Borrower does not have outstanding any Debt other than Permitted Debt.

4.13           Litigation.  There are no actions, suits, proceedings, arbitrations or governmental investigations by or before any Governmental Authority or other court or agency now pending, and to the best of Borrower's knowledge there are no such actions, suits, proceedings, arbitrations or governmental investigations threatened against or affecting Borrower or the Collateral, in each case, except as listed in the Exception Report (and none of the matters listed in the Exception Report, even if determined against Borrower or the Collateral, could reasonably be expected to result in a Material Adverse Effect).

4.14           Leases; Material Agreements.

(a)           Borrower has delivered to Lender true, correct and complete copies of all Leases.  No person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases.  The rent roll attached to this Agreement as Schedule D (the "Rent Roll") is true, correct and complete as of the Closing Date.  Except as indicated on the Rent Roll and/or the Exception Report, no security deposits are being held by Borrower, no Tenant has any extension, renewal or termination options, no Tenant or other party has any option, right of first refusal or similar preferential right to purchase or lease all or any portion of the Property, no fixed rent has been paid more than 30 days in advance of its due date and no payments of rent are more than 30 days delinquent.

(b)           (i) Borrower is the sole owner of the entire lessor's interest in the Leases, (ii) the Leases are valid and enforceable and in full force and effect, (iii) all of the Leases are arm's-length agreements with bona fide, independent third parties, (iv) except as indicated on the Rent Roll and/or the Exception Report, all Revenues due under Leases have been paid in full or are not more than thirty (30) days delinquent as of the date of the Rent Roll, (v) the terms of all alterations, modifications and amendments to the Leases are reflected in the written documents delivered to Lender prior to the Closing Date, (vi) none of the Revenues reserved in the Leases have been assigned or otherwise pledged or hypothecated (except such pledge or hypothecation that will be fully terminated and released in connection with the filing and recordation of the Security Instrument and except for the Liens contemplated pursuant to the Loan Documents).

(c)           Except as indicated in Schedule C or contained in any tenant estoppel certificate delivered to Lender prior to the Closing, the Leases are in full force and effect and (i) neither Borrower nor, to Borrower's knowledge, any other party under any Lease is in default in any material respect, (ii) there exist no offsets or defenses to the payment of any portion of the Revenues, (iii) except as indicated in Schedule C, all work to be performed by the landlord under the Leases has been substantially performed, all Tenants have accepted possession of their respective premises under the Leases, all contributions to be made by the landlord to the Tenants thereunder have been made, all other conditions to each Tenant's obligations thereunder have been satisfied, no Tenant has the right to require Borrower to perform or finance Tenant Improvements or Material Alterations and no Leasing Commissions are owed or would be owed upon the exercise of any Tenant's existing renewal or expansion options, and Borrower has no other monetary obligation to any Tenant under any Lease, and (iv) Borrower has received no notice from any Tenant challenging the validity or enforceability of any Lease.

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(d)           There are no Material Agreements except as described in Schedule E.  Borrower has made available to Lender true and complete copies of all Material Agreements.  Each Material Agreement has been entered into at arm's length in the ordinary course of business by or on behalf of Borrower.  The Material Agreements are in full force and effect and there are no defaults thereunder by Borrower or, to Borrower's knowledge, any other party thereto.  Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound.

4.15           Full and Accurate Disclosure.  To Borrower's knowledge, no statement of fact heretofore delivered by Sponsor or Borrower to Lender in writing in respect of the Property or the Borrower contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading unless subsequently corrected.  There is no fact, event or circumstance presently actually known to Borrower that has not been disclosed to Lender which is reasonably likely to result in a Material Adverse Effect.

4.16           Financial Condition.  All financial data concerning Borrower and the Property heretofore provided to Lender fairly presents in accordance with GAAP the financial position of Borrower and the Property in all material respects, as of the date on which it was made, and does not omit to state any fact necessary to make statements contained herein or therein not misleading.  Since the delivery of such data, except as otherwise disclosed in writing to Lender, there have occurred no changes or circumstances that have had or are reasonably likely result in a Material Adverse Effect.

4.17           Single-Purpose Requirements.

(a)           Borrower is now, and has always been since its formation, a Single-Purpose Entity and has conducted its business in substantial compliance with the provisions of its organizational documents.  Borrower has never (i) owned any property other than the Property and related personal property, (ii) engaged in any business, except the ownership and operation of the Property or (iii) had any material contingent or actual obligations or liabilities unrelated to the Property.

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(b)           Borrower has provided Lender with true, correct and complete copies of (i) Borrower's current financial statements; and (ii) Borrower's current operating agreement or partnership agreement, as applicable, together with all amendments and modifications thereto.

(c)           Upon closing of the Loan, Borrower's sole member, Glimcher Ashland Venture, LLC, shall have been fully released from any loan (other than the Loan) secured by the Property or any of the Collateral (a "Prior Loan"), and Borrower's sole member shall not have any continuing liability, actual or contingent, for any Prior Loan, and no recourse whatsoever against any portion of the Property shall be available to satisfy any Prior Loan under any circumstances.

4.18           Use of Loan Proceeds.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any "margin stock" within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulations T, U or X or any other Regulations of such Board of Governors, or for any purpose prohibited by Legal Requirements or by the terms and conditions of the Loan Documents.  The Loan is solely for the business purpose of Borrower or for distribution to Borrower's equityholders in accordance with Legal Requirements.

4.19           Not Foreign Person.  Borrower is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

4.20           Labor Matters.  Borrower is not a party to any collective bargaining agreements.

4.21           Title.  Borrower owns good, marketable and insurable title to the Property and good and marketable title to the related personal property, to the Collateral Accounts and to any other Collateral, in each case, to Borrower's knowledge, free and clear of all Liens whatsoever except the Permitted Encumbrances.  To Borrower's knowledge, the Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, perfected first priority Lien on the Property and the rents therefrom, enforceable as such against creditors of and purchasers from Borrower and subject only to Permitted Encumbrances, and (ii) perfected Liens (pursuant to the Uniform Commercial Code of the State of Kentucky or Delaware) in and to all personalty, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances.  To Borrower's knowledge, the Permitted Encumbrances do not and will not materially and adversely affect or interfere with the value, or current use or operation, of the Property, or the security intended to be provided by the Security Instrument or Borrower's ability to repay the Indebtedness in accordance with the terms of the Loan Documents.  Except as insured over by a Qualified Title Insurance Policy, to Borrower's knowledge, there are no claims for payment for work, labor or materials affecting the Property that are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.  No creditor of Borrower other than Lender has in its possession any goods that constitute or evidence the Collateral.

4.22           No Encroachments.  Except as shown on the Qualified Survey, all of the improvements on the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining property encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the improvements, so as, in either case, to adversely affect the value or marketability of the Property, except those that are insured against by a Qualified Title Insurance Policy.

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4.23           Physical Condition.

(a)           Except for matters set forth in the Engineering Reports, to Borrower's best knowledge, the Property (including sidewalks, storm drainage system, roof, plumbing system, HVAC system, fire protection system, electrical system, equipment, elevators, exterior sidings and doors, irrigation system and all structural components) is in good condition, order and repair in all respects material to its use, operation or value.

(b)           Borrower is not aware of any material structural or other material defect or damages in the Property, whether latent or otherwise.

(c)           Borrower has not received and is not aware of any other party's receipt of notice from any insurance company or bonding company of any defects or inadequacies in the Property that would, alone or in the aggregate, adversely affect in any material respect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.24           Fraudulent Conveyance.  Borrower has not entered into the Transaction or any of the Loan Documents with the actual intent to hinder, delay or defraud any creditor.  Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents.  On the Closing Date, the fair salable value of Borrower's aggregate assets is and will, immediately following the making of the Loan and the use and disbursement of the proceeds thereof, be greater than Borrower's probable aggregate liabilities (including subordinated, unliquidated, disputed and Contingent Obligations).  Borrower's aggregate assets do not and, immediately following the making of the Loan and the use and disbursement of the proceeds thereof will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including Contingent Obligations and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

4.25           Management.  Except for any Approved Management Agreement, no property management agreements are in effect with respect to the Property.  The Approved Management Agreement is in full force and effect and there is no event of default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.26           Condemnation.  No Condemnation has been commenced or, to Borrower's knowledge, is contemplated with respect to all or any material portion of the Property or for the relocation of roadways providing access to the Property.

4.27           Utilities and Public Access.  The Property has adequate rights of access to dedicated public ways (and makes no material use of any means of access or egress that is not pursuant to such dedicated public ways or recorded, irrevocable rights-of-way or easements) and is adequately served by all public utilities necessary to the continued use and enjoyment of the Property as presently used and enjoyed.

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4.28           Environmental Matters.  Except as disclosed in the Environmental Reports:

(i)           To Borrower's best knowledge, the Property is in compliance in all material respects with all Environmental Laws applicable to the Property (which compliance includes, but is not limited to, the possession of, and compliance with, all environmental, health and safety permits, approvals, licenses, registrations and other governmental authorizations required in connection with the ownership and operation of the Property under all Environmental Laws).

(ii)           No Environmental Claim is pending with respect to the Property, nor, to Borrower's knowledge, is any threatened, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower or the Property.

(iii)          To Borrower's knowledge, without limiting the generality of the foregoing, there is not present at, on, in or under the Property, any Hazardous Substances, PCB-containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for any Hazardous Substance, lead in drinking water (except in concentrations that comply with all Environmental Laws), or lead-based paint.

(iv)          To Borrower's knowledge, there have not been and are no past, present or threatened Releases of any Hazardous Substance from or at the Property that are reasonably likely to form the basis of any Environmental Claim, and, to Borrower's knowledge, there is no threat of any Release of any Hazardous Substance migrating to the Property.

(v)           To Borrower's best knowledge, no Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to the Property and, to Borrower's best knowledge, no Governmental Authority has been taking any action to subject the Property to Liens under any Environmental Law.

(vi)          There have been no material environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of Borrower in relation to the Property that have not been made available to Lender.

4.29           Assessments.  There are no pending or, to Borrower's knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.  No extension of time for assessment or payment by Borrower of any federal, state or local tax is in effect.

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4.30           No Joint Assessment.  Borrower has not suffered, permitted or initiated the joint assessment of the Property (i) with any other real property constituting a separate tax lot, or (ii) with any personal property, or any other procedure whereby the Lien of any Taxes that may be levied against such other real property or personal property shall be assessed or levied or charged to the Property as a single Lien.

4.31           Separate Lots.  For the Taxes applicable to the Property that are due in 2011, the Property is part of one or more tax lots that includes real property that is not part of the Collateral.  For the Taxes due in 2012, separate tax parcels have been established as of the Closing Date and no portion of the Property will be considered part of a tax lot that also includes any real property that is not Collateral.

4.32           Permits; Certificate of Occupancy.  Borrower has obtained all material Permits necessary for the present and contemplated use and operation of the Property.  The uses being made of the Property are in conformity in all material respects with the certificate of occupancy and/or Permits for the Property and any other restrictions, covenants or conditions affecting the Property.

4.33           Flood Zone.  None of the improvements on the Property is located in an area identified by the Federal Emergency Management Agency or the Federal Insurance Administration as a "100 year flood plain" or as having special flood hazards (including Zones A and V), or, to the extent that any portion of the Property is located in such an area, the Property is covered by flood insurance meeting the requirements set forth in Section 5.15(a)(ii).

4.34           Security Deposits.  Borrower is in compliance in all material respects with all Legal Requirements relating to security deposits.

4.35           Acquisition Documents.  Borrower has delivered to Lender true and complete copies of all material agreements and instruments under which Borrower or any of its affiliates or the seller of the Property have remaining rights or obligations in respect of Borrower's acquisition of the Property.

4.36           Insurance.  Borrower has obtained insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  All premiums on such insurance policies required to be paid as of the Closing Date have been paid for the current policy period.  Borrower has not, and to Borrower's knowledge, no other Person,, has done, by act or omission, anything that would impair the coverage of any such policy.

4.37           No Dealings.  Neither Borrower nor the Sponsor is aware of any unlawful influence on the assessed value of the Property.

4.38           Estoppel Certificates.  Borrower has delivered to Lender true and complete copies of (a) the form(s) of estoppel certificate heretofore sent by Borrower or an Affiliate to every Tenant at the Property, and (b) each estoppel certificate received back from any such Tenant prior to the Closing Date.

4.39           Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws.  (a) None of the funds or other assets of any of Borrower, any Single-Purpose Equityholder or Sponsor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under federal law, including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder, with the result that (i) the investment in any of Borrower, any Single-Purpose Equityholder or Sponsor, as applicable (whether directly or indirectly), is prohibited by law or (ii) the Loan is in violation of law (any such person, entity or government, an "Embargoed Person"); (b) no Embargoed Person has any interest of any nature whatsoever in any of Borrower, any Single-Purpose Equityholder or Sponsor, as applicable (whether directly or indirectly), with the result that (i) the investment in any of Borrower, any Single-Purpose Equityholder or Sponsor, as applicable (whether directly or indirectly) is prohibited by law or (ii) the Loan is in violation of law, (c) none of the funds of any of Borrower, any Single-Purpose Equityholder or Sponsor, as applicable, have been derived from any unlawful activity with the result that (i) the investment in any of Borrower, any Single-Purpose Equityholder or Sponsor, as applicable (whether directly or indirectly) is prohibited by law or (ii) the Loan is in violation of law, (d) to the best of Borrower's knowledge, no Tenant at the Property is identified on the OFAC List and (e) Borrower, any Single-Purpose Equityholder and Sponsor are in material compliance with the PATRIOT Act.  Borrower has implemented procedures, and will consistently apply those procedures throughout the term of the Loan, to ensure the foregoing representations and warranties remain true and correct during the term of the Loan.  Notwithstanding Section 4.40 to the contrary, the representations and warranties contained in this Section 4.39 shall survive in perpetuity.

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4.40           Survival.  Borrower agrees that all of the representations of Borrower set forth in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Indebtedness is outstanding.  All representations, covenants and agreements made by Borrower in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.  On the date of any Securitization, on not less than three days' prior written notice, Borrower shall deliver to Lender a certification (x) confirming that all of the representations contained in this Agreement are true and correct as of the date of such Securitization, or (y) otherwise specifying any changes in or qualifications to such representations as of such date as may be necessary to make such representations consistent with the facts as they exist on such date.

ARTICLE V

AFFIRMATIVE COVENANTS

5.1           Existence.  Borrower and, if applicable, each Single-Purpose Equityholder shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, Permits, franchises and other agreements necessary for the continued use and operation of its business.  Borrower and, if applicable, each Single-Purpose Equityholder shall deliver to Lender a copy of each amendment or other modification to any of its organizational documents promptly after the execution thereof.

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5.2           Maintenance of Property.

(a)           Borrower shall cause the Property to be maintained in good and safe working order and repair, reasonable wear and tear excepted, and in keeping with the condition and repair of properties of a similar use, value, age, nature and construction.  Borrower shall not use, maintain or operate the Property in any manner that constitutes a public or private nuisance or that makes void, voidable, or cancelable, or increases the premium of, any insurance then in force with respect thereto.  Subject to Section 6.13, without the prior written consent of Lender, no improvements or equipment located at or on the Property shall be removed, demolished or materially altered (except for replacement of equipment in the ordinary course of Borrower's business with items of the same utility and of equal or greater value and sales of obsolete equipment no longer needed for the operation of the Property).  Subject to Section 6.13, Borrower shall from time to time make, or cause to be made, all reasonably necessary and desirable repairs, renewals, replacements, betterments and improvements to the Property.  Borrower shall not make any change in the use of the Property that would materially increase the risk of fire or other hazard arising out of the operation of the Property, or do or permit to be done thereon anything that may in any way impair the value of the Property in any material respect or the Lien of the Security Instrument or otherwise cause or reasonably be expected to result in a Material Adverse Effect.  Borrower shall not install or permit to be installed on the Property any underground storage tank.  Borrower shall not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

(b)           Within thirty (30) days after the Closing Date, Borrower shall provide to Lender written evidence of the commencement by a independent environmental auditor approved by Lender of the scope of work as recommended pursuant to that certain Phase II Limited Subsurface Investigation dated June 13, 2011 prepared by EBI Consulting for the benefit of Lender, a copy of which Borrower acknowledges it has received. Such scope of work relates to the existing contamination of the soil and groundwater in the area to the east of the leased premises occupied by the Tenant doing business as JCPenney's which has shown levels of total petroleum hydrocarbons ("TPH") greater than the Kentucky DEP Cleanup Standard for TPH of 500 mg/kg due to historical rail yard operations on the Property.  Borrower shall thereafter, with reasonable due diligence and in any event within one (1) year after the Closing Date, provide the following to Lender, each of which shall be reasonably satisfactory to Lender in its sole discretion: (i) evidence of additional testing and investigation of the soil and groundwater in the identified area to determine the extent of the TPH contamination, (ii) copies of all reports, testing results and other information received by Borrower in conjunction therewith, (iii) evidence of a managed closure from the Kentucky DEP of the contamination and the institution of appropriate protections and covenants related to future activities on the Property to restrict potential exposure to the contamination, and (iv) an Officer's Certificate and other evidence required by Lender confirming (x) the scope of work recommended by the Phase II has been completed in accordance with the standards required by the applicable Governmental Authority in the State of Kentucky, (y) all other requirements outlined herein have been completed and (z) all associated expenses have been paid (items (i) through (iv) immediately above are collectively referred to herein as the "TPH Remediation").  To the extent the TPH Remediation is not completed within one (1) year after the Closing Date despite Borrower's diligent efforts but is susceptible of being cured, then Borrower shall have such additional time as is reasonably necessary to complete the TPH Remediation, provided that (xx) Borrower delivers written notice to Lender prior to the expiration of the one (1) year period which notice shall include evidence reasonably satisfactory to Lender of Borrower’s due diligent efforts and progress to complete the TPH Remediation and (yy) thereafter, Borrower delivers evidence to Lender of Borrower’s continued due diligent efforts and progress to complete the TPH Remediation every six (6) months until the TPH Remediation has been completed.

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5.3           Compliance with Legal Requirements.  Borrower shall comply with, and shall cause the Property to comply with and be operated, maintained, repaired and improved in compliance with, all Legal Requirements, Insurance Requirements and all material contractual obligations by which Borrower is legally bound.

5.4           Impositions and Other Claims.  Borrower shall pay and discharge all taxes, assessments and governmental charges levied upon it, its income and its assets as and when such taxes, assessments and charges are due and payable, as well as all lawful claims for labor, materials and supplies or otherwise, subject to any rights to contest contained in the definition of Permitted Encumbrances.  Borrower shall file all federal, state and local tax returns and other reports that it is required by law to file.  If any law or regulation applicable to Lender, any Note, any of the Collateral or the Security Instrument is enacted that deducts from the value of property for the purpose of taxation any Lien thereon, or imposes upon Lender the payment of the whole or any portion of the taxes or assessments or charges or Liens required by this Agreement to be paid by Borrower, or changes in any way the laws or regulations relating to the taxation of mortgages or security agreements or debts secured by mortgages or security agreements or the interest of the mortgagee or secured party in the property covered thereby, or the manner of collection of such taxes, so as to affect the Security Instrument, the Indebtedness or Lender, then Borrower, upon demand by Lender, shall pay such taxes, assessments, charges or Liens, or reimburse Lender for any amounts paid by Lender.  If in the reasonable opinion of Lender's counsel it would be unlawful to require Borrower to make such payment or the making of such payment would result in the imposition of interest beyond the maximum amount permitted by applicable Law, Lender may elect to declare all of the Indebtedness to be due and payable one hundred fifty (150) days from the giving of written notice by Lender to Borrower, without the obligation to pay any prepayment, yield maintenance or similar premium or fee.

5.5           Access to Property.  Borrower shall permit agents, representatives and employees of Lender and the Servicer to enter and inspect the Property or any portion thereof, and/or inspect, examine, audit and copy the books and records of Borrower (including all recorded data of any kind or nature, regardless of the medium of recording), at such reasonable times as may be requested by Lender upon reasonable advance notice.  If Lender shall determine that an Event of Default exists, the cost of such inspections, examinations, copying or audits shall be borne by Borrower, including the cost of all follow up or additional investigations, audits or inquiries deemed reasonably necessary by Lender.  The cost of such inspections, examinations, audits and copying, if not paid for by Borrower following demand, may be added to the Indebtedness and shall bear interest thereafter until paid at the Default Rate.  If Borrower prohibits, bars or fails to permit agents, representatives and employees of Lender and Servicer from entering and inspecting the Property or from inspecting, examining, auditing and copying Borrower's books and records, as required by this Section, for more than five days after a written request is made by Lender to do so, Borrower agrees to pay Lender on demand the sum of $1,000.00 for each day after such five-day period that Borrower so prohibits or bars such inspection, and such sum or sums shall be part of the Indebtedness.

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5.6           Cooperate in Legal Proceedings.  Except with respect to any claim by Borrower against Lender, Borrower shall cooperate fully with Lender with respect to any proceedings before any Governmental Authority that may in any way affect the rights of Lender hereunder or under any of the Loan Documents and, in connection therewith, Lender may, at its election, participate or designate a representative to participate in any such proceedings.

5.7           Leases.

(a)           Promptly upon Lender’s written request, Borrower shall furnish Lender with executed copies of all Leases.  All new Leases and renewals or amendments of Leases must (i) be entered into on an arms-length basis with Tenants that are not affiliates of Borrower and whose identity and creditworthiness is appropriate for tenancy in property of comparable quality, (ii) provide for rental rates and other economic terms that, taken as a whole, are at least equivalent to then-existing market rates, based on the applicable market, and otherwise contain terms and conditions that are commercially reasonable, (iii) not have or reasonably likely to result in a Material Adverse Effect, and (iv) except for Specialty Leases, be expressly subject and subordinate to the Security Instrument and contain provisions for the agreement by the Tenant thereunder to attorn to Lender and any purchaser at a foreclosure sale, such attornment to be self-executing and effective upon acquisition of title to the Property by any purchaser at a foreclosure sale or require the Tenant to execute a mutually acceptable subordination and nondisturbance agreement.

(b)           All new Leases that are Major Leases, and all terminations, renewals and amendments of Major Leases, and any surrender of rights under any Major Lease, shall be subject to the prior written consent of Lender.  If Lender shall fail to respond to Borrower’s request for such consent within five (5) Business Days of Lender’s receipt of such request accompanied by a comprehensive term sheet and reasonably detailed financial information about the proposed Tenant (to the extent available from such Tenant), Borrower may deliver to Lender a second request for consent stating in bold and capitalized type that "LENDER’S FAILURE TO RESPOND TO THE ENCLOSED REQUEST WITHIN FIVE BUSINESS DAYS SHALL BE DEEMED LENDER’S APPROVAL", provided that if Lender has reasonably requested any additional information with respect to the Tenant (and such information is possessed by or available to Borrower), Borrower shall not have the right to send any such second request unless and until Borrower shall have delivered to Lender such additional information.  In the event Lender fails to approve or disapprove such request within five Business Days after Lender’s receipt of such second request, such request shall be deemed approved.

(c)           Borrower shall (i) observe and punctually perform all the material obligations imposed upon the lessor under the Leases; (ii) enforce all of the material terms, covenants and conditions contained in the Leases on the part of the lessee thereunder to be observed or performed, short of termination thereof, except that Borrower may terminate any Lease following a material default thereunder by the respective Tenant; (iii) not collect any of the rents thereunder more than one month in advance; (iv) not execute any assignment of lessor's interest in the Leases or associated rents other than the assignment of rents and leases under the Security Instrument; (v) not cancel or terminate any guarantee of any of the Major Leases without the prior written consent of Lender; and (vi) not permit any subletting of any space covered by a Major Lease or an assignment of the Tenant's rights under a Major Lease, except in strict accordance with the terms of such Major Lease.  Borrower shall deliver to each new Tenant a Tenant Notice upon execution of such Tenant's Lease, and promptly upon request of Lender deliver to Lender a copy thereof and evidence of such Tenant's receipt thereof.

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(d)           Security deposits of Tenants under all Leases, whether held in cash or any other form, shall be held in accordance with Legal Requirements.  Borrower shall maintain books and records of sufficient detail to identify all security deposits of Tenants separate and apart from any other payments received from Tenants.  Any bond or other instrument that Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements shall be maintained in full force and effect unless replaced by cash deposits as described above, shall be issued by an institution reasonably satisfactory to Lender, shall (if not prohibited by any Legal Requirements) name Lender as payee or mortgagee thereunder (or at Lender's option, be fully assignable to Lender) or may name Borrower as payee thereunder so long as such bond or other instrument is pledged to Lender as security for the Indebtedness and shall, in all respects, comply with any applicable Legal Requirements and otherwise be reasonably satisfactory to Lender.  Borrower shall, upon Lender's request, provide Lender with evidence reasonably satisfactory to Lender of Borrower's compliance with the foregoing.  During the continuance of any Event of Default, Borrower shall, upon Lender's request, deposit with Lender in an Eligible Account pledged to Lender an amount equal to the aggregate security deposits of the Tenants (and any interest theretofore earned on such security deposits and actually received by Borrower) that Borrower had not returned to the applicable Tenants or applied in accordance with the terms of the applicable Lease.

(e)           Borrower shall promptly deliver to Lender a copy of each written notice from a Tenant under any Major Lease claiming that Borrower is in default in the performance or observance of any of the material terms, covenants or conditions thereof to be performed or observed by Borrower.

5.8           Plan Assets, etc.  Borrower will do, or cause to be done, all things necessary to ensure that it will not be deemed to hold Plan Assets at any time.

5.9           Further Assurances.  Borrower shall, at Borrower's sole cost and expense (except as provided below with respect to matters involving Section 1.1(c) and/or 9.7(b) or a restructuring of the Loan pursuant to the Cooperation Agreement), from time to time as reasonably requested by Lender, execute, acknowledge, record, register, file and/or deliver to Lender such other instruments, agreements, certificates and documents (including Uniform Commercial Code financing statements and amended or replacement mortgages) as Lender may reasonably request to evidence, confirm, perfect and maintain the Liens securing or intended to secure the obligations of Borrower and the rights of Lender under the Loan Documents or to facilitate a replacement of the Cash Management Bank pursuant to Section 3.1(c) or a bifurcation of the Notes pursuant to Sections 1.1(c) and/or 9.7(b) or a restructuring of the Loan pursuant to the Cooperation Agreement (and with respect to the costs and expenses associated with a bifurcation of the Notes pursuant to Section 1.1(c) and/or 9.7(b) or a restructuring of the Loan pursuant to the Cooperation Agreement, all of the foregoing shall be at Lender’s sole cost and expense including, without limitation, Lender’s legal fees, the cost of Article 9 or UCC insurance policies for mezzanine pledges, but Borrower shall be required to pay its own legal fees, costs of forming additional Borrower entities, and costs associated with the management and administration of such entity (e.g. salaries of Independent Directors and Independent Managers) and other costs incurred by Borrower in connection with a corporate restructuring), in each case if requested by Lender, and do and execute all such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents as Lender shall reasonably request from time to time.  Upon foreclosure, the appointment of a receiver or any other relevant action, Borrower shall, at its sole cost and expense, cooperate fully and completely to effect the assignment or transfer of any license, permit, agreement or any other right necessary or useful to the operation of the Collateral.  Borrower hereby authorizes and appoints Lender as its attorney-in-fact to execute, acknowledge, record, register and/or file such instruments, agreements, certificates and documents, and to do and execute such acts, conveyances and assurances, should Borrower fail to do so itself in violation of this Agreement or the other Loan Documents following written request from Lender, in each case without the signature of Borrower.  The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement.  Borrower hereby ratifies all actions that such attorney shall lawfully take or cause to be taken in accordance with this Section 5.9.

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5.10           Management of Collateral.

(a)           The Property shall be managed at all times by an Approved Property Manager pursuant to an Approved Management Agreement.  Pursuant to the Subordination of Property Management Agreement or Agreements, each Approved Property Manager shall agree that its Approved Management Agreement and all fees thereunder (including any incentive fees) are subject and subordinate to the Indebtedness.  Borrower may from time to time appoint an Approved Property Manager to manage the Property pursuant to an Approved Management Agreement, and such successor manager shall execute for Lender's benefit a Subordination of Property Management Agreement in form and substance reasonably satisfactory to Lender.  The per annum fees of the Approved Property Manager (including any incentive fees) shall not, at any time, exceed three percent (3.0%) of the gross revenues of the Property for the then most recently concluded Test Period.

(b)           Borrower shall cause each Approved Property Manager (including any successor Approved Property Manager) to maintain at all times worker's compensation insurance as required by Governmental Authorities.

(c)           Borrower shall notify Lender in writing of any default of Borrower or the Approved Property Manager under the Approved Management Agreement, after the expiration of any applicable cure periods, of which Borrower has actual knowledge.  Lender shall have the right, after reasonable notice to Borrower and in accordance with the Subordination of Property Management Agreement, to cure defaults of Borrower under the Approved Management Agreement.  Any reasonable out-of-pocket expenses incurred by Lender to cure any such default shall constitute a part of the Indebtedness and shall be due from Borrower upon demand by Lender.

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(d)           During the continuance of an Event of Default, or a material default by the Approved Property Manager under the Approved Management Agreement after the expiration of any applicable cure period or upon the filing of a bankruptcy petition or the occurrence of a similar event with respect to the Approved Property Manager, Lender may, in its sole discretion, require Borrower to terminate the Approved Management Agreement and engage an Approved Property Manager selected by Lender to serve as replacement Approved Property Manager pursuant to an Approved Management Agreement.

5.11           Notice of Material Event.  Borrower shall give Lender prompt notice (containing reasonable detail) of (i) any material change in the financial or physical condition of the Property, as reasonably determined by Borrower, including the termination or cancellation of any Lease covering 1.5% or more of the gross leasable area of the Property and the termination or cancellation of terrorism or other insurance required by this Agreement, (ii) any notice from the Approved Property Manager, to the extent such notice relates to a matter that is reasonably likely to have a Material Adverse Effect, (iii) any litigation or governmental proceedings pending or threatened in writing against Borrower or the Property that is reasonably likely to have a Material Adverse Effect, (iv) the insolvency or bankruptcy filing of Borrower, Borrower's Single-Purpose Equityholder, Sponsor or an affiliate of any of the foregoing and (v) any other circumstance or event that is reasonably likely to have a Material Adverse Effect.

5.12           Annual Financial Statements.  As soon as available, and in any event within 90 days after the close of each Fiscal Year, Borrower shall furnish to Lender, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower's sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format, a balance sheet of Borrower as of the end of such year, together with related statements of income and equityholders' capital for such Fiscal Year, audited by BDO Seidman, a "Big Four" accounting firm or another accounting firm mutually acceptable to Borrower and Lender, in each case, whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP applied on a consistent basis and shall not be qualified as to the scope of the audit or as to the status of Borrower as a going concern.  Together with Borrower's annual financial statements, Borrower shall furnish to Lender, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower's sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format:

(i)            a statement of cash flows;

(ii)           then current rent roll, Tenant sales reports (to the extent required to be provided pursuant to the applicable Leases) and occupancy reports;

(iii)           an annual report for the most recently completed fiscal year, describing Capital Expenditures (stated separately with respect to any project costing in excess of $100,000), Tenant Improvements and Leasing Commissions; and

(iv)           such other information as Lender shall reasonably request.

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5.13           Quarterly Financial Statements.  As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter (including year-end), Borrower shall furnish to Lender, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower's sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format, quarterly and year-to-date unaudited financial statements prepared for such fiscal quarter with respect to Borrower, including a balance sheet and operating statement as of the end of such Fiscal Quarter, which statements shall be accompanied by an Officer's Certificate certifying that the same are true, correct and complete and were prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments.  Each such quarterly report shall be accompanied by the following, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower's sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format:

(i)           a statement in reasonable detail that calculates Net Operating Income for each of the Fiscal Quarters in the Test Period ending in such Fiscal Quarter, in the case of each such Fiscal Quarter, ending at the end thereof;

(ii)          copies of each of the Leases signed during such quarter, together with a summary thereof that shall include the Tenant's name, lease term, base rent, Tenant Improvements, leasing commissions paid, free rent and other material tenant concessions;

(iii)         then current rent roll and occupancy reports; and

(iv)          such other information as Lender shall reasonably request.

5.14           Monthly Financial Statements; Non-Delivery of Financial Statements.

(a)           Until the occurrence of a Securitization and during the continuance of a Trigger Period or an Event of Default (or, in the case of item (iii) below, at all times), Borrower shall furnish within 30 days after the end of each calendar month (other than the calendar month immediately following the final calendar month of any Fiscal Year or Fiscal Quarter), in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower's sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format, monthly and year-to-date unaudited financial statements prepared for the applicable month with respect to Borrower, including a balance sheet and operating statement as of the end of such month, which statements shall be accompanied by an Officer's Certificate certifying that the same are true, correct and complete and were prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments.  Each such monthly report shall be accompanied by the following:

(i)           a summary of Leases signed during such month, which summary shall include the Tenant's name, lease term, base rent, escalations, Tenant Improvements, leasing commissions paid, free rent and other concessions;

(ii)           then current rent roll and occupancy reports; and

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(iii)           such other information as Lender shall reasonably request.

(b)           If Borrower fails to provide to Lender the financial statements and other information specified in Sections 5.12, 5.13 and this Section 5.14 within the respective time period specified in such Sections, then (i) such failure shall, at Lender's election, constitute an Event of Default following written notice from Lender, and (ii) Borrower shall pay to Lender a fee in the amount of $5,000.00 immediately upon the occurrence of such failure  and again upon the expiration of each 20-day period thereafter until compliance is achieved, which amounts shall constitute a portion of the Indebtedness and, if unpaid, shall accrue interest at the Default Rate; provided, however, that for so long as Sponsor and/or Glimcher Realty Trust shall continue to own 100% of the indirect equity interests in Borrower and are required to report their periodic financial statements in public filings, the fee specified in foregoing clause (ii) shall not apply.

5.15           Insurance.

(a)           Borrower shall obtain and maintain with respect to the Property, for the mutual benefit of Borrower and Lender at all times, the following policies of insurance:

(i)           insurance against loss or damage by standard perils included within the classification "All Risks Special Form Cause of Loss" (including coverage for damage caused by windstorm and hail).  Such insurance shall (A) be in an amount equal to the full replacement cost of the Property and fixtures (without deduction for physical depreciation); (B) have deductibles acceptable to Lender (but in any event not in excess of $100,000, except in the case of windstorm and earthquake coverage, which shall have deductibles not in excess of 5% of the total insurable value of the Property); (C) be paid annually in advance; (D) contain a "Replacement Cost Endorsement" with a waiver of depreciation and an "Agreed Amount Endorsement" waiving all coinsurance provisions; (E) include an ordinance or law coverage endorsement containing Coverage A:  "Loss Due to Operation of Law", Coverage B:  "Demolition Cost" and Coverage C:  "Increased Cost of Construction" coverages with a blanket limit for Coverages A, B and C of no less than $25,000,000.00, provided, in the event, at any time during the term of the Loan, the Property is regarded as legal-nonconforming as to then applicable zoning laws and ordinances, Borrower agrees, within thirty (30) days (or such longer period as agreed to by Lender in its sole discretion) of the Property being regarded as legal non-conforming to increase the limits on the ordinance or law coverage endorsement for Coverage A:  "Loss Due to Operation of Law" to a limit equal to replacement cost, and Coverage B:  "Demolition Cost" and Coverage C:  "Increased Cost of Construction" each to an amount of no less than 10% of replacement cost, provided as it relates to the limits on any of the ordinance or law coverage endorsements required hereunder, Lender may agree to such lesser amounts as determined by Lender using standards generally acceptable to prudent institutional commercial loan lenders undertaking similar review or exercising similar discretion with respect to a property similar in nature and location to the Property; and (F) permit that the improvements and other property covered by such insurance be rebuilt at another location in the event that such improvements and other property cannot be rebuilt at the location on which they are situated as of the date hereof.  If such insurance excludes mold, then the Borrowers shall implement a mold prevention program satisfactory to Lender;

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(ii)           flood insurance if the Property is located in a "100 Year Flood Plain", "special hazard area" (including Zones A and V) or other area with a high degree of flood risk in an amount equal to the maximum limit of coverage available from FEMA/FIA, plus such excess limits requested by Lender, with a deductible not in excess of $25,000;

(iii)           in addition to the insurance required by subsection (ii) above, additional flood insurance in an amount no less than $10,000,000.00 which may be part of an excess policy and shall have a deductible not in excess of $500,000.00, which excess coverage described herein shall be maintained through the Maturity Date;

(iv)           commercial general liability insurance, including broad form coverage of property damage, blanket contractual liability and personal injury (including death resulting therefrom), to be on the so-called "occurrence" form containing minimum limits per occurrence of not less than $1,000,000 with not less than a $2,000,000 general aggregate for any policy year (with a per location aggregate if the Property is on a blanket policy).  In addition, at least $25,000,000.00 excess and/or umbrella liability insurance shall be obtained and maintained for any and all claims, including all legal liability imposed upon Borrower and all related court costs and attorneys' fees and disbursements;

(v)           rental loss and/or business interruption insurance covering all risks required to be covered by the insurance provided for herein, including but not limited to, clauses (i), (ii), (v), (vii), (viii) and (ix) of this Section 5.15(a), and covering the 18 month period commencing on the date of any Casualty or Condemnation, and containing an extended period of indemnity endorsement covering the 12 month period commencing on the date on which the Property has been restored, as reasonably determined by the applicable insurer (even if the policy will expire prior to the end of such period).  The amount of such insurance shall be increased from time to time as and when the gross revenues from the Property increase;

(vi)           insurance against loss or damage from (A) leakage of sprinkler systems, if not provided by the policy required by Section 5.15(a)(i), and (B) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any of the improvements (without exclusion for explosions) and insurance against loss of occupancy or use arising from any breakdown, in such amounts as are generally available and are generally required by institutional lenders for properties comparable to the Property;

(vii)           worker's compensation insurance with respect to all employees of Borrower as and to the extent required by any Governmental Authority or Legal Requirement and employer's liability coverage of at least $1,000,000 (if applicable);

(viii)           during any period of repair or restoration, and only if the property and liability coverage forms do not otherwise apply, owner's contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance provided for in Section 5.15(a)(iii).  The insurance provided for in Section 5.15(a) shall (1) be written in a so-called builder's risk completed value form or equivalent coverage, including coverage for 100% of the total costs of construction on a non-reporting basis and against all risks insured against pursuant to clauses (i), (ii), (iv), (v), (viii) and (ix) of Section 5.15(a), (2) shall include permission to occupy the Property, and (3) shall contain an agreed amount endorsement waiving co-insurance provisions;

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(ix)           if required by Lender, earthquake insurance (A) with minimum coverage equivalent to the greater of 1.0x SUL (scenario upper loss) and 1.5x SEL (scenario expected loss) multiplied by the full replacement cost of the building plus business income, (B) having a deductible approved by Lender (but in any event not be in excess of 5% of the total insurable value of the Property), and (C) if the Property is legally nonconforming under applicable zoning ordinances and codes, containing ordinance of law coverage in amounts as required by Lender;

(x)           so long as the Terrorism Risk Insurance Program Reauthorization Act of 2007 ("TRIPRA") or a similar or subsequent statute is in effect, terrorism insurance for Foreign and Domestic acts (as such terms are defined in TRIPRA or similar or subsequent statute) in an amount equal to the full replacement cost of the Property (plus twelve months of business interruption coverage).  If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but in such event Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required hereunder (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to such amount;

(xi)           motor vehicle liability coverage for all owned and non owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00 (if applicable); and

(xii)          such other insurance as may from time to time be reasonably requested by Lender, to the extent such other insurance is available in the commercial insurance marketplace on commercially reasonable terms.

(b)           All policies of insurance (the "Policies") required pursuant to this Section 5.15 shall be issued by one or more primary insurers having a claims-paying ability of at least "A" or "A2" by each of the Rating Agencies, or by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with carriers having such claims-paying ability ratings (provided that the first layers of coverage are from carriers rated at least "A" or "A2" and all such carriers shall have claims-paying ability ratings of not less than "BBB+" or "Baa1").  Notwithstanding anything to the contrary herein, for purposes of determining whether the insurer ratings requirements set forth above have been satisfied, (1) any insurer that is not rated by Fitch will be regarded as having a Fitch rating that is the equivalent of the rating given to such insurer by any of Moody's and S&P that does rate such insurer (or, if both such rating agencies rate such insurer, the lower of the two ratings), and (2) any insurer that is not rated by Moody's will be regarded as having a Moody's rating of "Baa1" or better if it is rated "A-" or better by S&P and will be regarded as having a Moody's rating of "A2" or better if it is rated "A+" or better by S&P.

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(c)           All Policies required pursuant to this Section 5.15:

(i)            shall contain deductibles that, in addition to complying with any other requirements expressly set forth in Section 5.15(a), are approved by Lender (such approval not to be unreasonably withheld, delayed or conditioned, but subject to the requirements of each Rating Agency) and are no larger than is customary for similar policies covering similar properties in the geographic market in which the Property is located, but in any event are not in excess of $100,000.00 (except in the case of windstorm and earthquake coverage, which shall have deductibles not in excess of 5% of the total insurable value of the Property);

(ii)            shall be maintained throughout the term of the Loan without cost to Lender and shall name Borrower as the named insured;

(iii)           with respect to property policies, shall contain a standard noncontributory mortgagee clause naming Lender and its successors and assigns as their interests may appear as first mortgagee and loss payee;

(iv)           with respect to liability policies, shall name Lender and its successors and assigns as their interests may appear as additional insureds;

(v)            with respect to rental or business interruption insurance policies, shall name Lender and its successors and/or assigns as their interests may appear as loss payee;

(vi)           shall contain an endorsement providing that neither Borrower nor Lender nor any other party shall be a co-insurer under said Policies;

(vii)          shall contain an endorsement providing that Lender shall receive at least 30 days' prior written notice of any modification, reduction or cancellation thereof;

(viii)         shall contain an endorsement providing that no act or negligence of Borrower or of a Tenant or other occupant or any foreclosure or other proceeding or notice of sale relating to the Property shall affect the validity or enforceability of the insurance insofar as a mortgagee is concerned;

(ix)           shall provide that Lender shall not be liable for any insurance premiums thereon or subject to any assessments thereunder;

(x)            shall contain a waiver of subrogation against Lender;

(xi)            may be in the form of a blanket policy, provided that Borrower shall provide evidence satisfactory to Lender that the insurance premiums for the Property are separately allocated under such Policy to the Property and that (i) payment of such allocated amount shall maintain the effectiveness of such Policy as to the Property notwithstanding the failure of payment of any other portion of premiums, and (ii) overall insurance limits will under no circumstance limit the amount that will be paid in respect of the Property, and provided further that any such blanket policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate Policy in Lender's discretion, subject to review and approval by Lender based on the schedule of locations and values; and

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(xii)           shall otherwise be reasonably satisfactory in form and substance to Lender and shall contain such other provisions as Lender deems reasonably necessary or desirable to protect its interests.

(d)           Borrower shall pay the premiums for all Policies as the same become due and payable.  Copies of such Policies, certified as true and correct by Borrower, shall be delivered to Lender promptly upon request.  Not later than 30 days prior to the expiration date of each Policy, Borrower shall deliver to Lender evidence, reasonably satisfactory to Lender, of its renewal.  Borrower shall promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.  Within 30 days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.

(e)           Borrower shall not procure any other insurance coverage that would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrower to collect any proceeds under any of the Policies.  If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect when and as required hereunder, Lender shall have the right to take such action as Lender deems necessary to protect its interest in the Property, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate (but limited to the coverages and amounts required hereunder).  All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, and shall bear interest at the Default Rate.

(f)           In the event of foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Indebtedness, all right, title and interest of Borrower in and to the Policies then in force with respect to the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or in Lender or other transferee in the event of such other transfer of title.

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5.16           Casualty and Condemnation.

(a)           Borrower shall give prompt notice to Lender of any Casualty or Condemnation or of the actual or threatened commencement of proceedings that would result in a Condemnation.

(b)           Lender may participate in any proceedings for any taking by any public or quasi-public authority accomplished through a Condemnation or any transfer made in lieu of or in anticipation of a Condemnation, to the extent permitted by law.  Upon Lender's request, Borrower shall deliver to Lender all instruments reasonably requested by it to permit such participation.  Borrower shall, at its sole cost and expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Borrower shall not consent or agree to a Condemnation or action in lieu thereof without the prior written consent of Lender in each instance, which consent shall not be unreasonably withheld or delayed in the case of a taking of an immaterial portion of the Property.

(c)           Lender may (x) jointly with Borrower settle and adjust any claims, (y) during the continuance of an Event of Default, settle and adjust any claims without the consent or cooperation of Borrower, or (z) allow Borrower to settle and adjust any claims; except that if no Event of Default is continuing, Borrower may settle and adjust claims aggregating not in excess of the Loss Proceeds Threshold if such settlement or adjustment is carried out in a competent and timely manner.  Provided that no Event of Default has occurred and is continuing, Borrower shall be permitted to collect and receive Loss Proceeds for claims that Borrower is permitted to settle without Lender’s participation pursuant to the immediately preceding sentence; provided, however, that, Lender shall be entitled to collect and receive (as set forth below) any and all Loss Proceeds for claims that Borrower is not permitted to settle without Lender’s participation pursuant to the immediately preceding.  The reasonable expenses incurred by Lender in the adjustment and collection of Loss Proceeds shall become part of the Indebtedness and shall be reimbursed by Borrower to Lender upon demand therefor.

(d)           Except to the extent Borrower is permitted to collect and receive Loss Proceeds pursuant to Section 5.16(c), all Loss Proceeds from any Casualty or Condemnation shall be immediately deposited into the Loss Proceeds Account (monthly rental loss/business interruption proceeds to be initially deposited into the Loss Proceeds Account and subsequently deposited into the Cash Management Account in installments as and when the lost rental income covered by such proceeds would have been payable).  Following the occurrence of a Casualty, Borrower, regardless of whether proceeds are available, shall in a reasonably prompt manner proceed to restore, repair, replace or rebuild the Property to be of at least equal value and of substantially the same character as prior to the Casualty, all in accordance with the terms hereof applicable to Alterations.  If any Condemnation or Casualty occurs as to which, in the reasonable judgment of Lender:

(i)           in the case of a Casualty, the cost of restoration would not exceed thirty percent (30%) of the Loan Amount and the Casualty does not render untenantable, or result in the cancellation of Leases covering, more than 25% of the gross rentable area of the Property, or result in cancellation of Leases covering more than 25% of the base contractual rental revenue of the Property;

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(ii)           in the case of a Condemnation, the Condemnation does not render untenantable, or result in the cancellation of Leases covering, more than 15% of the gross rentable area of the Property;

(iii)           restoration of the Property is reasonably expected to be completed prior to the expiration of rental interruption insurance and at least six months prior to the Maturity Date;

(iv)           after such restoration, the fair market value of the Property is reasonably expected to equal at least the fair market value of the Property immediately prior to such Condemnation or Casualty (assuming the affected portion of the Property is relet); and

(v)           all necessary approvals and consents from Governmental Authorities will be obtained to allow the rebuilding and re-occupancy of the Property;

or if Lender otherwise elects to allow Borrower to restore the Property, then, provided no Event of Default is continuing, the Loss Proceeds after receipt thereof by Lender and reimbursement of any reasonable expenses incurred by Lender in connection therewith shall be applied to the cost of restoring, repairing, replacing or rebuilding the Property or part thereof subject to the Casualty or Condemnation, in the manner set forth below (and Borrower shall commence, as promptly and diligently as practicable, to prosecute such restoring, repairing, replacing or rebuilding of the Property in a workmanlike fashion and in accordance with applicable law to a status at least equivalent to the quality and character of the Property immediately prior to the Condemnation or Casualty).  Provided that no Event of Default shall have occurred and be then continuing, Lender shall disburse such Loss Proceeds to Borrower upon Lender's being furnished with (i) evidence reasonably satisfactory to it of the estimated cost of completion of the restoration, (ii) funds, or assurances reasonably satisfactory to Lender that such funds are available and sufficient in addition to any remaining Loss Proceeds, to complete the proposed restoration (including for any reasonable costs and expenses of Lender to be incurred in administering such restoration) and for payment of the Indebtedness as it becomes due and payable during the restoration, and (iii) such architect's certificates, waivers of lien, contractor's sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably request; and Lender may, in any event, require that all plans and specifications for restoration reasonably estimated by Lender to exceed the Loss Proceeds Threshold be submitted to and approved by Lender prior to commencement of work (which approval shall not be unreasonably withheld).  If Lender reasonably estimates that the cost to restore will exceed the Loss Proceeds Threshold, Lender may retain a local construction consultant to inspect such work and review Borrower's request for payments and Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and expenses of such consultant (which fees and expenses shall constitute Indebtedness).  No payment shall exceed 90% of the value of the work performed from time to time until such time as 50% of the restoration (calculated based on the anticipated aggregate cost of the work) has been completed, and amounts retained prior to completion of 50% of the restoration shall not be paid prior to the final completion of the restoration.  Funds other than Loss Proceeds shall be disbursed prior to disbursement of such Loss Proceeds, and at all times the undisbursed balance of such proceeds remaining in the Loss Proceeds Account, together with any additional funds irrevocably and unconditionally deposited therein or irrevocably and unconditionally committed for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the restoration free and clear of all Liens or claims for Lien.

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(e)           Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Loss Proceeds lawfully or equitably payable to Lender in connection with the Property.  Lender shall be reimbursed for any expenses reasonably incurred in connection therewith (including reasonable attorneys' fees and disbursements, and, if reasonably necessary to collect such proceeds, the expense of an Appraisal on behalf of Lender) out of such Loss Proceeds or, if insufficient for such purpose, by Borrower.  Borrower hereby irrevocably constitutes and appoints Lender as the attorney-in-fact of Borrower for matters in excess of the Loss Proceeds Threshold with respect to the Property, with full power of substitution, subject to the terms of this Section 5.16, to settle for, collect and receive all Loss Proceeds and any other awards, damages, insurance proceeds, payments or other compensation from the parties or authorities making the same, to appear in and prosecute any proceedings therefor and to give receipts and acquittance therefor (which power of attorney shall be irrevocable so long as any of the Indebtedness is outstanding, shall be deemed coupled with an interest, and shall survive the voluntary or involuntary dissolution of Borrower).

(f)           If Borrower is not entitled to apply Loss Proceeds toward the restoration of the Property pursuant to Section 5.16(d) and Lender elects not to permit such Loss Proceeds to be so applied, such Loss Proceeds shall be applied on the first Payment Date following such election to the prepayment of the Principal Indebtedness (without the requirement to pay a prepayment fee or premium) and shall be accompanied by interest through the end of the applicable Interest Accrual Period (calculated as if the amount prepaid were outstanding for the entire Interest Accrual Period).  If the Note has been bifurcated into multiple Notes pursuant to Section 1.1(c), all prepayments of the Loan made by Borrower in accordance with this Section 5.16(f) shall be applied to the Notes in ascending order of interest rate (i.e., first to the Note with the lowest interest rate until its outstanding principal balance has been reduced to zero, then to the Note with the second lowest interest rate until its outstanding principal balance has been reduced to zero, and so on) or in such other order as Lender shall determine.

(g)           Notwithstanding the foregoing provisions of this Section 5.16, if the Loan is included in a REMIC and immediately following a release of any portion of the applicable Property from the Lien of the Loan Documents in connection with a Casualty or Condemnation the Loan would fail to satisfy a Lender 80% Determination, then the Principal Indebtedness shall be prepaid in accordance with Section 5.16(f) in an amount equal to either (i) so much of the Loss Proceeds as are necessary to cause the Lender 80% Determination to be satisfied, or if the aggregate Loss Proceeds are insufficient for such purpose, then the amount realized by Borrower from the Casualty or Condemnation for purposes of computing gain or loss under section 1001 of the Code, or (ii) a lesser amount provided the Borrower delivers to Lender an opinion of counsel, in form and substance reasonably satisfactory to Lender and delivered by counsel reasonably satisfactory to Lender, opining that such release of Property from the Lien does not cause any portion of the Loan to cease to be a "qualified mortgage" within the meaning of section 860G(a)(3) of the Code.

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5.17           Annual Budget.  Within sixty (60) days after the commencement of each Fiscal Year during the term of the Loan, Borrower shall deliver to Lender for informational purposes only an Annual Budget for the Property for the ensuing Fiscal Year and, promptly after preparation thereof, any subsequent revisions to the Annual Budget.  In addition, Borrower shall deliver to Lender an Annual Budget for the Property within 30 days after the commencement of any Trigger Period or Event of Default, which Annual Budget and any revisions thereto shall be subject to Lender's approval (the Annual Budget, as so approved, the "Approved Annual Budget"); provided, however, that Borrower shall not amend any Annual Budget more than once in any 60-day period.  For so long as Lender shall withhold its consent to any Annual Budget or any revisions thereto, the Annual Budget in effect prior to any such request for approval shall remain in effect.  Without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed, during the continuance of a Trigger Period Borrower shall not make any expenditures that are either not provided for in the Approved Annual Budget or that would, in the aggregate, cause any line item in the Approved Annual Budget to be exceeded by 5% or more measured on an annual basis, other than expenditures for non-discretionary items and expenditures required to be made by reason of the occurrence of any emergency (i.e., an unexpected event that threatens imminent harm to persons or property at the Property) and with respect to which it would be impracticable, under the circumstances, to obtain Lender's prior consent thereto (collectively, the "Non-Discretionary Items").

5.18           Nonbinding Consultation.  Lender shall have the right to consult with and advise Borrower regarding significant business activities and business and financial developments of Borrower, provided that any such advice or consultation or the result thereof shall be completely nonbinding on Borrower.

5.19           Compliance with Encumbrances and Material Agreements.  Borrower covenants and agrees as follows:

(i)             Borrower shall comply with all material terms, conditions and covenants of each Material Agreement and each material Permitted Encumbrance, including any reciprocal easement agreement, any declaration of covenants, conditions and restrictions, and any condominium arrangements.

(ii)            Borrower shall promptly deliver to Lender a true, correct and complete copy of each and every notice of default received by Borrower with respect to any obligation of such Borrower under the provisions of any Material Agreement and/or Permitted Encumbrance.

(iii)           Borrower shall deliver to Lender copies of any written notices of default or event of default relating to any Material Agreement and/or Permitted Encumbrance served by Borrower.

(iv)           After the occurrence of an Event of Default, so long as the Loan is outstanding, Borrower shall not grant or withhold any material consent, approval or waiver under any Material Agreement or Permitted Encumbrance without the prior written consent of Lender.

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(v)           Borrower shall deliver to each other party to any Permitted Encumbrance and any Material Agreement notice of the identity of Lender and each assignee of Lender of which Borrower is aware if such notice is required in order to protect Lender's interest thereunder.

(vi)           Borrower shall enforce, short of termination thereof, the performance and observance of each and every material term, covenant and provision of each Material Agreements to be performed or observed, if any.

5.20           Prohibited Persons.  None of Borrower, Sponsor or any Person owning a direct or indirect beneficial interest in Borrower or Sponsor shall (i) knowingly conduct any business, or engage in any transaction or dealing, with any Embargoed Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Embargoed Person, or (ii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order 13224.  Borrower shall deliver to Lender from time to time written certification or other evidence as may be reasonably requested by Lender, confirming that (x) none of Borrower, Sponsor nor, to Borrower's knowledge, any Person owning a direct or indirect beneficial interest in Borrower is an Embargoed Person and (y) none of Borrower, Sponsor or, to Borrower's knowledge, any Person owning a direct or indirect beneficial interest in Borrower has knowingly engaged in any business, transaction or dealings with a Embargoed Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Embargoed Person.

ARTICLE VI

NEGATIVE COVENANTS

6.1           Liens on the Collateral.  Neither Borrower nor, if applicable, any Single-Purpose Equityholder shall permit or suffer the existence of any Lien on any of its assets, other than Permitted Encumbrances.

6.2           Ownership.  Borrower shall not own any assets other than the Property and related personal property and fixtures located therein or used in connection therewith.

6.3           Transfer; Change of Control.  Borrower shall not Transfer any Collateral, and no equity interests in Borrower may be Transferred, in each case, other than in compliance with Article II and other than the replacement or other disposition of obsolete or non-useful personal property and fixtures in the ordinary course of business, and Borrower shall not hereafter file a declaration of condominium with respect to the Property.  No Prohibited Change of Control or Prohibited Pledge shall occur.

6.4           Debt.  Borrower shall not have any Debt, other than Permitted Debt.

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6.5           Dissolution; Merger or Consolidation.  Neither Borrower nor, if applicable, any Single-Purpose Equityholder shall dissolve, terminate, liquidate, merge with or consolidate into another Person without first causing the Loan to be assumed by a Qualified Successor Borrower pursuant to Section 2.2.

6.6           Change in Business.  Borrower shall not make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.

6.7           Debt Cancellation.  Borrower shall not cancel or otherwise forgive or release any material claim or Debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business.

6.8           Affiliate Transactions.  Borrower shall not enter into, or be a party to, any transaction with any affiliate of Borrower, except on terms that are no less favorable to Borrower than would be obtained in a comparable arm's length transaction with an unrelated third party.

6.9           Misapplication of Funds.  Borrower shall not (a) distribute any Revenue or Loss Proceeds in violation of the provisions of this Agreement (and shall promptly cause the reversal of any such distributions made in error of which Borrower becomes aware), (b) fail to remit amounts to the Cash Management Account as required by Section 3.1, or (c) misappropriate any security deposit or portion thereof.

6.10           Jurisdiction of Formation; Name.  Borrower shall not change its jurisdiction of formation or name without receiving Lender's prior written consent and promptly providing Lender such information and replacement Uniform Commercial Code financing statements and legal opinions as Lender may reasonably request in connection therewith.

6.11           Modifications and Waivers.  Unless otherwise consented to in writing by Lender:

(i)             Borrower shall not amend, modify, terminate, renew, or surrender any rights or remedies under any Lease, or enter into any Lease, except in compliance with Section 5.7;

(ii)            Neither Borrower nor, if applicable, any Single-Purpose Equityholder shall terminate, amend or modify its organizational documents (including any operating agreement, limited partnership agreement, by-laws, certificate of formation, certificate of limited partnership or certificate of incorporation);

(iii)           Borrower shall not terminate, amend or modify the Approved Management Agreement; and

(iv)           Borrower shall not amend, modify, surrender or waive any material rights or remedies under, or enter into or terminate, or default in its obligations under, any Material Agreement.

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6.12           ERISA.

(a)           Borrower shall not maintain or contribute to, or agree to maintain or contribute to, or permit any ERISA Affiliate of Borrower to maintain or contribute to or agree to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(b)           Borrower shall not engage in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or substantially similar provisions under federal, state or local laws, rules or regulations or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Notes, this Agreement, the Security Instrument or any other Loan Document) to be a non-exempt prohibited transaction under such provisions.

6.13           Alterations and Expansions.  During the continuance of any Trigger Period or Event of Default, Borrower shall not perform or contract to perform any capital improvements requiring Capital Expenditures that are not consistent with the Approved Annual Budget.  Borrower shall not perform, undertake, contract to perform or consent to any Material Alteration without the prior written consent of Lender, which consent (in the absence of an Event of Default) shall not be unreasonably withheld.  If Lender's consent is requested hereunder with respect to a Material Alteration, Lender may retain a construction consultant to review such request and, if such request is granted, Lender may retain a construction consultant to inspect the work from time to time.  Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant.

6.14           Advances and Investments.  Borrower shall not lend money or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except for Permitted Investments.

6.15           Single-Purpose Entity.  Borrower shall not cease to be a Single-Purpose Entity.  Borrower shall not remove or replace any Independent Director or Independent Manager without Cause and without providing at least two Business Days' advance written notice thereof to Lender and the Rating Agencies.

6.16           Zoning and Uses.  Borrower shall not do any of the following:

(i)           initiate or support any limiting change in the permitted uses of the Property (or to the extent applicable, zoning reclassification of the Property) or any portion thereof, seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) that is reasonably likely to have a Material Adverse Effect on the Property, or use or permit the use of the Property in a manner that would result in the use of the Property becoming a nonconforming use under applicable land-use restrictions or zoning ordinances or that would violate the terms of any Lease, Material Agreement or Legal Requirement (and if under applicable zoning ordinances the use of all or any portion of the Property is a nonconforming use, Borrower shall not cause or permit such nonconforming use to be discontinued or abandoned without the express written consent of Lender);

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(ii)            consent to any modification, amendment or supplement to any of the terms of, or materially default in its obligations under, any Permitted Encumbrance;

(iii)           impose or consent to the imposition of any restrictive covenants, easements or encumbrances upon the Property in any manner that adversely affects in any material respect its value, utility or transferability;

(iv)           execute or file any subdivision plat affecting the Property, or institute, or permit the institution of, proceedings to alter any tax lot comprising the Property;

(v)            amend or cause to be amended any Material Agreement in any manner that might (x) diminish the value of the Property, (y) diminish the rights of Borrower or Lender thereunder or (z) or otherwise cause or be reasonably likely to have a Material Adverse Effect, or terminate the same for any reason or purpose whatsoever, in each case, without the prior written consent of Lender; or

(vi)           permit or consent to the Property being used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement.

6.17           Waste.  Borrower shall not commit or permit any Waste on the Property, nor take any actions that might invalidate any insurance carried on the Property (and Borrower shall promptly correct any such actions of which Borrower becomes aware).

ARTICLE VII

DEFAULTS

7.1           Event of Default.  The occurrence of any one or more of the following events shall be, and shall constitute the commencement of, an "Event of Default" hereunder (any Event of Default that has occurred shall continue unless and until waived by Lender in writing in its sole discretion):

(a)           Payment.

(i)            Borrower shall default in the payment when due of any principal or interest owing hereunder or under the Notes (including any mandatory prepayment required hereunder); or

(ii)           Borrower shall default, and such default shall continue for at least two Business Days after notice to Borrower that such amounts are owing, in the payment when due of fees, expenses or other amounts owing hereunder, under the Notes or under any of the other Loan Documents (other than principal and interest owing hereunder or under the Note).

(b)           Representations.  Any representation made by Borrower in any of the Loan Documents, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect (or, with respect to any representation that itself contains a materiality qualifier, in any respect) as of the date such representation was made.

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(c)           Other Loan Documents.  Any Loan Document shall fail to be in full force and effect or to convey the material Liens, rights, powers and privileges purported to be created thereby; or a default shall occur under any of the other Loan Documents or Material Agreements, or a default by Borrower shall occur under the Approved Management Agreement, in each case, beyond the expiration of any applicable cure period.

(d)           Bankruptcy, etc.

(i)             Borrower or, if applicable, any Single-Purpose Equityholder shall commence a voluntary case concerning itself under Title 11 of the United States Code (as amended, modified, succeeded or replaced, from time to time, the "Bankruptcy Code");

(ii)            Borrower or, if applicable, any Single-Purpose Equityholder shall commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower or such Single-Purpose Equityholder, or shall dissolve or otherwise cease to exist;

(iii)           there is commenced against Borrower or, if applicable, any Single-Purpose Equityholder an involuntary case under the Bankruptcy Code, or any such other proceeding, which remains undismissed for a period of 60 days after commencement;

(iv)           Borrower or, if applicable, any Single-Purpose Equityholder is adjudicated insolvent or bankrupt;

(v)            Borrower or, if applicable, any Single-Purpose Equityholder suffers appointment of any custodian or the like for it or for any substantial portion of its property and such appointment continues unchanged or unstayed for a period of 60 days after commencement of such appointment;

(vi)           Borrower or, if applicable, any Single-Purpose Equityholder makes a general assignment for the benefit of creditors; or

(vii)          any action is taken by Borrower or, if applicable, any Single-Purpose Equityholder for the purpose of effecting any of the foregoing.

(e)           Change of Control.

(i)            A Prohibited Change of Control shall occur; or

(ii)           the failure to deliver any nonconsolidation opinion required pursuant to Section 2.3.

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(f)           Equity Pledge; Preferred Equity.  Any direct or indirect equity interest in or right to distributions from Borrower shall be subject to a Lien in favor of any Person, or Borrower or any holder of a direct or indirect interest in Borrower shall issue preferred equity (or debt granting the holder thereof rights substantially similar to those generally associated with preferred equity); except that the following shall be permitted:

(i)           any pledge of direct and indirect equity interests in and rights to distributions from a Qualified Equityholder (including, without limitation, a pledge by Sponsor of up to 49% of the direct equity interests in Borrower pursuant to Section 2.3(c)); and

(ii)           the issuance of preferred equity interests in a Qualified Equityholder.

Any act, action or state of affairs that would result in an Event of Default pursuant to this Section 7.1(f) shall be referred to in this Agreement as a "Prohibited Pledge".

(g)           Insurance.  Borrower shall fail to maintain in full force and effect all Policies required hereunder.

(h)           ERISA; Negative Covenants.  A default shall occur in the due performance or observance by Borrower of any term, covenant or agreement contained in Section 5.8 or in Article VI.

(i)            Legal Requirements.  If Borrower fails to cure properly any violations of Legal Requirements affecting all or any portion of the Property within 30 days after Borrower first receives written notice of any such violations; provided, however, if any such violation is reasonably susceptible of cure, but not within such 30 day period, then Borrower shall be permitted up to an additional 90 days to cure such violation provided that Borrower commences a cure within such initial 30 day period and thereafter diligently and continuously pursues such cure.

(j)            Other Covenants.  A default shall occur in the due performance or observance by Borrower of any term, covenant or agreement (other than those referred to in any other subsection of this Section 7.1) contained in this Agreement or in any of the other Loan Documents, except that in the case of a default that can be cured by the payment of money, such default shall not constitute an Event of Default unless and until it shall remain uncured for 10 days after Borrower receives written notice thereof; and in the case of a default that cannot be cured by the payment of money but is susceptible of being cured within 30 days, such default shall not constitute an Event of Default unless and until it remains uncured for 30 days after Borrower receives written notice thereof, provided that within 5 days of its receipt of such written notice, Borrower delivers written notice to Lender of its intention and ability to effect such cure within such 30 day period; and if such non-monetary default is not cured within such 30 day period despite Borrower's diligent efforts but is susceptible of being cured within 90 days of Borrower's receipt of Lender's original notice, then Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 90 days from Borrower's receipt of Lender's original notice, provided that prior to the expiration of the initial 30 day period, Borrower delivers written notice to Lender of its intention and ability to effect such cure prior to the expiration of such 90 day period.

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7.2           Remedies.

(a)           During the continuance of an Event of Default, Lender may by written notice to Borrower, in addition to any other rights or remedies available pursuant to this Agreement, the Notes, the Security Instrument and the other Loan Documents, at law or in equity, declare by written notice to Borrower all or any portion of the Indebtedness to be immediately due and payable, whereupon all or such portion of the Indebtedness shall so become due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Collateral (including all rights or remedies available at law or in equity); provided, however, that, notwithstanding the foregoing, if an Event of Default specified in Section 7.1(d) shall occur, then the Indebtedness shall immediately become due and payable without the giving of any notice or other action by Lender.  Any actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in this Agreement or in the other Loan Documents.

(b)           If Lender forecloses on the Property, Lender shall apply all net proceeds of such foreclosure to repay the Indebtedness, the Indebtedness shall be reduced to the extent of such net proceeds and the remaining portion of the Indebtedness shall remain outstanding and secured by the Property and the other Loan Documents, it being understood and agreed by Borrower that Borrower is liable for the repayment of all the Indebtedness; provided, however, that at the election of Lender, the Notes shall be deemed to have been accelerated only to the extent of the net proceeds actually received by Lender with respect to the Property and applied in reduction of the Indebtedness.

(c)           During the continuance of any Event of Default (including an Event of Default resulting from a failure to satisfy the insurance requirements specified herein), Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder, take any action to cure such Event of Default.  Lender may enter upon any or all of the Property upon reasonable notice to Borrower for such purposes or appear in, defend, or bring any action or proceeding to protect its interest in the Collateral  or to foreclose the Security Instrument or collect the Indebtedness.  The costs and expenses incurred by Lender in exercising rights under this Section (including reasonable attorneys' fees), with interest at the Default Rate for the period after notice from Lender that such costs or expenses were incurred to the date of payment to Lender, shall constitute a portion of the Indebtedness, shall be secured by the Security Instrument and other Loan Documents and shall be due and payable to Lender upon demand therefor.

(d)           Interest shall accrue on any judgment obtained by Lender in connection with its enforcement of the Loan at a rate of interest equal to the Default Rate.

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7.3           No Waiver.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed by Lender to be expedient.  A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon.

7.4           Application of Payments after an Event of Default.  Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default, all amounts received by Lender in respect of the Loan shall be applied at Lender's sole discretion either toward the components of the Indebtedness (e.g., Lender's expenses in enforcing the Loan, interest, principal and other amounts payable hereunder) and the Notes in such sequence as Lender shall elect in its sole discretion, or toward the payment of Property expenses.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1           Conditions Precedent to Closing.  This Agreement shall become effective on the date that all of the following conditions shall have been satisfied (or waived in accordance with Section 9.3):

(a)           Loan Documents.  Lender shall have received a duly executed copy of each Loan Document.  Each Loan Document that is to be recorded in the public records shall be in form suitable for recording.

(b)           Collateral Accounts.  Each of the Collateral Accounts shall have been established with the Cash Management Bank and funded to the extent required under Article III.

(c)           Opinions of Counsel.  Lender shall have received, in each case in form and substance satisfactory to Lender, (i) a legal opinion with respect to the laws of the state in which the Property is located, (ii) a bankruptcy nonconsolidation opinion with respect to each Person owning at least a 49% direct or indirect equity interest in Borrower, if applicable, any Single-Purpose Equityholder and any affiliated property manager, and (iii) one or more Delaware legal opinion(s) regarding matters related to Single Member LLCs.

(d)           Organizational Documents.  Lender shall have received all documents reasonably requested by Lender relating to the existence of Borrower, the validity of the Loan Documents and other matters relating thereto, in form and substance satisfactory to Lender, including:

(i)           Authorizing Resolutions.  To the extent authority is not otherwise granted in Borrower's or any authorized party's organizational documents, a certified copy of the resolutions approving and adopting the Loan Documents to be executed by Borrower or its authorized party on behalf of Borrower and authorizing the execution and delivery thereof.

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(ii)           Organizational Documents.  Certified copies of the organizational documents of Borrower and, if applicable, any Single-Purpose Equityholder (including any certificate of formation, certificate of limited partnership, certificate of incorporation, operating agreement, limited partnership agreement or by-laws), in each case together with all amendments thereto.

(iii)           Certificates of Good Standing or Existence.  Certificates of good standing or existence for Borrower and, if applicable, any Single-Purpose Equityholder issued as of a recent date by its state of organization and by the state in which the Property is located.

(iv)           Recycled Entity Certificate.  A recycled entity certificate acceptable to Lender, to the extent that Borrower was formed more than 60 days prior to the date hereof.

(e)           Lease; Material Agreements.  Lender shall have received true, correct and complete copies of all Leases and all Material Agreements.

(f)           Lien Search Reports.  Lender shall have received satisfactory reports of Uniform Commercial Code, tax lien, bankruptcy and judgment searches conducted by a search firm acceptable to Lender with respect to the Property and Borrower (including Borrower's immediate predecessor, if any), such searches to be conducted in such locations as Lender shall have requested.

(g)           No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date either before or after the execution and delivery of this Agreement.

(h)           No Injunction.  No Legal Requirement shall exist, and no litigation shall be pending or threatened, which in the good faith judgment of Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loan or the consummation of the Transaction.

(i)           Representations.  The representations in this Agreement and in the other Loan Documents shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on such date.

(j)           Estoppel Letters.  Borrower shall have received and delivered to Lender estoppel certificates in such form and substance as shall be satisfactory to Lender from Tenants under all Major Leases and from Tenants occupying not less than 75% of the remaining gross leased area of the improvements on the Property and responsible for not less than 75% of the remaining gross leased income from the improvements on the Property, each of which shall specify that Lender and its successors and assigns may rely thereon.

(k)           No Material Adverse Effect.  No event or series of events shall have occurred that Lender reasonably believes has had or is reasonably likely to have a Material Adverse Effect.

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(l)            Transaction Costs.  Borrower shall have paid all transaction costs (or provided for the direct payment of such transaction costs by Lender from the proceeds of the Loan).

(m)           Insurance.  Lender shall have received certificates of insurance on ACORD Form 25 for liability insurance and ACORD Form 28 for casualty insurance demonstrating insurance coverage in respect of the Property of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in this Agreement.  Such certificates shall indicate that Lender and its successors and assigns are named as additional insured on each liability policy, and that each casualty policy and rental interruption policy contains a loss payee and mortgagee endorsement in favor of Lender, its successors and assigns.

(n)           Title.  Lender shall have received a marked, signed commitment to issue, or a signed pro-forma version of, a Qualified Title Insurance Policy in respect of the Property, listing only such exceptions as are reasonably satisfactory to Lender.  If the Qualified Title Policy is to be issued by, or if disbursement of the proceeds of the Loan are to be made through, an agent of the actual insurer under the Qualified Title Policy (as opposed to the insurer itself), the actual insurer shall have issued to Lender for Lender's benefit a so-called "Insured Closing Letter."

(o)           Zoning.  Lender shall have received evidence reasonably satisfactory to Lender that the Property is in compliance with all applicable zoning requirements in the form of an acceptable zoning report issued for the benefit of Lender and a zoning endorsement.

(p)           Permits; Certificate of Occupancy.  Lender shall have received a copy of all Permits necessary for the use and operation of the Property and the certificate(s) of occupancy, if required, for the Property, all of which shall be in form and substance reasonably satisfactory to Lender.

(q)           Engineering Report.  Lender shall have received a current Engineering Report with respect to the Property, which report shall be in form and substance reasonably satisfactory to Lender.

(r)            Environmental Report.  Lender shall have received an Environmental Report (not more than six months old) with respect to the Property that discloses no material environmental contingencies with respect to the Property.

(s)           Qualified Survey.  Lender shall have received a Qualified Survey with respect to the Property in form and substance reasonably satisfactory to Lender.

(t)           Appraisal.  Lender shall have obtained an Appraisal of the Property satisfactory to Lender.

(u)           Consents, Licenses, Approvals, etc.  Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower, and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

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(v)           Financial Information.  Lender shall have received financial information relating to the Sponsor, Borrower and the Property that is satisfactory to Lender.

(w)          Annual Budget.  Lender shall have received the 2011 Annual Budget with respect to the Property.

(x)           Know Your Customer Rules.  At least 10 days prior to the Closing Date, Lender shall have received all documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the PATRIOT Act.

(y)           Additional Matters.  Lender shall have received such other certificates, opinions, documents and instruments relating to the Loan as may have been reasonably requested by Lender.  All corporate and other proceedings, all other documents (including all documents referred to in this Agreement and not appearing as exhibits to this Agreement) and all legal matters in connection with the Loan shall be reasonably satisfactory in form and substance to Lender.

ARTICLE IX

MISCELLANEOUS

9.1           Successors.  Except as otherwise provided in this Agreement, whenever in this Agreement any of the parties to this Agreement is referred to, such reference shall be deemed to include the successors and permitted assigns of such party.  All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of Lender and its successors and assigns.

9.2           GOVERNING LAW.

(A)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF KENTUCKY WITHOUT REGARD TO CHOICE OF LAW RULES.

(B)           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER, BORROWER OR SPONSOR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (OTHER THAN ANY ACTION IN RESPECT OF THE CREATION, PERFECTION OR ENFORCEMENT OF A LIEN AGAINST THE PROPERTY OR THE RENTS) MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK.  BORROWER AND THE SPONSOR HEREBY (i) IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (ii) IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND (iii) IRREVOCABLY CONSENT TO SERVICE OF PROCESS BY MAIL, PERSONAL SERVICE OR IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, AT THE ADDRESS SPECIFIED IN SECTION 9.4 (AND AGREES THAT SUCH SERVICE AT SUCH ADDRESS IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER ITSELF IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT).

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9.3           Modification, Waiver in Writing.  Neither this Agreement nor any other Loan Document may be amended, changed, waived, discharged or terminated, nor shall any consent or approval of Lender be granted hereunder, unless such amendment, change, waiver, discharge, termination, consent or approval is in writing signed by Lender.

9.4           Notices.  All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or attempted delivery, addressed as follows (or at such other address and person as shall be designated from time to time by any party to this Agreement, as the case may be, in a written notice to the other parties to this Agreement in the manner provided for in this Section).  A notice shall be deemed to have been given when delivered or upon refusal to accept delivery.

If to Lender:	Goldman Sachs Commercial Mortgage Capital, L.P.
6011 Connection Drive, Suite 550
Irving, Texas 75039
Attention: Michael Forbes

with copies to:	Goldman Sachs Mortgage Company
200 West Street
New York, New York 10282
Attention: Daniel Bennett and J. Theodore Borter

and	Winstead PC
5400 Renaissance Tower
1201 Elm Street
Dallas, Texas 752702199
Attention: Brian S. Short, Esq.

If to Borrower:	ATC Glimcher, LLC
c/o Glimcher Properties Limited Partnership
180 East Broad Street, 21st Floor
Columbus, Ohio 43215
Attention: General Counsel

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with a copy to:	ATC Glimcher, LLC
c/o Glimcher Properties Limited Partnership
180 East Broad Street
21st Floor
Columbus, Ohio 43215
Attention: Treasurer

and:	Frost Brown Todd LLC
One Columbus
10 West Broad Street
Suite 2300
Columbus, OH 43215
Attention: John I. Cadwallader, Esq.

9.5           TRIAL BY JURY.  LENDER, BORROWER AND SPONSOR, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LENDER, BORROWER AND SPONSOR AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  LENDER, BORROWER AND/OR SPONSOR ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND THE SPONSOR.

9.6           Headings.  The Article and Section headings in this Agreement are included in this Agreement for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

9.7           Assignment and Participation.

(a)           Except as explicitly set forth in Sections 2.1 and 2.2, Borrower may not sell, assign or transfer any interest in the Loan Documents or any portion thereof (including Borrower's rights, title, interests, remedies, powers and duties hereunder and thereunder).

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(b)           Lender and each assignee of all or a portion of the Loan shall have the right from time to time in its discretion to sell one or more of the Notes or any interest therein (an "Assignment") and/or sell a participation interest in one or more of the Notes (a "Participation").  Borrower agrees to reasonably cooperate with Lender, at Lender's request, in order to effectuate any such Assignment or Participation, and Borrower shall promptly provide such information, legal opinions and documents relating to Borrower, any Single-Purpose Equityholder, Sponsor, the Property, the Approved Property Manager and any Tenants as Lender may reasonably request in connection with such Assignment or Participation.  In the case of an Assignment, (i) each assignee shall have, to the extent of such Assignment, the rights, benefits and obligations of the assigning Lender as a "Lender" hereunder and under the other Loan Documents, (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to an Assignment, relinquish its rights and be released from its obligations under this Agreement, and (iii) one Lender shall serve as agent for all Lenders and shall be the sole Lender to whom notices, requests and other communications shall be addressed and the sole party authorized to grant or withhold consents hereunder on behalf of the Lenders (subject, in each case, to appointment of a Servicer, pursuant to Section 9.22, to receive such notices, requests and other communications and/or to grant or withhold consents, as the case may be) and to be the sole Lender to designate the account to which payments shall be made by Borrower to the Lenders hereunder.  Goldman Sachs Mortgage Company or, upon the appointment of a Servicer, such Servicer, shall maintain, or cause to be maintained, as agent for Borrower, a register on which it shall enter the name or names of the registered owner or owners from time to time of the Notes.  Borrower agrees that upon effectiveness of any Assignment of any Note in part, Borrower will promptly provide to the assignor and the assignee separate promissory notes in the amount of their respective interests (but, if applicable, with a notation thereon that it is given in substitution for and replacement of an original Note or any replacement thereof), and otherwise in the form of such Note, upon return of the Note then being replaced.  The assigning Lender shall notify in writing each of the other Lenders of any Assignment.  Each potential or actual assignee, participant or investor in a Securitization, and each Rating Agency, shall be entitled to receive all information received by Lender under this Agreement.  After the effectiveness of any Assignment, the party conveying the Assignment shall provide notice to Borrower and each Lender of the identity and address of the assignee.  Notwithstanding anything in this Agreement to the contrary, after an Assignment, the assigning Lender (in addition to the assignee) shall continue to have the benefits of any indemnifications contained in this Agreement that such assigning Lender had prior to such assignment with respect to matters occurring prior to the date of such assignment.

(c)           Borrower shall cooperate with Lender in effecting any bifurcation of the Notes, Assignment, Participation or Securitization.  Borrower shall execute such notes, modifications and other agreements, and provide such information, legal opinions and documents relating to Borrower, any Single-Purpose Equityholder, Sponsor, the Property and any Tenants as Lender may reasonably request in connection with such Assignment, Participation or Securitization, all at Lender’s expense, except for Borrower’s legal fees and the costs of forming, maintaining and administering additional borrower entities (including, without limitation, fees paid to Independent Directors or Independent Managers) to accommodate any such bifurcation of the Notes, Assignment, Participation or Securitization.  Borrower shall make available to Lender all information concerning its business and operations that Lender may reasonably request.  Subject to Section 9.24, it is understood that the information provided by Borrower to Lender may ultimately be disclosed to actual or potential assignees, participants and/or pledgees, and may be incorporated into the offering documents for a Securitization, and thus various investors may also see some or all of the information.  Lender, all such potential assignees, participants and/or pledgees and all of their respective advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, Borrower, and Borrower hereby indemnifies Lender as to any Damages that arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such information or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information, or in light of the circumstances under which they were made, not misleading.

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(d)           If, pursuant to this Section 9.7, any interest in this Agreement or any Note is transferred to any transferee that is not a U.S. Person, the transferor Lender shall cause such transferee, concurrently with the effectiveness of such transfer, (i) to furnish to the transferor Lender either Form W-8BEN or Form W-8ECI or any other form in order to establish an exemption from, or reduction in the rate of, U.S. withholding tax on all interest payments hereunder, and (ii) to agree (for the benefit of Lender and Borrower) to provide the transferor Lender a new Form W-8BEN or Form W-8ECI or any forms reasonably requested in order to establish an exemption from, or reduction in the rate of, U.S. withholding tax upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

9.8           Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.9           Preferences; Waiver of Marshalling of Assets.  Lender shall have no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of Borrower pursuant to this Agreement, the Notes or any other Loan Document.  Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder and under the Loan Documents.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any portion thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or portion thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.  To the fullest extent permitted by law, Borrower, for itself and its permitted successors and assigns, waives all rights to a marshalling of the assets of Borrower, and Borrower's partners and others with interests in Borrower, or to a sale in inverse order of alienation in the event of foreclosure of the Security Instrument, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Indebtedness without any prior or different resort for collection or of the right of Lender to the payment of the Indebtedness out of the net proceeds of the Property in preference to every other claimant whatsoever.  In addition, to the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of the Security Instrument, any legal right otherwise available to Borrower that would require the separate sale of any Collateral or require Lender to exhaust its remedies against any Collateral before proceeding against any other Collateral; and further in the event of such foreclosure, Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Collateral.

LOAN AGREEMENT - Page 83

9.10           Remedies of Borrower.  If a claim is made that Lender or its agents have unreasonably delayed acting or acted unreasonably in any case where by law or under this Agreement, the Notes, the Security Instrument or the other Loan Documents, any of such Persons has an obligation to act promptly or reasonably, Borrower agrees that no such Person shall be liable for any monetary damages, and Borrower's sole remedy shall be limited to commencing an action seeking specific performance, injunctive relief and/or declaratory judgment.  Without in any way limiting the foregoing, Borrower shall not assert, and hereby waives, any claim against Lender and/or its affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for direct, special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, as a result of, or in any way related to, the Loan Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.11           Offsets, Counterclaims and Defenses.  All payments made by Borrower hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any setoffs or counterclaims.  Borrower waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender arising out of or in any way connected with the Notes, this Agreement, the other Loan Documents or the Indebtedness.  Any assignee of Lender's interest in the Loan shall take the same free and clear of all offsets, counterclaims or defenses that are unrelated to the Loan.

9.12           No Joint Venture.  Nothing in this Agreement is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender, nor to grant Lender any interest in the Property other than that of mortgagee or lender.

9.13           Conflict; Construction of Documents.  In the event of any conflict between the provisions of this Agreement and the provisions of the Notes, the Security Instrument or any of the other Loan Documents, the provisions of this Agreement shall prevail.

9.14           Brokers and Financial Advisors.  Borrower and Sponsor each represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Eastdil Secured.  Borrower and Sponsor each agree, jointly and severally, to indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated in this Agreement.  The provisions of this Section 9.14 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

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9.15           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  Any counterpart delivered by facsimile, pdf or other electronic means shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Agreement.

9.16           Estoppel Certificates.  Borrower agrees at any time and from time to time, to execute, acknowledge and deliver to Lender, within five (5) Business Days after receipt of Lender's written request therefor, a statement in writing setting forth (A) the Principal Indebtedness, (B) the date on which installments of interest and/or principal were last paid, (C) any offsets or defenses to the payment of the Indebtedness, (D) that the Notes, this Agreement, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (E) that neither Borrower nor, to Borrower's knowledge, Lender, is in default under the Loan Documents (or specifying any such default), (F) that all Leases are in full force and effect and have not been modified (except in accordance with the Loan Documents), (G) whether or not any of the Tenants under the Leases are in material default under the Leases (setting forth the specific nature of any such material defaults) and (H) such other matters as Lender may reasonably request.  Any prospective purchaser of any interest in a Loan shall be permitted to rely on such certificate.

9.17           General Indemnity; Payment of Expenses; Mortgage Recording Taxes.

(a)           Borrower, at its sole cost and expense, shall protect, indemnify, reimburse, defend and hold harmless Lender and its officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents, affiliates, successors, participants and assigns of any and all of the foregoing (collectively, the "Indemnified Parties") for, from and against, and shall be responsible for, any and all Damages of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any of the Indemnified Parties, in any way relating to or arising out of (i) any negligence or tortious act or omission on the part of Borrower or any of its agents, contractors, servants, employees, sublessees, licensees or invitees; (ii) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (iii) any use, nonuse or condition in, on or about the Property or any part thereof or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (iv) any failure on the part of Borrower or Sponsor to perform or comply with any of the terms of the Loan Documents; (v) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (vi) any failure of the Property, Borrower or Sponsor to comply with any Legal Requirements; (vii) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any lease or other transaction involving the Property or any part thereof under any legal requirement or any liability asserted against any Indemnified Party with respect thereto; and (viii) any and all claims and demands whatsoever that may be asserted against any Indemnified Party by reason of any alleged obligations or undertakings on such party's part to perform or discharge any of the terms, covenants, or agreements contained in any Lease, in each case, to the extent resulting, directly or indirectly, from any claim (including any Environmental Claim) made (whether or not in connection with any legal action, suit, or proceeding) by or on behalf of any Person; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder to the extent that such Damages have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

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(b)           If for any reason (including violation of law or public policy) the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.17 are unenforceable in whole or in part or are otherwise unavailable to Lender or insufficient to hold it harmless, then Borrower shall contribute to the amount paid or payable by Lender as a result of any Damages the maximum amount Borrower is permitted to pay under Legal Requirements.  The obligations of Borrower under this Section 9.17 will be in addition to any liability that Borrower may otherwise have hereunder and under the other Loan Documents, will extend upon the same terms and conditions to any affiliate of Lender and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of Lender and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Borrower, Lender, any such affiliate and any such person.

(c)           At the option of the Indemnified Parties and in their sole discretion, upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals reasonably approved by such Indemnified Party.  Notwithstanding the foregoing, any Indemnified Party may engage its own attorneys and other professionals to defend or assist it (chosen at Lender's sole discretion), and, at the option of such Indemnified Party, its attorneys shall control the resolution of any claim or proceeding.  Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

(d)           Any amounts payable to Lender by reason of the application of this Section 9.17 shall be secured by the Security Instrument and shall become immediately due and payable and shall bear interest at the Default Rate from the date Damages are sustained by the Indemnified Parties until paid.

(e)           The provisions of and undertakings and indemnification set forth in this Section 9.17 shall survive the satisfaction and payment in full of the Indebtedness and termination of this Agreement.

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(f)           Borrower shall reimburse Lender upon receipt of written notice from Lender for (i) all reasonable out-of-pocket costs and expenses incurred by Lender (or any of its affiliates) in connection with the origination of the Loan, including legal fees and disbursements, accounting fees, and the costs of the Appraisal, the Engineering Report, the Qualified Title Insurance Policy, the Qualified Survey, the Environmental Report and any other third-party diligence materials; (ii) all reasonable out-of-pocket costs and expenses incurred by Lender (or any of its affiliates) in connection with (A) monitoring Borrower's ongoing performance of and compliance with Borrower's agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements, (B) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower or by Lender (including Leases, Material Agreements, and Permitted Encumbrances), (C) filing, registration or recording fees and expenses and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents (including the filing, registration or recording of any instrument of further assurance) and all federal, state, county and municipal, taxes (including, if applicable, intangible taxes), search fees, title insurance premiums, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Loan Documents, any mortgage supplemental thereto, any security instrument with respect to the Collateral or any instrument of further assurance, (D) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents or any Collateral, and (E) the satisfaction of the Rating Condition required or requested by Borrower hereunder; and (iii) all actual out-of-pocket costs and expenses (including attorney's fees and, if the Loan has been Securitized, special servicing fees) incurred by Lender (or any of its affiliates) in connection with the enforcement of any obligations of Borrower, or a Default by Borrower, under the Loan Documents, including any actual or attempted foreclosure, deed-in-lieu of foreclosure, refinancing, restructuring, settlement or workout and any insolvency or bankruptcy proceedings (including any applicable transfer taxes).  Without limiting the foregoing, Borrower shall also pay all costs, expenses and fees of Lender and its Servicer and securitization trustee resulting from Defaults by Borrower (including enforcement expenses and any liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer or the securitization trustee with respect to delinquent debt service payments or expenses of curing Borrower's defaults under the Loan Documents, and any expenses paid by Servicer or a trustee in respect of the protection and preservation of any Property, such as payment of taxes and insurance premiums); and the costs of all property inspections and/or appraisals (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain due to a request by Borrower or the occurrence of a Default.

9.18           No Third-Party Beneficiaries.  This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Borrower and Indemnified Parties any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof, and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender's sole discretion, Lender deems it advisable or desirable to do so.

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9.19           Recourse.

(a)           Except for any indemnification by Borrower under this Agreement or any of the other Loan Documents, the Loan shall not be recourse to Borrower.  In addition, no recourse shall be had for the Loan against any other Person, including any affiliate of Borrower or any officer, director, partner or equityholder of Borrower or any such affiliate, unless expressly set forth in a Loan Document or other written agreement to which such Person is a party.

(b)           Borrower shall indemnify Lender and hold Lender harmless from and against any and all Damages to Lender (including the legal and other expenses of enforcing the obligations of Borrower under this Section 9.19 and the Sponsor under the Guaranty) resulting from or arising out of any of the following (the "Indemnified Liabilities"), which Indemnified Liabilities shall be guaranteed by Sponsor pursuant to the Guaranty:

(i)             any intentional or grossly negligent physical Waste with respect to the Property committed or permitted by Borrower, the Sponsor or any of their respective affiliates;

(ii)            any fraud or intentional misrepresentation committed by Borrower, the Sponsor or any of their respective affiliates;

(iii)           any willful misconduct by Borrower, the Sponsor or any of their respective affiliates in violation of the Loan Documents (including wrongful interference by any such Person with the exercise of remedies by Lender during the continuance of an Event of Default);

(iv)           the misappropriation or misapplication by Borrower, the Sponsor or any of their respective affiliates of any funds in violation of the Loan Documents (including misappropriation or misapplication of Revenues, security deposits and/or Loss Proceeds and the violation of the last sentence of Section 5.7(d));

(v)            any voluntary Debt if and to the extent the continued existence of such Debt is prohibited hereunder (for these purposes, Debt will be regarded as voluntary if either incurred voluntarily or if not repaid by Borrower from available cash flow);

(vi)           any breach by Borrower or the Sponsor of any representation or covenant regarding environmental matters contained in this Agreement or in the Environmental Indemnity;

(vii)           the failure to pay or maintain the Policies or pay the amount of any deductible required thereunder following a Casualty or other insurance claim, provided Lender permits cash flow from the Property to be applied for such purpose;

(viii)          removal of personal property from the Property during or in anticipation of an Event of Default, unless replaced with personal property of the same utility and of the same or greater value and utility;

LOAN AGREEMENT - Page 88

(ix)            any fees or commissions paid by Borrower to any affiliate in violation of the terms of the Loan Documents;

(x)             any bankruptcy of Borrower, provided that, for the purpose of this clause (xi) "Damages" shall be limited to the amount by which such costs and expenses exceed the costs and expenses Lender would have incurred in an uncontested foreclosure on the Property (for the avoidance of doubt, the recourse described in this clause shall be in addition to the full recourse for bankruptcy described below);

(xi)            any amounts owed by Borrower from time to time pursuant to Section 5.14(b);

(xii)           any unauthorized Liens on the Collateral, provided there shall no liability hereunder to the extent either (a) the Property does not generate sufficient cash flow to avoid the occurrence of any such Liens or (b) the Liens relate to the failure to make any related payments which accrue after Borrower is no longer in possession or control of the Property as a result of foreclosure, deed in lieu of foreclosure, receivership or the exercise of other remedies under the Loan Documents; and

(xiii)           any transfer by Borrower or Sponsor of any of the Collateral which is deemed personalty or intangibles in violation of the Loan Documents.

In addition to the foregoing, the Loan shall be fully recourse to Borrower and Sponsor, jointly and severally, upon (i) any unauthorized Transfer of the Property, any voluntary or collusive pledge, Liens or other encumbrances on the Account Collateral or Prohibited Change of Control, in each case, in violation of the Loan Documents, (ii) the occurrence of any filing by Borrower under the Bankruptcy Code or any joining or colluding by Borrower or any of its affiliates (including Sponsor) in the filing of an involuntary case in respect of Borrower under the Bankruptcy Code or (iii) the failure of Borrower to be, and to at all times have been, a Single-Purpose Entity, which failure results in a substantive consolidation of Borrower with any affiliate in a bankruptcy or similar proceeding (or the filing by Borrower, Sponsor, any affiliate or any third party of a motion for substantive consolidation in bankruptcy citing any such failure or any filing; provided, however, as it relates solely to any filing by a third party hereunder, the Loan shall only be fully recourse to Borrower and Sponsor to the extent Borrower or any of its affiliates (including Sponsor) joins in or colludes with the third party in making such filing).

(c)           The foregoing limitations on personal liability shall in no way impair or constitute a waiver of the validity of the Notes, the Indebtedness secured by the Collateral, or the Liens on the Collateral, or the right of Lender, as mortgagee or secured party, to foreclose and/or enforce its rights with respect to the Collateral after an Event of Default.  Nothing in this Agreement shall be deemed to be a waiver of any right which Lender may have under the Bankruptcy Code to file a claim for the full amount of the debt owing to Lender by Borrower or to require that all Collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents.  Lender may seek a judgment on the Note (and, if necessary, name Borrower in such suit) as part of judicial proceedings to foreclose under the Security Instrument or to foreclose pursuant to any other Loan Documents, or as a prerequisite to any such foreclosure or to confirm any foreclosure or sale pursuant to power of sale thereunder and in the event any suit is brought on the Notes, or with respect to any Indebtedness or any judgment rendered in such judicial proceedings, such judgment shall constitute a Lien on and will be and can be enforced on and against the Collateral and the rents, profits, issues, products and proceeds thereof.  Nothing in this Agreement shall impair the right of Lender to accelerate the maturity of the Note upon the occurrence of an Event of Default, nor shall anything in this Agreement impair or be construed to impair the right of Lender to seek personal judgments, and to enforce all rights and remedies under applicable law, jointly and severally against any guarantors to the extent allowed by any applicable guarantees.  The provisions set forth in this Section 9.19 are not intended as a release or discharge of the obligations due under the Note or under any Loan Documents, but are intended as a limitation, to the extent provided in this Section, on Lender's right to sue for a deficiency or seek a personal judgment against Borrower or Sponsor except as required in order to realize on the Collateral.

LOAN AGREEMENT - Page 89

9.20           Right of Set-Off.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, during the continuance of an Event of Default, Lender may from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), set-off and appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by Lender (including branches, agencies or affiliates of Lender wherever located) to or for the credit or the account of Borrower against the obligations and liabilities of Borrower to Lender hereunder, under the Notes, the other Loan Documents or otherwise, irrespective of whether Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of Lender subsequent thereto.

9.21           Exculpation of Lender.  Lender neither undertakes nor assumes any responsibility or duty to Borrower or any other party to select, review, inspect, examine, supervise, pass judgment upon or inform Borrower or any third party of (a) the existence, quality, adequacy or suitability of Appraisals of the Property or other Collateral, (b) any environmental report, or (c) any other matters or items, including engineering, soils and seismic reports that are contemplated in the Loan Documents.  Any such selection, review, inspection, examination and the like, and any other due diligence conducted by Lender, is solely for the purpose of protecting Lender's rights under the Loan Documents, and shall not render Lender liable to Borrower or any third party for the existence, sufficiency, accuracy, completeness or legality thereof.

9.22           Servicer.  Lender may delegate any and all rights and obligations of Lender hereunder and under the other Loan Documents to the Servicer upon notice by Lender to Borrower, whereupon any notice or consent from the Servicer to Borrower, and any action by Servicer on Lender's behalf, shall have the same force and effect as if Servicer were Lender.

9.23           No Fiduciary Duty.

(a)           Borrower acknowledges that, in connection with this Agreement, the other Loan Documents and the Transaction, Lender has relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by Lender for such purposes, and Lender does not assume any liability therefor or responsibility for the accuracy, completeness or independent verification thereof.  Lender, its affiliates and their respective stockholders and employees (for purposes of this Section, the "Lending Parties") have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Sponsor, Borrower or any other Person or any of their respective affiliates or to advise or opine on any related solvency or viability issues.

LOAN AGREEMENT - Page 90

(b)           It is understood and agreed that (i) the Lending Parties shall act under this Agreement and the other Loan Documents as an independent contractor, (ii) the Transaction is an arm's-length commercial transactions between the Lending Parties, on the one hand, and Borrower, on the other, (iii) each Lending Party is acting solely as principal and not as the agent or fiduciary of Borrower, Sponsor or their respective affiliates, stockholders, employees or creditors or any other Person and (iv) nothing in this Agreement, the other Loan Documents, the Transaction or otherwise shall be deemed to create (a) a fiduciary duty (or other implied duty) on the party of any Lending Party to Sponsor, Borrower, any of their respective affiliates, stockholders, employees or creditors, or any other Person or (b) a fiduciary or agency relationship between Sponsor, Borrower or any of their respective affiliates, stockholders, employees or creditors, on the one hand, and the Lending Parties, on the other.  Borrower agrees that neither it nor Sponsor nor any of their respective affiliates shall make, and hereby waives, any claim against the Lending Parties based on an assertion that any Lending Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, Sponsor of their respective affiliates, stockholders, employees or creditors.  Nothing in this Agreement or the other Loan Documents is intended to confer upon any other Person (including affiliates, stockholders, employees or creditors of Borrower and Sponsor) any rights or remedies by reason of any fiduciary or similar duty.

(c)           Borrower acknowledges that it has been advised that the Lending Parties are a full service financial services firm engaged, either directly or through affiliates in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, the Lending Parties may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments.  Such investment and other activities may involve securities and instruments of affiliates of Borrower, including Sponsor, as well as of other Persons that may (i) be involved in transactions arising from or relating to the Transaction, (ii) be customers or competitors of Borrower, Sponsor and/or their respective affiliates, or (iii) have other relationships with Borrower, Sponsor and/or their respective affiliates.  In addition, the Lending Parties may provide investment banking, underwriting and financial advisory services to such other Persons.  The Lending Parties may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of affiliates of Borrower, including Sponsor, or such other Persons.  The Transaction may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.  Although the Lending Parties in the course of such other activities and relationships may acquire information about the Transaction or other Persons that may be the subject of the Transaction, the Lending Parties shall have no obligation to disclose such information, or the fact that the Lending Parties are in possession of such information, to Borrower, Sponsor or any of their respective affiliates or to use such information on behalf of Borrower, Sponsor or any of their respective affiliates.

LOAN AGREEMENT - Page 91

(d)           Borrower acknowledges and agrees that Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to this Agreement, the other Loan Documents, the Transaction and the process leading thereto.

9.24           Borrower Information.  Borrower shall make available to Lender all information concerning its business and operations that Lender may reasonably request.  Lender shall have the right to disclose any and all information provided to Lender by Borrower or Sponsor regarding Borrower, Sponsor, the Loan and the Property (i) to affiliates of Lender and to Lender's agents and advisors, (ii) to any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer, participation or Securitization of all or any portion of the Loan or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations, in each case, to the extent reasonably required by such Person, (iii) to any Rating Agency in connection with a Securitization or as otherwise required in connection with a disposition of the Loan, (iv) to any Person necessary or desirable in connection with the exercise of any remedies hereunder or under any other Loan Document, (v) to any governmental agency or representative thereof or by the National Association of Insurance Commissioners or pursuant to legal or judicial process and (vi) in any Disclosure Document (as defined in the Cooperation Agreement).  In addition, Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to Lender in connection with the administration and management of this Agreement and the other Loan Documents.  Each party hereto (and each of their respective affiliates, employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure.  For the purpose of this Section 9.24, "tax structure" means any facts relevant to the federal income tax treatment of the Transaction but does not include information relating to the identity of any of the parties hereto or any of their respective affiliates.  Lender, all potential assignees, transferees, participants and/or pledgees of the Loan and all of their respective advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, Borrower, and Borrower hereby indemnifies Lender as to any Damages that arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any information provided to Lender by Borrower or Sponsor or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information, or in light of the circumstances under which they were made, not misleading.

9.25           PATRIOT Act Records.  Lender hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and Sponsor, which information includes the name and address of Borrower and Sponsor and other information that will allow Lender to identify Borrower or Sponsor in accordance with the PATRIOT Act.

LOAN AGREEMENT - Page 92

9.26           Prior Agreements.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONTAIN THE ENTIRE AGREEMENT OF THE PARTIES HERETO AND THERETO IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND ALL PRIOR AGREEMENTS AMONG OR BETWEEN SUCH PARTIES, WHETHER ORAL OR WRITTEN, INCLUDING ANY TERM SHEETS, CONFIDENTIALITY AGREEMENTS AND COMMITMENT LETTERS, ARE SUPERSEDED BY THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT THAT ANY ORIGINATION FEE SPECIFIED IN ANY TERM SHEET, COMMITMENT LETTER OR FEE LETTER SHALL BE AN OBLIGATION OF BORROWER AND SHALL BE PAID AT CLOSING, AND ANY INDEMNIFICATIONS, FLEX PROVISION, EXIT FEES AND THE LIKE PROVIDED FOR THEREIN SHALL SURVIVE THE CLOSING).

9.27           Publicity.  If the Loan is made, Lender may issue press releases, advertisements and other promotional materials describing in general terms or in detail Lender's participation in such transaction, and may utilize photographs of the Property in such promotional materials.  Borrower shall not make any references to Lender in any press release, advertisement or promotional material issued by Borrower or Sponsor, unless Lender shall have approved of the same in writing prior to the issuance of such press release, advertisement or promotional material.  Sponsor and Glimcher Realty Trust shall have the right to issue a press release (subject to Lender’s prior written approval, to the extent such press release names Lender or any of its affiliates) and file an 8k with the Security and Exchange Commission in order to comply with legal requirements applicable to Sponsor and its affiliates.

9.28           Delay Not a Waiver.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

9.29           Schedules and Exhibits Incorporated.  The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

LOAN AGREEMENT - Page 93

9.30           Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

[Remainder of page intentionally left blank;
Signature Pages to follow.]

LOAN AGREEMENT - Page 94

Lender and Borrower are executing this Agreement as of the date first above written.

LENDER:

GOLDMAN SACHS COMMERCIAL
MORTGAGE CAPITAL, L.P.,
a Delaware limited partnership

By:	/s/ Joseph M. Osborne
Name: Joseph M. Osborne
Title: Chief Operating Officer and General Counsel

BORROWER:

ATC GLIMCHER, LLC,
a Delaware limited liability company

By:      GLIMCHER ASHLAND VENTURE, LLC,
            a Delaware limited liability company,
            its Sole Equity Member

By:      GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
            a Delaware limited partnership,
            its Sole Member

By:      GLIMCHER PROPERTIES CORPORATION,
            a Delaware corporation,
            its Sole General Partner

By: /s/ Mark E. Yale
 Name:     Mark E. Yale
Title:       Executive Vice President,
                                Chief Financial Officer and
                Treasurer

Exhibit A

Organizational Chart

[Copy of the Organizational Chart follows this cover page.]

EXHIBIT A, Organizational Chart - Cover Page

Exhibit B

Form of Tenant Notice

ATC GLIMCHER, LLC
c/o Glimcher Properties Limited Partnership
180 East Broad Street, 21st Floor
Columbus, Ohio 432165

June 22, 2011

VIA CERTIFIED MAIL – RETURN RECEIPT REQUESTED

[Tenant name & address]

Re:	DBA Name
Ashland Town Center
Ashland, Kentucky (the "Property")

Dear Tenant:

Please be advised that effective as of the date of this Notice, in connection with a refinancing of the mortgage on the above-referenced Property, Glimcher Ashland Venture, LLC has transferred ownership of the Property to a newly formed subsidiary, ATC GLIMCHER, LLC, and ATC GLIMCHER, LLC is now your new landlord (“Landlord”).  You are further advised that Landlord has granted a mortgage in favor of GOLDMAN SACHS COMMERCIAL MORTGAGE CAPITAL, L.P., a Delaware limited partnership (together with its successors and assigns "Lender") on the above-referenced Property in which you are a tenant.  Pursuant to the mortgage, the Landlord has granted a security interest in favor of Lender in the leases relating to the Property and all rents, additional rent and all other monetary obligations to Landlord thereunder (collectively, "Rent").  The Landlord hereby irrevocably instructs and authorizes you to disregard any and all previous notices sent to you in connection with Rent and hereafter to deliver all Rent to the following new address:

ATC Glimcher, LLC
PO Box 645056
Cincinnati, Ohio 45264-5056

All checks should be made payable to “ATC Glimcher, LLC”.

These payment instructions cannot be withdrawn or modified without the prior written consent of Lender or its agent (“Servicer”), or pursuant to a joint written instruction from Landlord and Lender or the Servicer.

EXHIBIT B, Form of Tenant Notice - Page 1

You are hereby further advised that the Property will continue to be managed by Glimcher Properties Limited Partnership, as property manager.  In accordance with the terms of your lease, copies of all future notices to Landlord should be sent to:

ATC Glimcher, LLC
c/o Glimcher Properties Limited Partnership
180 East Broad Street, 21st Floor
Columbus, Ohio 43215
Attention: General Counsel

Also, in accordance with the provisions of your lease, please send an updated Certificate of Insurance naming the Landlord (ATC Glimcher, LLC) as Holder and additional insured; as well as naming the property manager (Glimcher Properties Limited Partnership) as additional insured parties.  The Certificate of Insurance should be sent to Landlord, Attention: Risk Management, at the address above with a copy also being sent to the Property office at Ashland Town Center.

Enclosed is a copy of an IRS W-9 form certifying the Federal Tax ID number for ATC Glimcher, LLC, as well as a blank gross sales reporting form, with instructions, for future use.  Please forward these items to the appropriate personnel of your company.

If you have any questions or need any additional information, please feel free to contact the management office at (614) 621-9000.

EXHIBIT B, Form of Tenant Notice - Page 2

GLIMCHER ASHLAND VENTURE, LLC,
a Delaware limited liability company,
its Sole Equity Member

By:      GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
        a Delaware limited partnership,
        its Sole Member

By:      GLIMCHER PROPERTIES CORPORATION,
            a Delaware corporation,
            its Sole General Partner

By:_____________________
Name: Mark E. Yale
Title:   Executive Vice President,
            Chief Financial Officer and
            Treasurer

ATC GLIMCHER, LLC,
a Delaware limited liability company

By:      GLIMCHER ASHLAND VENTURE, LLC,
            a Delaware limited liability company,
            its Sole Equity Member

By:    GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
          a Delaware limited partnership,
          its Sole Member

By:    GLIMCHER PROPERTIES CORPORATION,
        a Delaware corporation,
        its Sole General Partner

By:_____________________
Name:   Mark E. Yale
            Title:     Executive Vice President,
                          Chief Financial Officer and
          Treasurer

Enclosures:	(1)	Copy of IRS Form W-9
	(2)	Blank Gross Sales Reporting Form

EXHIBIT B, Form of Tenant Notice - Page 3

Schedule A

Property

Parcel I - Fee Simple:

Lot 4 as per that certain plat entitled Glimcher Ashland Venture LLC, Ashland Town Center, Boyd County, Kentucky, Final Plat, a Re-Division of Lots 1 through 4, dated January 7, 2008 and recorded January 30, 2008 in Plat Book P55, Page 35, in the office of the Clerk of Boyd County Court, Kentucky, and being more particularly described as follows:

Being a Tract or Parcel of Land, lying and being in the City of Ashland, Boyd County, Kentucky, totally within the Ashland Towne Center boundaries and being more particularly described as follows:

Commencing for reference at an iron pin and cap found at the southwesterly corner of Glimcher Ashland Venture LLC (Ashland Town Center), a corner to the lands (either past or present) of The United Steel Workers of America, Local 1865 and in the northerly right-of-way of Central Avenue;

Thence with said right-of-way and the line of said Glimcher Ashland Venture, LLC tract, the following four (4) courses:

1)	North 57°18’04” West for a distance of 273.29 feet to an iron pin and plastic caps et this survey;
2)	North 75°09’03” West for a distance of 166.05 feet to an iron pin and plastic cap set this survey;
3)	South 76°03’14” West for a distance of 67.53 feet to an iron pin and plastic cap set this survey;
4)
Along the arc of a curve to the left having a radius of 466.61 feet for an arc distance of 177.36 feet, the chord of said arc being subtended by a long chord bearing North 88°15’20” West for a distance of 176.29 feet to an iron pin and aluminum cap set this survey, also being THE TRUE PLACE OF BEGINNING for the land herein described;

Thence continuing along said right-of-way line and the line of said Glimcher Ashland Venture, LLC tract the following nine (9) courses:

1)
Along the arc of a curve to the left having a radius of 466.61 feet for an arc distance of 28.67 feet, the chord of said arc being subtended by a long chord bearing South 79°05’51” West for a distance of 28.67 feet to an iron pin and plastic cap set this survey;

2)	South 79°06’02” West for a distance of 211.95 feet to an iron pin and plastic cap set this survey;
3)
Along the arc of a curve to the right having a radius of 2,246.38 feet for an arc distance of 80.58 feet, the chord of said arc being subtended by a long chord bearing South 80°26’15” West for a distance of 80.58 feet to a railroad spike set this survey;

4)	South 76°20’55” West for a distance of 42.86 feet to a railroad spike set this survey;

SCHEDULE A, Property - Page 1

5)	South 86°46’11” West for a distance of 85.00 feet to an iron pin and plastic cap set this survey;
6)
Along the arc of a curve to the left having a radius of 462.40 feet for an arc distance of 287.76 feet, the chord of said arc being subtended by a long chord bearing South 68°58’30” West for a distance of 283.14 feet to an iron pin and plastic cap set this survey;

7)	South 51°08’49” West for a distance of 83.34 feet to an iron pin and plastic cap set this survey;
8)	South 77°44’53” West for a distance of 66.72 feet to an iron pin and plastic cap set this survey;
9)
Along the arc of a curve to the right having a radius of 1,860.00 feet for an arc distance of 135.26 feet, the chord of said arc being subtended by a long chord bearing South 79°49’53” West for a distance of 135.23 feet to an iron pin and plastic cap set in the easterly right-of-way line of the C & O Railway Company;

Thence along the right-of-way of said C & O Railway Company the following eight (8) courses;

1)
Along the arc of a curve to the right having a radius of 1,120.92 feet for an arc distance of 405.43 feet, the chord of said arc being subtended by a long chord bearing North 58°20’31” East for a distance of 403.22 feet to an iron pin and plastic cap set this survey;

2)	North 89°06’04” West for a distance of 167.20 feet to an iron pin and cap found;
3)	North 40°26’26” East for a distance of 26.15 feet to an iron pin and cap found;
4)
Along the arc of a curve to the left having a radius of 541.67 feet for an arc distance of 635.08 feet, the chord of said arc being subtended by a long chord bearing North 6°51’09” East for a distance of 599.33 feet to an iron pin and plastic cap set this survey;

5)	North 26°44’09” West for a distance of 161.31 feet to an iron pin and plastic cap set this survey;
6)
Along the arc of a curve to the right having a radius of 3,166.31 feet for an arc distance of 550.72 feet, the chord of said arc being subtended by a long chord bearing North 21°45’11” West for a distance of 550.03 feet to an iron pin and plastic cap set this survey;

7)	North 16°46’13” West for a distance of 315.30 feet to an iron pin and plastic cap set this survey;
8)
Along the arc of a curve to the left having a radius of 975.37 feet for an arc distance of 129.33 feet, the chord of said arc being subtended by a long chord bearing North 20°34’08” West for a distance of 129.24 feet to an iron pin and plastic cap in the existing southerly right-of-way of U. S. Route No. 23 (Winchester Avenue);

Thence leaving said right-of-way of C & O Railway Company along the existing southerly right-of-way of U. S. Route No. 23 (Winchester Avenue) the following sixteen (16) courses:

1)	South 63°55’31” East for a distance of 205.45 feet to an iron pin and plastic cap set this survey;
2)	South 63°55’42” East for a distance of 383.00 feet to an iron pin and plastic cap set this survey;

SCHEDULE A, Property - Page 2

3)	South 48°29’23” East for a distance of 65.82 feet to an iron pin and plastic cap set this survey;
4)	South 56°28’05” East for a distance of 153.31 feet to an iron pin and plastic cap set this survey;
5)	South 66°39’53” East for a distance of 185.08 feet to an iron pin and plastic cap set this survey;
6)	North 42°24’39” East for a distance of 8.40 feet to an iron pin and plastic cap set this survey;
7)	South 73°30’49” East for a distance of 59.30 feet to a found concrete right-of-way monument;
8)	South 60°15’53” East for a distance of 246.68 feet to an iron pin and plastic cap set this survey;
9)	South 65°01’11” East for a distance of 50.34 feet;
10)	South 57°40’52” East for a distance of 102.36 feet;
11)	North 32°42’38” East for a distance of 5.51 feet;
12)	South 57°18’10” East for a distance of 299.00 feet;
13)	South 32°42’38” West for a distance of 5.50 feet to an iron pin and aluminum cap set this survey;
14)	South 61°52’56” East for a distance of 62.44 feet;
15)	South 32°42’38” West for a distance of 17.50 feet to an iron pin and aluminum cap set this survey;
16)	South 57°17’22” East for a distance of 112.26 feet to an iron pin and aluminum cap set this survey being in the easterly line of Lot No. 4 of said Glimcher Ashland Venture, LLC plat;

Thence leaving the existing southerly right-of-way of U. S. Route No. 23 (Winchester Avenue) along the easterly line of said Lot No. 4 the following seven (7) courses;
1)	South 32°45’16” West for a distance of 21.98 feet;
2)	North 57°17’03” West for a distance of 66.27 feet;
3)
Along the arc of a curve to the left having a radius of 180.09 feet for an arc distance of 84.31 feet, the chord of said arc being subtended by a long chord bearing South 79°08’29” East for a distance of 83.55 feet;

4)
Along the arc of a curve to the right having a radius of 345.93 feet for an arc distance of 117.16 feet, the chord of said arc being subtended by a long chord bearing South 87°32’32” East for a distance of 116.60 feet;

5)	South 32°34’39” West for a distance of 295.55 feet;
6)	South 24°18’06” West for a distance of 63.46 feet;
7)	South 13°43’03” West for a distance of 449.84 feet to the TRUE PLACE OF BEGINNING and containing 1,303,228 square feet or 29.918 acres.

Parcel II, NORTHSIDE (THEATER LEASE TRACT):

BEGINNING at an iron pin found in the northerly right-of-way line of U. S. Route 23 and being a corner to the lands of McKenzie Enterprises, Inc., (refer to Deed Book 549, Page 564), said iron pin bears North 57°05’41” West, 193.44 feet from the intersection of said northerly line of U. S. Route 23 with the westerly right-of-way line of Town Center Drive;

SCHEDULE A, Property - Page 3

Thence, with the said line of U. S. Route 23, North 57°05’41” West, 194.98 feet;

Thence, South 32°42’45” West, 1.61 feet;

Thence, North 56°07’20” West, 306.07 feet to a point in the easterly right-of-way line of Armco Road;

Thence, with said line of Armco Road, North 32°42’45” East, 296.92 feet;

Thence, South 57°07’13” East, 275.06 feet;

Thence, South 32°42’45” West, 14.70 feet;

Thence, South 57°07’13” East, 30.95 feet;

Thence, North 32°42’45” East, 14.70 feet;

Thence, South 57°07’13” East, 195.86 feet to an iron pin found, corner to aforesaid McKenzie Enterprises, Inc.;

Thence, with said line of McKenzie, South 32°52’47” West, 300.73 feet to the point of beginning containing 3.443 acres.

Parcel III, (PENNY TRACT):

Lot 2 as per that certain plat entitled Glimcher Ashland Venture LLC, Ashland Town Center, Boyd County, Kentucky, Final Plat, a Re-Division of Lots 1 through 4, dated January 7, 2008 and recorded January 30, 2008 in Plat Book P55, Page 35 in the office of the Clerk of Boyd County Court, Kentucky, and being more particularly described as follows:

Being a Tract or Parcel of Land lying and being in the City of Ashland, Boyd County, Kentucky, totally within the Ashland Town Center boundaries and being more particularly described as follows:

Beginning for reference as an iron pin and cap found at the southwesterly corner of Glimcher Ashland Venture LLC (Ashland Town Center), a corner to lands (either past or present) of  The United Steel Workers of America, Local 1865 and in the Northerly right-of-way line of Central Avenue; Thence with said right-of-way and the line of said Glimcher Ashland Venture LLC, North 57°18’04” West, 39.78 feet to an iron pin and aluminum cap set this survey, said point being the TRUE PLACE OF BEGINNING of this description;

Thence continuing with said right-of-way North 57°18’04” West, 233.51 feet to an iron pin and plastic cap set this survey;
Thence North 75°09’03” West, 166.05 feet to an iron pin and plastic cap set this survey;
Thence South 76°03’14” West, 67.53 feet to an iron pin and plastic cap set this survey;
Thence with a curve to the left having a radius of 466.61 feet, an arc length of 177.36 feet, Long Chord Bears North 88°15’20” West, 176.29 feet to an iron pin and aluminum cap set this survey;

SCHEDULE A, Property - Page 4

Thence leaving said right-of-way of Central Avenue and with a severance line through Glimcher Ashland Venture LLC, North 13°43’03” East, 449.84 feet to a ½” diameter drill hole on concrete;
Thence continuing North 24°18’06” East, 63.46 feet to a point;
Thence North 32°34’39” East, 295.55 feet to an iron pin with aluminum cap set this survey;
Thence with a curve to the left having a radius of 345.93 feet, an arc length of 117.16 feet, Long Chord Bears South 87°32’32” East, 116.60 feet to an iron pin and aluminum cap set this survey;
Thence with a curve to the right having a radius of 180.09 feet, an arc length of 84.31 feet, Long Chord Bears South 79°08’29” East, 83.55 feet to a ½” diameter drill hole on concrete;
Thence South 57°17’03” East, 66.27 feet to a ½” diameter drill hole on concrete;
Thence South 32°45’16” West, 184.77 feet to an iron pin and aluminum cap set this survey;
Thence South 57°14’44” East, 135.22 feet to an iron pin and aluminum cap set this survey;
Thence South 32°45’16” West, 126.93 feet to an iron pin and aluminum cap set this survey;
Thence South 62°10’05” East, 117.28 feet to an iron pin and aluminum cap set this survey;
Thence South 13°28’37” West, 292.33 feet to a rail spike set this survey;
Thence South 57°15’35” East, 77.60 feet to a rail spike set this survey;
Thence with a curve to the right having a radius of 75.00 feet, an arc length of 113.26 feet, Long Chord Bears South 13°59’57” East, 102.80 feet to a rail spike set this survey;
Thence South 32°08’46” West, 34.34 feet to the TRUE POINT OF BEGINNING, containing 331,403.5 square feet or 7.608 acres.

(Any reference to acreage or square footage is for informational purposes only.)

Parcel III - Easements:

Together with those rights and easements constituting rights in real property created defined and limited by that certain Declaration of Ingress, Egress and Parking Easement by Ashland Town Center, an Ohio general partnership, ATC, dated August 6, 1991 and recorded in Deed Book 549, Page 564, in the Clerk’s Office of Boyd County, Kentucky.

BEING the same property conveyed to ATC GLIMCHER, LLC, a Delaware limited liability company by Deed dated June __, 2011 of record in Deed Book ______, Page ________, in the Office of the Clerk of Boyd County, Kentucky.

SCHEDULE A, Property - Page 5

Schedule B

Exception Report

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Pursuant to the Zoning and Site Requirements Summary dated May 12, 2011 prepared by The Planning & Zoning Resource Corporation, the Property is considered legal non-conforming as a result of its failure to comply with current requirements related to setback (encroach approximately 12.4 feet into the minimum setback from Armco Road) and parking spaces (short 99 of the required 2,208 parking spaces); The Property is in compliance with current zoning ordinances as it relates to use, height, size and density.

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Existing contamination of the soil and groundwater in the area to the east of the leased premises occupied by the Tenant doing business as JCPenney's which has shown levels of TPH greater than the Kentucky DEP Cleanup Standard for TPH of 500 mg/kg due to historical rail yard operations on the Property.

SCHEDULE B, Exception Report - Solo Page

Schedule C

Unfunded Obligations

Tenant	Unfunded Obligation	Amount
Aspen Dental	Tenant Improvements	$85,895.00

SCHEDULE C, Unfunded Obligations - Solo Page

Schedule D

Rent Roll

[Copy of the Rent Roll follows this cover page.]

SCHEDULE D, Rent Roll - Cover Page

Schedule E

Material Agreements

The following Agreements are with an affiliated company:

-Management Agreement being entered into by and among Borrower, as owner, and Glimcher Properties Limited Partnership, as Manager, and Glimcher Development Corporation, as Services Provider.

-Security Contractor Service Agreement dated as of the Closing Date, between Borrower and Ohio Retail Security, LLC.

-Housekeeping Contractor Service Agreement dated as of the Closing Date, between Borrower and Mainstreet Maintenance, LLC.

SCHEDULE E, Material Agreements - Solo Page